                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        NORTHBAY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                        NORTHBAY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

                  [NORTHBAY FINANCIAL CORPORATION LETTERHEAD]



                               ___________, 1996


Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting") of Northbay Financial Corporation ("Northbay"), the holding company for Northbay Savings Bank, F.S.B. (the "Bank"), to be held at the Petaluma Plaza North Office of the Bank located at 311 North McDowell Boulevard, Petaluma, California on _________, 1996, at __:00__.m., Petaluma, California time.

     The attached Notice of Special Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Meeting. The primary purpose of the Meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger of Northbay with a wholly owned subsidiary of Bank of the West ("Bank West"). In the merger, each share of Northbay common stock outstanding at the time of the merger would be converted into the right to receive $15.75 in cash, subject to potential downward adjustment, as provided in the Merger Agreement, to a floor of $15.375. Following the merger, Northbay stockholders will no longer own any stock or have any interest in Northbay, nor will they receive, as a result of the merger, any stock of Bank West. Consummation of the merger is subject to certain conditions, including the approval of all applicable regulatory authorities and the stockholders of Northbay.

     The terms of the Merger Agreement were negotiated by the Board of Directors in light of various factors, including Northbay's and Bank West's recent operating results, current financial condition and future prospects. Kaplan Associates Inc., Northbay's financial advisor, has advised your Board of Directors that in its opinion the consideration to be received by Northbay stockholders in the merger is fair from a financial point of view.

     At the Meeting, Northbay stockholders will consider and vote upon approval of the merger. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF NORTHBAY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

     Northbay stockholders also will consider and vote upon a proposal to authorize adjournment of the Meeting, if necessary, to obtain sufficient votes for approval of the merger. If any other matters are properly brought before the Meeting, the persons named in the accompanying form of proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors. You are urged to read the accompanying Proxy Statement, which provides information regarding the merger and related matters.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the Meeting.

                                             Sincerely,



                                             Herold Mahoney
                                             Chairman of the Board
                                               and President

                         NORTHBAY FINANCIAL CORPORATION
                                1360 Redwood Way
                           Petaluma, California 94954
                                 (707) 792-7400

-------------------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 1996
-------------------------------------------------------------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Northbay Financial Corporation ("Northbay"), the holding company for Northbay Savings Bank, F.S.B. ("Northbay Savings" or the "Bank"), will be held at the Petaluma Plaza North Office of the Bank located at 311 North McDowell Boulevard, Petaluma, California, on ___________, 1996, at _____ __.m., local time.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

          1. A proposal to approve the Agreement and Plan of Merger, dated as of November 9, 1995 (the "Merger Agreement"), by and among Northbay, Bank of the West ("Bank West") and NF Acquisition Co. ("NF Acquisition"), a wholly owned subsidiary of Bank West, pursuant to which (i) Northbay will merge with NF Acquisition, with Northbay the surviving corporation to be followed by the merger of Northbay and Northbay Savings with and into Bank West, with Bank West surviving the merger, and (ii) each outstanding share of Northbay common stock would be converted into the right to receive $15.75 in cash, subject to potential downward adjustment as provided in the Merger Agreement, to a floor of $15.375, without interest, all on and subject to the terms and conditions contained in the Merger Agreement;

          2. A proposal to adjourn the Meeting to solicit additional proxies in the event there are not sufficient votes to approve the foregoing proposal; and

          3. Such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Meeting may be adjourned or postponed. Stockholders of record at the close of business on _________, 1996, are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

     Under Delaware law, holders of Northbay common stock who dissent and do not vote in favor of the merger are entitled to appraisal rights provided that they strictly comply with certain statutory procedures explained in detail in the attached proxy statement.

     You are requested to fill in and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         DONALD P. RAMATICI
                                         SECRETARY

Petaluma, California
_____________, 1996

-------------------------------------------------------------------------------

 IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE NORTHBAY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------



                               TABLE OF CONTENTS
                                                                            Page
SUMMARY ................................................................      i
 The Merger  ...........................................................      i
 Parties to the Merger  ................................................      i
 The Meeting ...........................................................     ii
 Directors' Approval and Recommendation of the Merger ..................     ii
 Opinion of Financial Advisor  .........................................    iii
 Effective Time  .......................................................    iii
 Interests of Certain Persons in the Merger ............................    iii
 Certain Federal Income Tax Consequences................................     iv
 Method of Payment/Surrender of Stock Certificates .....................     iv
 Conditions to Consummation of the Merger; Termination .................     iv
 Regulatory Approvals ..................................................      v
 Stock Option Agreement; Expense Reimbursement .........................      v
 Appraisal Rights ......................................................      v
 Accounting Treatment ..................................................      v
 Market Prices and Dividends ...........................................      v
SELECTED CONSOLIDATED FINANCIAL INFORMATION ............................     vi
SPECIAL MEETING OF STOCKHOLDERS _____________________, 199__ ...........      1
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES .......................      1
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF ........................      2
PROPOSAL I - THE MERGER ................................................      3
 General  ..............................................................      3
 Background of the Merger ..............................................      5
 Reasons for the Merger and Recommendation of the Board of Directors....      7
 Opinion of Financial Advisor ..........................................      9
 Effective Time ........................................................     13
 Interests of Certain Persons in the Merger ............................     13
 Employee Matters and Impact on Employee Benefit Plans .................     15
 Certain Federal Income Tax Consequences ...............................     16
 Surrender of Stock Certificates .......................................     17
 Regulatory Approvals ..................................................     17
 Representations and Warranties  .......................................     17
 Conditions to Consummation; Termination ...............................     17
 Business Pending Consummation .........................................     19
 Waiver  ...............................................................     19
 Stock Option Agreement ................................................     19
 Appraisal Rights ......................................................     20
 Expenses  .............................................................     22
 Accounting Treatment  .................................................     22
PROPOSAL II - APPROVAL OF ADJOURNMENT OF THE MEETING  ..................     22
MARKET PRICES AND DIVIDENDS OF NORTHBAY COMMON STOCK  ..................     23
INFORMATION REGARDING BANK OF THE WEST .................................     23
AVAILABLE INFORMATION ..................................................     24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........................     24
EXPERTS  ...............................................................     25
INDEPENDENT PUBLIC ACCOUNTANTS .........................................     25
STOCKHOLDER PROPOSALS ..................................................     25
OTHER MATTERS   ........................................................     25

APPENDIX A --  AGREEMENT AND PLAN OF MERGER.............................    A-1
APPENDIX B --  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW .....    B-1
APPENDIX C --  OPINION OF KAPLAN ASSOCIATES INC.........................    C-1
APPENDIX D --  STOCK OPTION AGREEMENT ..................................    D-1
APPENDIX E --  FORM OF PROXY............................................    E-1
APPENDIX F --  (FOR EDGAR FILING ONLY) PORTIONS OF THE ANNUAL
               REPORT TO SHAREHOLDERS...................................    F-1

                                    SUMMARY

     The following is a brief summary of certain information relating to the Merger (as hereinafter defined) contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of all material facts regarding Bank West or Northbay and the matters to be considered at the Meeting, and is qualified in all respects by the more detailed information appearing elsewhere herein and the Appendices hereto. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement and reference is made thereto for a complete description of the terms of the Merger.

THE MERGER

     The Merger Agreement, a copy of which is attached hereto as Appendix A and hereby incorporated by reference in this Proxy Statement, provides for (i) the merger of Northbay with and into an interim subsidiary of Bank West (ii) the subsequent merger of Northbay with and into Bank West with Bank West surviving the merger and (iii) immediately thereafter, the merger of Northbay Savings with Bank West (the "Merger"). Following the Merger, Northbay will cease to exist and Bank West will succeed to all of the assets and liabilities of Northbay.
For a more detailed description of the Merger, see "PROPOSAL I - THE MERGER."

     At the Effective Time (as hereinafter defined) of the Merger, each of the outstanding shares of Northbay Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $15.75 per share in cash, subject to potential downward adjustment as provided in the Merger Agreement, to a floor of $15.375, without interest (the "Merger Consideration"). As of ____________ ___, 1995, there were 2,750,522 shares of Northbay Common Stock issued and outstanding and outstanding stock options to acquire 237,183 Shares of Northbay Common Stock for an aggregate Merger Consideration on that date of approximately $47.1 million. Upon completion of the Merger, the existing stockholders of Northbay will no longer own any stock or have any interest in Northbay, nor will they receive, as a result of the Merger, any stock of Bank West.

PARTIES TO THE MERGER

     Bank of the West is a California chartered commercial banking corporation headquartered in San Francisco, California. It is the eighth largest bank in the State of California with total assets of approximately $4.3 billion and total deposits of approximately $3.5 billion at September 30, 1995. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). It is a wholly-owned indirect subsidiary of Banque Nationale de Paris ("BNP") of Paris, France.

     Bank of the West conducts a general commercial banking business, providing retail and corporate banking and trust services to individuals, institutions, businesses and governments through 99 branches and other commercial banking offices located primarily in the San Francisco Bay Area and elsewhere in Northern California. Bank of the West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans, equipment leases and deeds of trust on single family residences through a network of manufacturers, dealers, representatives and brokers in various states.

     Northbay was incorporated under the laws of the State of Delaware on October 5, 1988 for the purpose of becoming a savings and loan holding company. On April 10, 1989, Northbay acquired all of the outstanding stock of Northbay Savings issued in connection with Northbay Savings' conversion from a California chartered mutual to a California chartered stock institution.

     Prior to the acquisition of all of the outstanding stock of Northbay Savings, Northbay had no assets or liabilities and engaged in no business activities. Subsequent to the acquisition of Northbay Savings, Northbay has engaged in no significant activity other than holding the stock of Northbay Savings and operating through Northbay Savings a savings and loan business.

     Northbay Savings was organized as a federally chartered mutual savings and loan association in 1965 and converted to a California chartered mutual savings and loan association in 1972. In January, 1990, Northbay Savings amended its charter to adopt the name "Northbay Savings Bank." In January, 1990, Northbay Savings converted to a federally chartered stock savings bank with the name "Northbay Savings Bank, F.S.B." At September 30, 1995, Northbay Savings had total assets of $395.2 million, deposits of $282.9 million, and stockholders' equity of $34.7 million. Based on total assets at that date, the Bank was the second largest savings and loan institution headquartered in Sonoma County, California insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC").

     The Bank is primarily engaged in the business of attracting deposits from the general public and using those deposits, together with other funds, to originate mortgage loans for the purchase or construction of residential real estate, multi-family real estate and commercial real estate. At September 30, 1995, substantially all of the Bank's real estate loans were secured by properties located in California. To a lesser extent, the Bank also originates consumer loans and commercial business loans. The Bank has been a participant in the secondary mortgage market as both a purchaser and seller of loans. In the past, the Bank also engaged to a limited extent in real estate development activities. In March 1994, the Bank established full-service brokerage capabilities and alternative investment services within each of the Bank's branch offices pursuant to an agreement with PRIMEVEST Financial Services Inc., an independent registered broker-dealer.

     Northbay Savings conducts operations through its main office in Petaluma, California, eight full service branch offices and one loan production office, all within Sonoma County. Petaluma is located approximately 40 miles north of San Francisco.

     The executive offices of Northbay and the Bank are located at 1360 Redwood Way, Petaluma, California, and the telephone number at that address is (707) 792-7400.

THE MEETING

     PLACE, TIME AND DATE; PURPOSE. The Meeting of Stockholders will be held at ___:00 __.m., Petaluma, California time, on _____________ ___, 199__ at the
Petaluma Plaza North Office of the Bank located at 311 North McDowell Boulevard, Petaluma, California. The purpose of the Meeting is to consider and vote on a proposal to approve the Merger Agreement.

     RECORD DATE; SHARES ENTITLED TO VOTE. The presence, in person or by proxy, of the holders of at least a majority all the shares of Northbay's common stock (the "Northbay Common Stock") entitled to vote at the meeting is required for a quorum. The close of business on _______________ ___, 199___ has been fixed as the record date (the "Record Date") for the determination of persons entitled to notice of and to vote at the Meeting. As of the Record Date, there were 2,750,522 shares of Northbay Common Stock issued and outstanding and entitled to vote.

     VOTE REQUIRED. Approval of the Merger Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Northbay Common Stock entitled to be voted at the Meeting. Approval of the proposal to adjourn the Meeting to solicit additional proxies, if required, would be subject to approval by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. Stockholders who execute proxies retain the right to revoke them at any time prior to being voted at the Meeting. Northbay stockholders are entitled to one vote at the Meeting for each share of Northbay Common Stock held of record at the close of business on the Record Date. As of the Record Date, the directors and executive officers of Northbay, together with their affiliates, beneficially owned 473,175 shares of Northbay Common Stock, or 17.2% of the outstanding shares (excluding 182,082 shares subject to options, which are currently exercisable). The directors and executive officers of Northbay have granted to Bank West irrevocable proxies permitting Bank West to vote their respective Northbay shares in favor of the Merger at the Special Meeting. See "PROPOSAL I
- THE MERGER - Certain Proxies on Northbay Shares."

     If at least a majority of the votes eligible to be cast do not vote in favor of the Merger Agreement, Northbay will continue to act as a separate entity and a going concern. A failure to vote will have the same effect as a vote against approval of the Merger Agreement.

     REVOCABILITY OF PROXIES. Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of Northbay, by the filing of a later dated proxy prior to a vote being taken at the Meeting, or by attending the meeting and voting in person.

DIRECTORS' APPROVAL AND RECOMMENDATION OF THE MERGER

     At the Board of Directors meeting held on November 9, 1995, after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor, the Board of Directors unanimously approved the Merger Agreement. The Board of Directors believes that the consideration offered pursuant to the transaction is fair to the stockholders of Northbay and that approval of the transaction is in the best interests of the Northbay stockholders, and, accordingly, recommends that stockholders of Northbay vote "FOR" approval of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Northbay Board of Directors in making its recommendation, see "PROPOSAL I - THE MERGER - Background of the Merger" and "- Reasons for the Merger and Recommendation of the Board of Directors."

     Certain members of Northbay's management and Northbay's Board of Directors have certain interests in the Merger that are in addition to their interests as stockholders of Northbay generally. See "PROPOSAL I - THE MERGER - Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

     The Board of Directors of Northbay retained the firm Kaplan Associates, Inc., located in Washington, D.C. ("Kaplan"), to assist in the negotiation of
the Merger and to act as financial advisor in connection  therewith.   Kaplan
rendered to the Board of Directors of Northbay its opinion dated November 9, 1995 to the effect that the consideration offered pursuant to the Merger Agreement is fair to Northbay's stockholders from a financial point of view. In addition, Kaplan has rendered an updated opinion to similar effect as of the date of this Proxy Statement. A copy of Kaplan's updated opinion is set forth as Appendix C and should be read by stockholders in its entirety. For further information regarding the opinion of Kaplan, see "PROPOSAL I - THE MERGER - Opinion of Financial Advisor."

EFFECTIVE TIME

     The Merger will become effective at the time a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") related to the Merger is filed as provided in the Delaware General Corporation law (the "DGCL") ("Effective Time"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger Agreement, it is currently anticipated that the Merger will be consummated in the first quarter of 1996. See "PROPOSAL I - THE MERGER -- Effective Time."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The directors and executive officers of Northbay, together with their affiliates, beneficially owned as of the Record Date a total of 655,257 shares of Northbay Common Stock including 182,082 shares subject to unexercised options held by such persons. Upon the Effective Time of the Merger, the directors and executive officers will receive the same consideration for their shares as the other stockholders of Northbay. Certain members of Northbay's management and the Board of Directors have certain interests in the Merger that are in addition to their interests as stockholders of Northbay generally. As described below, the Merger will result in the cash out of stock options and severance payments under employment and severance agreements, the aggregate value of which would be approximately $5.1 million.

     Pursuant to the terms of the Merger Agreement, all validly issued and outstanding stock options under Northbay's 1988 Stock Option and Incentive Plan ("Stock Option Plan") will be converted into the right to receive $15.75 in cash less the exercise price for the shares. Executive officers and directors of Northbay currently hold options to purchase an aggregate of 182,082 shares. Under this arrangement such officers and directors will receive, net of the aggregate option exercise price, a total of approximately $2.0 million.

     Alfred A. Alys, Executive Vice President and Chief Executive Officer, Granville I. Stark and Bertha Balfour, Senior Vice Presidents, Cathy Simondi, Assistant Vice President and Greg Jahn, Vice President and Chief Financial Officers have employment or severance agreements with Northbay and/or Northbay Savings. Pursuant to the Merger Agreement, each of the above-named individuals shall be entitled to receive from Northbay Savings, at the Effective Time, payments with respect to their change of control severance payments. Pursuant to these agreements, Bank West will make payments aggregating $1.1 million. In addition, Bank West will enter into a consulting agreement and a noncompetition agreement with Mr. Alys at the Effective Time. Pursuant to these agreements, Bank West will make a $250,000 payment to Mr. Alys at the Effective Time.

     The members of the Board of Directors of Northbay have agreed pursuant to a letter agreement with Bank West to serve as a local advisory board to Bank West for an initial period of two years. The members of the Board of Directors of Northbay and Northbay Savings will enter into noncompetition agreements with Bank West upon the closing of the transactions contemplated by the Merger Agreement.

     In addition, three directors of Northbay lease properties to Northbay. Pursuant to a letter agreement, these directors have agreed to amend such leases on terms satisfactory to Bank West.

     After the Effective Time, Bank West shall, to the full extent permitted by law, indemnify all directors and officers of Northbay and its subsidiaries against all liabilities arising out of any claim based in whole or in part on the fact that such person is or was a director or officer of Northbay, if such claim pertains to any matter or fact arising, existing, or occurring on or prior to the Effective Time, subject to certain limitations specified in the Merger Agreement. See "PROPOSAL I - THE MERGER - Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     As a result of the Merger, a stockholder of Northbay will generally recognize a gain or loss for federal income tax purposes measured by the difference between the cash received pursuant to the Merger Agreement and such stockholder's adjusted tax basis in the shares of Northbay Common Stock exchanged therefor. EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. See "PROPOSAL I - THE MERGER - Certain Federal Income Tax Consequences."

METHOD OF PAYMENT/SURRENDER OF STOCK CERTIFICATES

     Promptly after consummation of the Merger, Bank West will mail instructions to each Northbay stockholder concerning the proper method of surrendering certificates formerly representing Northbay Common Stock in exchange for the Merger Consideration. DO NOT SEND STOCK CERTIFICATES AT THIS TIME. See "PROPOSAL I - THE MERGER - Surrender of Stock Certificates."

CONDITIONS TO CONSUMMATION OF THE MERGER; TERMINATION

     The respective obligations of the parties to consummate the Merger are subject to, among other things: (i) approval of the Merger Agreement by Northbay stockholders holding not less than a majority of the outstanding shares of Northbay Common Stock; (ii) receipt of all applicable regulatory approvals;
(iii) the absence of any order prohibiting consummation of the Merger; and (iv) the satisfaction or waiver of certain additional conditions. For more information on conditions precedent to consummation of the merger and the regulatory approvals required, see "PROPOSAL I - THE MERGER - Regulatory Approvals" and "- Conditions to Consummation; Termination."

     The Merger Agreement may be terminated at any time by mutual agreement of the parties. The Merger Agreement may also be terminated by either party if (i) the Office of Thrift Supervision (the "OTS") or any other governmental agency denies approval or issues a final order prohibiting the consummation of the merger; or (ii) there is a material breach of the Merger Agreement or Stock Option Agreement uncured for 30 days; or (iii) the Merger has not been consummated on or before August 31, 1996 through no fault of either party.

     The Merger Agreement may be terminated by Bank West upon written notice to Northbay if (i) a takeover proposal is communicated to Northbay by a third party other than Bank West and (a) stockholder approval is not obtained at the Meeting or (b) the Meeting does not occur prior to June 30, 1996 or (c) Northbay's Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger or Merger Agreement or recommendation of the Merger or Merger Agreement or approved or recommended any takeover proposal or (ii) the FDIC does not approve the merger of Northbay Savings into Bank West or the applicable federal statute is amended to require the payment by Bank West of an "exit" or an "entrance" fee to the applicable federal deposit insurance funds for the merger of Northbay Savings into Bank West or a governmental agency denies approval of the merger of Northbay Savings into Bank West, or (iii) a material adverse effect on Northbay has or might reasonably be expected to occur and has not been remedied in 30 days or (iv) as of the Closing Date the principal balance of Northbay deposit liabilities including, accounts accessible by negotiable orders of withdrawal, demand deposits, passbook accounts, certificates of deposits, but excluding all brokered deposits and depository accounts with balances greater than $100,000, are less than $230 million. See "PROPOSAL I - THE MERGER -- Conditions to Consummation; Termination."

REGULATORY APPROVALS

     The Merger is subject to the approval of the FDIC and the Superintendent of Banks of the State of California (the "Superintendent") and certain aspects of the Merger will require notification to, or waivers from, the Office of Thrift Supervision (the "OTS") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement.

STOCK OPTION AGREEMENT; EXPENSE REIMBURSEMENT

     As a condition and inducement to Bank West entering into the Merger Agreement, Northbay and Bank West entered into a Stock Option Agreement (the "Stock Option Agreement") whereby Northbay granted Bank West an unconditional, irrevocable option to purchase, up to 547,354 fully paid and nonassessable shares of Northbay Common Stock at a cash purchase price of $13.25 per share, upon the occurrence of certain triggering events. Such shares constitute 19.9% of the presently outstanding shares of Northbay (without giving effect to the shares issuable upon the exercise of such options). The Stock Option Agreement is intended to make it more difficult for another party to acquire Northbay, thereby increasing the likelihood that the merger will occur. In addition, under certain circumstances, if either party terminates the Merger Agreement, the non-terminating party will pay the terminating party's expenses relating to the Merger incurred up to $250,000. See "PROPOSAL I - THE MERGER -- Stock Option Agreement."

APPRAISAL RIGHTS

     Under Delaware law, holders of Northbay Common Stock who do not vote in favor of the Merger are entitled to appraisal rights provided that they strictly comply with certain statutory procedures. See "PROPOSAL I - THE MERGER -- Appraisal Rights" and Section 262 of the Delaware General Corporation Law attached as Appendix B for a more complete description of the appraisal rights.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Northbay will be recorded on the books of Bank West at their respective fair values at the time of consummation of the Merger.

MARKET PRICES AND DIVIDENDS

     The Common Stock of Northbay is listed and traded on the American Stock Exchange (AMEX) under the symbol "NBF." The closing price per share for the Northbay Common Stock as reported on the AMEX on November 9, 1995, the last full trading day prior to the announcement of the execution of the Merger Agreement, was $13.00. Northbay has paid dividends of $.44 and $.40 per common share for the fiscal years ended June 30, 1995 and 1994, respectively. On _________________ ___, 199__, there were approximately _______ stockholders of record. See "Market Prices and Dividends of Northbay Common Stock."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth certain unaudited selected consolidated financial and other data for Northbay at the dates and for the periods indicated. Information at September 30, 1995 and for the three months ended September 30, 1995 and 1994 is unaudited, but, in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair statement of the results at such date or for such periods. This information is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto which are incorporated in this Proxy Statement by reference.

                                                         At                              At June 30,
                                                   September 30,   ---------------------------------------------------------
                                                        1995           1995         1994       1993       1992       1991
                                                   --------------  ------------  ----------  ---------  ---------  ---------
                                                                                  (In Thousands)
Financial Condition:
-------------------
Assets.........................................         $395,249     $391,058     $364,713   $311,349    $295,094   $263,768
Loans receivable, net..........................          343,270      343,852      324,711    267,497     239,502    207,315
Loans held for sale............................              ---          ---          ---     10,209       9,731     15,997
Mortgage-backed securities held to maturity....            2,815        1,672        1,778      5,130       7,304      1,130
Mortgage-backed securities available
   for sale....................................           11,621        8,441        6,165      1,733       2,767      2,992
Investments/(1)/...............................           18,921       17,795       14,776     11,390      21,712     22,492
Savings accounts...............................          282,916      283,909      276,900    255,075     255,338    225,865
Advances from FHLB.............................           61,636       60,036       47,695     19,217       3,247      5,816
Other borrowing................................           11,869        9,332        3,118      3,055       4,895      3,788
Stockholders' equity...........................           34,748       34,578       33,684     31,233      28,076     24,984

                                                       Three Months Ended                      Year Ended June 30,
                                                          September 30,        ----------------------------------------------------
                                                       1995           1994       1995       1994       1993       1992       1991
                                               ------------------   --------   --------   ---------   --------   --------  --------
                                                                       (In Thousands,except per share data)
Operations:
-----------
Interest income................................        $7,087       $  6,323   $ 26,154    $ 22,914   $ 24,254   $ 26,478  $ 26,398
Interest expense...............................         4,306          2,929     14,463       9,225      9,615     13,373    15,378
                                                     ----------     --------   --------    --------   --------   --------  --------

Net interest income............................         2,781          3,394     11,691      13,689     14,639     13,105    11,020
Provision for loan losses......................           120            127        412         725        722        529       214
                                                     ----------     --------   --------    --------   --------   --------  --------

Net interest income after
 provision for loan losses.....................         2,661          3,267     11,279      12,964     13,917     12,576    10,806
Noninterest income.............................           254            196        950       1,286      1,335      1,022       996
Noninterest expense............................         2,202          2,304      9,170       9,125      8,656      7,235     6,910
                                                     ----------     --------   --------    --------   --------   --------  --------
Income before tax..............................           713          1,159      3,059       5,125      6,596      6,363     4,892
Income tax expense.............................          (267)          (447)    (1,127)     (2,067)    (2,859)    (2,876)   (2,060)
Cumulative effect of change in accounting
  standard principle for income taxes/(2)/.....           ---            ---        ---         220       ---        ---        ---

Net income.....................................        $  446       $    712   $  1,932    $  3,278   $  3,737   $  3,487  $  2,832
                                                     ----------     --------   --------    --------   --------   --------  --------
Earnings per share/(3)/
   Primary.....................................          $.15           $.24       $.67       $1.36      $1.55      $1.45  $   1.19
   Fully diluted...............................           .15           $.24       $.67       $1.35      $1.55      $1.44  $   1.18
                                                     ----------     --------   ========    ========   ========   ========  ========
Dividends declared per share...................          $.11           $.11       $.44        $.41       $.32       $.28  $    ---
                                                     ==========     ========   ========    ========   ========   ========  ========

                                           As of or For the
                                             Three Months
                                         Ended September 30,           As of or for the Year Ended June 30
                                         -------------------     -----------------------------------------------
                                           1995       1994         1995      1994      1993      1992     1991
                                         --------   --------     --------  --------  --------  --------  -------

Other Selected Data:
--------------------
Net interest rate spread..............    2.60%       3.50%        2.88%     4.14%     4.87%     4.60%     4.15%
Net yield on average
 interest-earning assets..............    2.93        3.71         3.14      4.36      5.11      4.98      4.57
Return on average assets..............    0.45        0.75         0.50      1.00      1.24      1.26      1.12
Return on average equity..............    5.11        8.40         5.64      9.95     12.47     13.05     11.94
Average equity to average
 assets ratio.........................    8.87        8.88         8.82     10.03      9.98      9.69      9.35
Dividend payout ratio/(4)/............   67.70       35.30        57.23     25.63     14.90      9.80       ---
Average interest-earning
 assets to average
 interest-bearing liabilities.........  107.31      106.46       106.52    107.37    107.25    107.55    106.70
Ratio of total operating
 expenses to total average assets.....    2.24        2.42         2.36      2.78      2.88      2.62      2.72
Ratio of nonperforming
 assets to average assets.............    1.23        0.91         0.74      1.37      0.92      0.44      0.32
Branch office.........................    8           8            8         8         7         7         6
------------------------

/(1)/ Includes certificates of deposit, overnight federal funds, income funds, U.S. Government securities and interest-bearing cash balances.

/(2)/ See note 1 of Notes to Consolidated Financial Statements contained in Northbay's Annual Report to Stockholders for the fiscal year ended June 30, 1995, which is incorporated by reference herein.

/(3)/ See note 11 of Notes to Consolidated Financial Statements contained in Northbay's Annual Report to Stockholders for the fiscal year ended June 30, 1995, which is incorporated by reference herein.

/(4)/ Aggregate cash dividends paid during the period divided by net income.

                                PROXY STATEMENT
                                      OF
                        NORTHBAY FINANCIAL CORPORATION
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 1996

     This Proxy Statement is being furnished to the stockholders of Northbay Financial Corporation ("Northbay"), a Delaware corporation and the holding company for Northbay Savings Bank, F.S.B. ("Northbay Savings" or the "Bank"), in connection with the solicitation of proxies by the Board of Directors of Northbay (the "Board of Directors") from holders of outstanding shares of common stock, par value $.10 per share, of Northbay (the "Common Stock") for use at the Special Meeting of Stockholders to be held on ________, ________, 1996 at ____ _.m., local time, at the Petaluma Plaza North Office of the Bank, located at 311 North McDowell Boulevard, Petaluma, California, and at any adjournments or postponements thereof (the "Meeting"). This Proxy Statement and the related proxy card are first being mailed to stockholders on or about _________, 1996.

     At the Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 9, 1995 (the "Merger Agreement"), by and among Northbay, Bank of the West ("Bank West"), a California banking corporation, and NF Acquisition Co. ("NF Acquisition"), a Delaware corporation and wholly owned subsidiary of Bank West, pursuant to which: (i) NF Acquisition will be merged with and into Northbay, with Northbay as the surviving corporation, followed by the merger of Northbay and Northbay Savings with and into Bank West, with Bank West as the surviving corporation (collectively, the "Merger"), and (ii) each outstanding share of Common Stock of Northbay outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive $15.75 in cash, subject to potential downward adjustment as provided in the Merger Agreement, to a floor of $15.375, without interest (the "Merger Consideration"). The Merger Agreement is included as Appendix A hereto and incorporated by reference herein. At the Meeting, stockholders also will consider and vote upon a proposal to adjourn the Meeting, if necessary, to permit further solicitation of proxies to approve the Merger proposal.

     Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of Northbay stockholders and the receipt of all requisite regulatory approvals and consents. For further information concerning the terms and conditions of the Merger, see "PROPOSAL I - THE MERGER."

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NORTHBAY OR ANY OTHER PERSON.

     All information contained in this Proxy Statement relating to Bank West, NF Acquisition and their affiliates has been supplied by Bank West for inclusion herein and has not been independently verified.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of the accompanying proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments or postponements thereof.

                       ---------------------------------

             The date of this Proxy Statement is ___________, 1996

--------------------------------------------------------------------------------
                        SPECIAL MEETING OF STOCKHOLDERS
                             ____________ __, 199
--------------------------------------------------------------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Northbay to be used at the Meeting to be held on ________________ ____, 1996 at ____:00 __.m., Petaluma, California
time, and at any adjournment or postponement thereof. The accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about ____________________ __, 1996.

     At the Meeting, stockholders will be asked to consider and vote on a proposal to approve the Merger Agreement. The Merger Agreement provides for the merger of NF Acquisition Co., a wholly-owned subsidiary of Bank West, with and into Northbay, with Northbay as the surviving company, followed by the mergers of Northbay and Northbay Savings with and into Bank West, with Bank West as the surviving corporation. Pursuant to the Merger Agreement, upon consummation of the proposed Merger, each share of Northbay Common Stock outstanding immediately prior to the Effective Time of the Merger will be canceled and converted into the right to receive $15.75 per share in cash, subject to potential downward adjustment, as provided in the Merger Agreement, to a floor of $15.375, without any interest thereon. See "PROPOSAL I - THE MERGER" and Appendix A. THE BOARD OF DIRECTORS OF NORTHBAY BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF NORTHBAY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

--------------------------------------------------------------------------------
               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
--------------------------------------------------------------------------------

     Stockholders of record as of the date of the close of business on ______________ ___, 199__ are entitled to one vote for each share then held. As of the Record Date, _________________ shares of Northbay Common Stock were issued and outstanding. At that date, such shares were held of record by approximately _______ stockholders. The presence, in person or by proxy, of at least a majority of all the outstanding shares of Northbay Common Stock entitled to vote at the meeting is necessary to constitute a quorum at the Meeting.

     The affirmative vote of the holders of at least a majority of the outstanding shares of Northbay Common Stock is required in order to approve the Merger Agreement. Therefore, a failure to return a properly executed proxy card or to vote in person at the Meeting will have the same effect as a vote against approval of the Merger Agreement. Approval of the proposal to adjourn the Meeting to solicit additional proxies requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

     Abstentions will be counted as shares present at the Meeting for purposes of determining the presence of a quorum and will have the same effect as a vote against approval of the proposals. Broker non-votes will be considered present at the Meeting for purposes of determining the presence of a quorum but will not be considered as voting at the Meeting. Broker non-votes will have the same effect as a vote against approval of the proposals.

     As of the Record Date, the directors and executive officers of Northbay and their affiliates beneficially owned a total of 473,175 shares of Northbay Common Stock, or 17.2% of the outstanding shares, excluding 182,082 shares subject to unexercised options held by such persons which cannot be voted at the Meeting. The directors and executive officers of Northbay have granted to Bank West irrevocable proxies permitting Bank West to vote their respective Northbay shares in favor of the Merger at the Special Meeting. See "PROPOSAL I - THE MERGER - Certain Proxies on Northbay Shares."

     As of the Record Date, the directors and executive officers of Bank West and their affiliates beneficially owned no outstanding shares of Northbay Common Stock. See "PROPOSAL I - THE MERGER - Stock Option Agreement" for information regarding an option to purchase up to 547,354 shares of Northbay Common Stock that was granted by Northbay to Bank West.

     Shares of Northbay Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR approval of the Merger Agreement and the proposal to adjourn the Meeting, if necessary, to solicit additional proxies. Properly executed proxies will be voted in accordance with the determination of a majority of the Board of Directors as to any other matter which may properly come before the Meeting or any adjournment or postponement thereof, however proxies voting against approval of the Merger Agreement will not be voted by the Board of Directors in favor of adjournment of the Meeting. Stockholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of Northbay, by the filing of a later dated proxy prior to a vote being taken at the Meeting, or by attending the Meeting and voting in person. A proxy will not be voted if a stockholder attends the Meeting and votes in person.

--------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Persons and groups owning in excess of five percent of Northbay's Common Stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports, management knows of no persons or groups at ______________ ___, 199__ who owned beneficially more than 5% of the outstanding shares of Northbay's Common Stock. See "PROPOSAL I - THE MERGER - Stock Option Agreement" for information regarding an option to purchase up to 547,354 shares of Northbay Common Stock that was granted by Northbay to Bank West. The table sets forth, as of the same date, certain information as to the shares of Northbay's Common Stock beneficially owned by each of the directors of Northbay, a senior vice president of Northbay and all directors and executive officers of Northbay as a group.


                Name of                       Amount and Nature of      Percent of Common
            Beneficial Owner              Beneficial Ownership/(1)(2)/  Stock Outstanding
----------------------------------------  ----------------------------  ------------------
Directors:
  Alfred A. Alys                                        115,616/(3)/           4.10%
  Victor L. DeCarli                                      90,582                3.28
  Herold Mahoney                                         90,582                3.28
  Raymond Nizibian, D.D.S.                               88,910                3.22
  Donald P. Ramatici                                     91,020                3.30
  Martin A. Stinar                                       57,616                2.09
  Eugene W. Traverso                                     11,483                0.42
Non-director Executive Officer:
  Granville I. Stark                                     37,935/(4)/           1.37
All Executive Officers and Directors as
 a Group (10 persons)                                   655,257/(5)/          22.34

/(1)/ Includes certain shares owned by businesses in which the director is an officer or major stockholder or by spouses, by immediate family members, or as a custodian or trustee for minor children, over which shares the named individual effectively exercises sole or shared voting and investment power, unless otherwise indicated. Also includes shares which directors have a right to purchase pursuant to stock options under the Stock Option Plan. Does not include 123,214 shares owned by the ESOP, over which shares the ESOP Committee, consisting of certain directors, exercises partial voting and investment power. In addition, does not include 6,985 shares owned by the Bank's Profit Sharing Plan, over which shares certain directors exercise voting and dispositive powers.

/(2)/  Includes 70,501, 8,494, 8,494, 8,494, 8,494, 8,494 and 8,494 shares which may be purchased upon the exercise of employee stock options by Messrs. Alys, Nizibian, Ramatici, Mahoney, Stinar, DeCarli and Traverso, respectively.

/(3)/ Includes 6,388 shares held by Northbay's Employee Stock Ownership Plan ("ESOP") which have been allocated to Mr. Alys.

/(4)/ Includes 1,999 shares owned directly, 2,878 shares owned through an IRA, 2,752 shares owned through his wife's IRA, 535 shares owned through Northbay's Employee Stock Purchase Plan, 3,575 shares owned by Northbay's ESOP which have been allocated to him and 26,171 shares which he has a right to purchase pursuant to the exercise of stock options under Northbay's Stock Option and Incentive Plan (the "Stock Option Plan").

/(5)/ Includes 182,082 shares which executive officers and directors as a group have a right to purchase pursuant to the exercise of stock options under Northbay's Stock Option Plan and 15,203 shares owned by Northbay's ESOP which have been allocated to executive officers, but excludes 123,214 shares owned by the ESOP over which certain directors exercise partial voting and dispositive power as members of the ESOP Committee and 6,985 shares owned by Northbay's Profit Sharing Plan over which certain directors exercise shared voting and dispositive power as trustees of such plan.

--------------------------------------------------------------------------------
                            PROPOSAL I - THE MERGER
--------------------------------------------------------------------------------

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Appendix A. Northbay stockholders are urged to read the Merger Agreement carefully.

GENERAL

     Under the terms of the Merger Agreement, at the Effective Time, NF Acquisition Co., a wholly-owned first-tier subsidiary of Bank West, will be merged with and into Northbay, with Northbay as the surviving corporation. Additionally, immediately following the Effective Time,

Northbay and Northbay Savings will be merged with and into Bank West, with Bank West as the surviving corporation. As a result of the Merger, Northbay will cease to exist as a separate entity and Bank West will succeed to all of the assets and liabilities of Northbay. Upon completion of the Merger, stockholders of Northbay will no longer own any stock in Northbay and will not, as a result of the Merger, own any Bank West common stock.

     Bank West may elect to modify the structure of the mergers, provided, however, that Bank West shall not have the right to make any revision to the structure of the transaction that would (a) materially and adversely affect the timing of the consummation of the transactions contemplated herein or (b) adversely affect the tax effect or economic benefits of the Merger to the holders of Northbay Common Stock.

     At the Effective Time, each of the shares of Northbay Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $15.75 per share in cash, subject to potential downward adjustment as provided in the Merger Agreement, to a floor of $15.375, without any interest thereon. The Merger Consideration shall be adjusted downward if, at the Effective Time, Northbay Net Worth shall be less than the Net Worth Floor (as such term is defined below), by an amount equal to the product of (i) the dollar amount by which Northbay Net Worth at such time is less than such amount and (ii) 1.125, divided by 2,987,705. Notwithstanding the foregoing provisions, in no event shall the Merger Consideration be adjusted downward to less than U.S.$15.375 per share of Northbay Common Stock.

     The "Net Worth Floor" is defined in the Merger Agreement as follows:
$35,000,000 in the event the closing of the Merger (the "Closing") occurs on or after April 30, 1996; $34,850,000 in the event the Closing occurs between March 31, 1996 and April 29, 1996 (dates inclusive); $34,700,000 in the event the Closing occurs between February 29, 1996 and March 30, 1996 (dates inclusive); $34,550,000 in the event the Closing occurs between January 31, 1996 and February 28, 1996 (dates inclusive); and $34,400,000 in the event the Closing occurs between December 31, 1995 and January 30, 1996 (dates inclusive).

     If prior to the Effective time, Northbay shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Northbay Common Stock, or declare a dividend, or make a distribution, on Northbay Common Stock in any security convertible into Northbay Common Stock, appropriate adjustment will be made to the Merger Consideration to reflect the change in the capital stock of Northbay as a result thereof. If at the Effective Time, Northbay shall have outstanding more shares of Northbay Common Stock than are contemplated to be outstanding or subject to option pursuant to Northbay's representation and warranty in the Merger Agreement, then, the Merger Consideration shall be adjusted downward so as to reflect the total number of shares of Northbay Common Stock outstanding over the amount contemplated pursuant to Northbay's representation and warranty in the Merger Agreement.

     As of the Record Date, there were 2,750,522 shares of Northbay Common Stock issued and outstanding and outstanding stock options to acquire 237,183 shares of Northbay Common Stock for an aggregate Merger Consideration on that date of approximately $47.1 million. Within 10 days after the Effective Time, Bank West will mail to holders of record of Northbay Common Stock a letter of transmittal and instructions for surrendering certificates evidencing Northbay Common Stock. Upon delivery to the paying agent to be designated in such letter of transmittal and instructions of a properly executed letter of transmittal and such certificates, a stockholder will receive a check for the shares of Northbay Common Stock represented by the certificates and the certificates so surrendered will be canceled. No interest will be paid or accrued on the cash amount to which the stockholder became entitled at the Effective Time. DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

     Delaware law provides for certain appraisal rights to the holders of Northbay Common Stock in connection with the Merger. See "-- Appraisal Rights" for more information.

BACKGROUND OF THE MERGER

     On August 10, 1994, Northbay engaged Kaplan Associates, Inc. ("Kaplan") to provide financial advisory services to Northbay in connection with the desire of Northbay's Board and management to enhance shareholder value. At Northbay's request, Kaplan initiated a process of exploring various strategic options available to Northbay for enhancement of shareholder value, including implementation of certain earnings improvement objectives, initiation of common stock repurchases, acquiring or merging with other financial institutions, purchasing branch offices and deposits of other institutions, and pursuing a sale of the company. During October and November 1994, Kaplan presented analyses to Northbay management that evaluated the potential benefits related to these options.

     At the November 16, 1994 regular monthly meeting of the Northbay Board, Kaplan presented its analysis of Northbay's ability to deliver value to its shareholders through various alternatives. Kaplan discussed the range of future values that could be provided through remaining independent using varying assumptions regarding expansion and earnings growth and utilizing certain assumptions regarding trading price multiples relative to earnings per share and tangible book value. In addition, the potential benefits of certain branch purchases and an acquisition of another thrift institution along with other earnings enhancement strategies were reviewed in detail and compared with a possible sale of Northbay as a means of enhancing shareholder value. The likely values achievable from a sale of Northbay were based, in part, on Northbay's financial performance trends and outlook, the increased trading price level of Northbay Common Stock reflecting acquisition speculation to some extent, acquisition values for comparable institutions headquartered in California and other Western states, and the probable interest of other parties in acquiring Northbay's retail banking franchise. The Northbay Board further discussed with its advisors the increasingly competitive banking environment in which Northbay operated, the increased competition arising from non-banking entities, and the presence in Northbay's immediate and adjacent markets of significantly larger financial institutions seeking to expand through acquisitions.

     After a thorough review of this analysis and previous analyses of other methods of enhancing shareholder value, the Northbay Board determined that the possible sale of Northbay might be the approach that was in the best interest of Northbay and its shareholders. Accordingly, in order for the Northbay Board to fully assess the strategic alternatives available to enhance shareholder value and consistent with its view as to its fiduciary responsibilities to shareholders, the Northbay Board authorized management and Kaplan, in consultation with legal counsel, to seek solicitations of interest from other parties regarding a possible acquisition of Northbay.

     Kaplan, in consultation with the Northbay Board and management, developed a list of twenty-four financial institutions that were considered to be potentially interested in a possible acquisition of Northbay and capable of effecting such a transaction. At the direction of the Northbay Board,

Kaplan contacted these twenty-four institutions during January and February 1995 to determine whether they would be interested in considering the acquisition of Northbay. Of these parties, seven institutions executed confidentiality agreements with Northbay and received a detailed information memorandum concerning Northbay's operations. These seven institutions each were also invited to submit a written preliminary indication of interest, including a proposed acquisition price. Three written preliminary indications of interest were received with two being submitted on March 3, 1995 and one on March 13, 1995. The lowest indication of value set forth a proposed acquisition price of $14.00 per share. A second indication of value set forth a range of $15.00 to $16.00 per share, while a third indication of value expressed an imputed value of $15.73 per share.

     The two institutions that submitted the highest written indications of interest were invited to conduct limited due diligence reviews of Northbay. The third institution elected not to proceed further after being informed that, because its indication of interest was positioned below all others, due diligence privileges would be extended only if a higher indication of value was being contemplated. At the conclusion of this due diligence process in April 1995, each of the remaining two institutions was given an opportunity to submit a revised indication of interest. Both of the written revised indications were received on April 21, 1995. One institution presented a lower revised indication of value at $15.06 per share as compared to its preliminary indication, and the other institution narrowed its range to reflect a revised indication of value at $15.50 per share. Each institution's written revised indication included a provision that any negotiations to effect a definitive merger agreement would be conducted on an exclusive basis between Northbay and the acquiring party and would prohibit Northbay from soliciting further other acquisition proposals.

     The Northbay Board instructed Kaplan to evaluate the two revised indications, based primarily on the value and form of consideration since the lower proposal constituted a combination of cash and stock in the acquiring institution and the higher proposal represented cash entirely. Kaplan presented to the Northbay Board on April 26, 1995 detailed information concerning the valuation terms and capital gains tax-related consequences of each offer proposal along with, where applicable, financial condition data, operating performance trends, historical stock price movement and current dividend policy. Kaplan advised the Northbay Board that the values of consideration indicated by both proposals were consistent with the range of Northbay's fundamental acquisition value. However, because of the differing forms of consideration represented by each proposal, Kaplan concluded that each institution should be given the opportunity to submit "best and final" indications of interest.

     The two institutions were subsequently informed that the Northbay Board had determined that the two remaining indications of interest were extremely close to one another and that, therefore, it was in the best interests of Northbay and its shareholders to offer each institution a final opportunity to revise its proposal to acquire Northbay. The institution that previously submitted the indication of value at $15.06 per share responded that it was not prepared to revise its proposal. Bank West, which was the institution that previously submitted the indication of value at $15.50 per share, disclosed in ensuing discussions that it was willing to make an upward price revision to its most recent written proposal, subject to the negotiation of other transaction terms and conditions. At this point, Northbay indicated to Bank West that the Northbay Board had determined to commence negotiations on an exclusive basis with Bank West toward reaching a definitive merger agreement. In addition, Bank West would be allowed to continue its due diligence investigation of Northbay. On May 3, 1995, Northbay and Bank West entered into a written agreement providing for the exclusive negotiation of terms and conditions relating to a possible acquisition of Northbay. Among other stipulations, this agreement of exclusivity was subject to termination by May 31, 1995 should a definitive merger agreement for such transaction not be entered into by both parties before such date.

     After several weeks of negotiating and exchanging draft definitive agreements, Northbay and Bank West were unable to reach a mutually satisfactory definitive agreement before the exclusivity termination date of May 31, 1995. During the course of such negotiations, Bank West expressed a possible willingness to enter into a transaction with Northbay with potentially greater value than the Merger, subject, however to negotiation of an agreement containing various conditions and provisions which could have reduced, pursuant to a formula, the purchase price per share for each dollar by which the net worth of Northbay at closing was less than a pre-determined amount (without limit on the amount by which the formula would reduce the purchase price) and which would have given Bank West the right to terminate the proposed transaction in certain events, including the occurrence of circumstances where the net financial effect on Northbay of changes in the future premiums and assessments of the FDIC would have exceeded certain levels. In addition, under the proposals then under discussion, Northbay could have been responsible for payment of Bank West's out-of-pocket expenses plus a termination fee upon termination of the transaction by Bank West under certain circumstances. Northbay's financial advisor and board of directors concluded that it would not be in the best interest of Northbay and its stockholders to enter into a transaction on the basis then under discussion taking into account the uncertainty regarding the value of such a transaction, the risks that the transaction might not close and the termination fee and expenses which would be payable by Northbay under certain circumstances. As a result, Northbay and Bank West discontinued negotiations in June 1995. The two other institutions that had earlier submitted written indications of interest were informed in June 1995 that the solicitation process for interest in Northbay had been extended. One of these institutions had recently announced a pending acquisition of a large financial institution and, therefore, indicated to Northbay that its interest in pursuing such an acquisition of Northbay was deferred indefinitely. The second institution, which previously did not perform a due diligence review of Northbay, confirmed its continuing interest and was invited to conduct such a due diligence review in July 1995. In August 1995, this institution indicated in final discussions that it was not prepared to revise its indication significantly from its initial proposal.

     Following these events, Northbay elected to explore more intensively the feasibility of branch office and whole institution acquisitions as strategies to enhance shareholder value. Preliminary discussions to acquire another financial institution did not lead to serious negotiations. In August 1995, Northbay submitted a written offer to purchase four branch offices and related deposits situated in Sonoma County. These branches were being marketed for sale by an out-of-state institution with limited operations in the local area. Northbay did not emerge as the winning bidder for these branch offices, which are being acquired by a much larger institution. During this period, Northbay also considered the possible purchase of two branch offices from a local institution. However, the branches were subsequently withdrawn from the sale marketing process by the potential seller.

     Bank West re-contacted Kaplan in October 1995 to indicate its continuing interest in a possible acquisition transaction with Northbay. The Northbay Board authorized Kaplan to resume discussions with Bank West and the other institution previously submitting the next highest written indication of value. Bank West and the second institution were informed of the improved performance trends and operating outlook at Northbay. The latter institution responded that, primarily because of its pending acquisition, it was not prepared to promptly commence a re-evaluation of its indication of value regarding Northbay. However, Bank West affirmed its interest and indicated that its final indication of value was $15.75 per share, payable in cash. On October

17, 1995, Northbay and Bank West entered into a new exclusivity agreement for the negotiation of a definitive merger agreement between the two companies.

     After further negotiations between the parties, the Northbay Board determined, in reliance upon advice from Kaplan and legal counsel, to accept the proposal submitted by Bank West and reached mutual agreement with Bank West upon the terms and conditions pursuant to such transaction. The Northbay Board met at a specially convened meeting on November 9, 1995 to review the Merger Agreement. Representatives of Kaplan attended the meeting and presented to the Northbay Board its analysis of the financial terms of the proposed transaction and the ability of Bank West to consummate such an acquisition. Kaplan also informed the Northbay Board of its opinion that the proposed purchase price of $15.75 per share was fair, from a financial point of view, to the holders of Northbay Common Stock. Legal counsel reviewed the Merger Agreement with the Northbay Board and responded to various questions.

     Following these presentations and after discussion, the Northbay Board unanimously voted to approve and executed the Merger Agreement. The Merger Agreement was approved by the Bank West Board on the same date. After the close of business of November 9, 1995, the Merger Agreement was announced publicly through the issuance of a press release.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Northbay's Board of Directors believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Bank West and Northbay, are fair and in the best interests of Northbay and its stockholders. In the course of reaching its determination, the Northbay Board of Directors consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the Merger Agreement, Northbay's Board of Directors considered all factors it deemed material, including the following:

     (a) The Northbay Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Northbay. In this regard, the Northbay Board analyzed the options of selling Northbay or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Northbay shares on a stand-alone basis under business strategies which could be reasonably implemented by Northbay.

     (b) The Northbay Board considered the written opinion of Kaplan that, as of November 9, 1995, the Merger Consideration to be received by holders of Northbay Common Stock pursuant to the Merger Agreement was fair to Northbay stockholders from a financial point of view. See "-- Opinion of Financial Advisor."

     (c) The Northbay Board considered the current operating environment, including but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, the issues pertaining to the BIF/SAIF deposit insurance premium differential, federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the Northbay Board at its regular Board meetings and was also discussed between Northbay's Board and Northbay's various advisors.

     (d) The Northbay Board considered the other terms of the Merger Agreement, including the taxable nature of the Merger Consideration.

     (e) The Northbay Board considered the detailed financial analyses, pro forma and other information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Northbay as well as the Board's own knowledge of Northbay, Bank West and their respective businesses. In this regard, the latest financial and other information regarding Northbay was analyzed, including a comparison of Northbay's current and anticipated future operating results to publicly-available financial and other information for other similar savings institutions.

     (f) The Northbay Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analyses, Bank West's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the Merger on Bank West. See "-- Regulatory Approvals."

     (g) The Northbay Board considered the ability of Bank West to pay the aggregate Merger Consideration. Northbay's Board reviewed Bank West's liquidity and capital position in evaluating the ability of Bank West to pay the aggregate Merger Consideration.

     (h) The Northbay Board considered the fact that the Merger Agreement prohibits Northbay from initiating, soliciting, or encouraging discussions with third parties relating to alternative transactions and that the Stock Option Agreement grants Bank West an option to purchase up to 547,354 shares of Northbay Common Stock at a purchase price of $13.25 per share upon the occurrence of certain triggering events, and the fact that Bank West required such provisions as a condition to entering into the Merger Agreement.


     The foregoing discussion of the information and factors considered by the Northbay Board is not intended to be exhaustive, but constitutes the material factors considered by the Northbay Board. In reaching its determination to approve and recommend the Merger Agreement, the Northbay Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Kaplan referred to above, the Northbay Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Northbay and its stockholders.

     FOR THE REASONS SET FORTH ABOVE, THE NORTHBAY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF NORTHBAY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF NORTHBAY VOTE FOR
                                                                           ---
THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     Pursuant to the terms of an engagement letter dated as of August 10, 1994, Northbay retained Kaplan as its financial advisor to generally advise the Northbay Board on financial and strategic matters relating to the enhancement of shareholder value, including the possible sale of Northbay and such other matters as requested by the Northbay Board. Kaplan is a nationally recognized financial advisory and consulting firm that specializes in the thrift, banking and mortgage industries. Kaplan is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements, recapitalizations and valuations for corporate, estate and other purposes. The Northbay Board selected Kaplan to serve as its financial advisor based upon Kaplan's qualifications, experience and reputation, as well as Kaplan's familiarity with Northbay's business and market area. There were no limitations imposed by Northbay on the scope of Kaplan's investigation or on the procedures followed by Kaplan in rendering its opinion.

     Northbay paid Kaplan a general advisory fee of $25,000 upon the execution of the above-referenced engagement letter, and an installment progress fee of $25,000 upon the determination by the Northbay Board to solicit interest from other parties in a possible acquisition of Northbay. Following the delivery of Kaplan's fairness opinion in conjunction with Northbay's execution of the Merger Agreement, Northbay paid Kaplan a specific advisory fee of $100,000. In addition, upon the closing date of the Merger, Northbay will pay Kaplan a contingent transaction fee of approximately $263,000. Northbay also has agreed to indemnify Kaplan against certain liabilities, including liabilities under the federal securities laws, and to reimburse Kaplan for certain out-of-pocket expenses in connection with its services as financial advisor with respect to the Merger.

     Representatives of Kaplan attended the special meeting of the Northbay Board held on November 9, 1995 at which the Northbay Board considered and approved the Merger Agreement. At this meeting, Kaplan rendered its written opinion to the Northbay Board that, as of such date, the Merger Consideration to be received for each share of Northbay Common Stock was fair to the stockholders of Northbay from a financial point of view. Kaplan's opinion was reconfirmed in writing as of the date of this Proxy Statement.

     THE FULL TEXT OF KAPLAN'S WRITTEN OPINION AS OF THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KAPLAN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THIS OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION RENDERED ON NOVEMBER 9, 1995, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT. KAPLAN'S OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NORTHBAY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE NORTHBAY SPECIAL MEETING OR AS TO ANY OTHER MATTER. THE SUMMARY OF THE OPINION OF KAPLAN SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinions, Kaplan reviewed and analyzed material bearing upon the financial condition and operating performance of Northbay and Bank West and material prepared in connection with the Merger, including, among other things: (a) the Merger Agreement; (b) this Proxy Statement; (c) certain publicly available business and financial information filed with regulatory agencies by Northbay and by Bank West; (d) certain other publicly available financial data and other information concerning Northbay and the trading market for Northbay Common Stock; (e) certain other internal information, including projections for Northbay prepared by the management of Northbay and furnished to Kaplan for purposes of its analysis; and (f) publicly available information concerning certain other thrifts and banks, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions that Kaplan believed relevant to its inquiry. Kaplan also met with certain officers and representatives of Northbay and Bank West to discuss the foregoing as well as other matters that Kaplan believed relevant to its inquiry. Kaplan also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the thrift and banking industries generally. Kaplan's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Kaplan through the date thereof.

     In conducting its review and arriving at its opinions, Kaplan relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Kaplan has relied upon the management of Northbay as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to Kaplan, and assumed that such forecasts reflected the best currently available estimates and judgments of such Northbay management and that such forecasts would be realized in the amounts and time periods estimated by Northbay management. Kaplan also assumed, without independent verification, that the aggregate allowances for loan losses for Northbay and Bank West are adequate to cover such losses. Kaplan did not make or obtain any evaluations or appraisals of the assets or liabilities of Northbay.

     In connection with rendering its opinions to the Northbay Board, Kaplan performed a variety of financial analyses, including those that are summarized below. The summary of the analyses performed by Kaplan in this regard as set forth herein does not purport to be a complete description of such analyses. Kaplan believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

     In performing its analyses, Kaplan made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Northbay or Bank West. Such analyses were prepared solely as part of Kaplan's analysis of the fairness of the Merger Consideration to Northbay stockholders. No company or transaction utilized in Kaplan's analyses was identical to Northbay or Bank West or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. Any estimates contained in Kaplan's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Furthermore, as described previously, Kaplan's opinion is just one of many factors taken into consideration by the Northbay Board.

     The following is a brief summary of the analyses performed by Kaplan in connection with its opinions:

     Comparable Company Analysis. In rendering its opinion, Kaplan examined the operating performance of Northbay in comparison to publicly traded thrift institutions that Kaplan deemed to be comparable to Northbay. This group of companies comprised 26 publicly traded thrift institutions based in the state of California ("Comparable Companies"). Kaplan analyzed the relative performance and outlook for Northbay by comparing certain financial performance and trading market information of Northbay with the Comparable Companies. Kaplan compared Northbay with the Comparable Companies based on selected operating fundamentals, including profitability, capital adequacy and asset quality. Using the latest available financial data as of or for the twelve months ended September 30, 1995 and market price data as of November 3, 1995, the median market price to latest twelve months earnings per share was 17.4x for the Comparable Companies and 22.8x for Northbay. The median price to stated book value was 89.8% for the Comparable Companies and 102.9% for Northbay. The median price to stated tangible book value was 90.9% for the Comparable Companies and 103.1% for Northbay. The implied trading market values for Northbay derived from such comparable company analysis utilizing the resulting valuation ratio medians ranged from approximately $9.94 to $11.48 per share. Based on financial data for Northbay as of September 30, 1995, the Merger Consideration of $15.75 per share represented 124.7% of Northbay's stated book value, 125.0% of Northbay's stated tangible book value and a multiple of 27.6x relative to Northbay's latest twelve months earnings per share.

     At September 30, 1995, the median equity to assets ratio was 6.23% for the Comparable Companies and 8.79% for Northbay. The median tangible equity to assets ratio was 6.07% for the Comparable Companies and 8.78% for Northbay. The median latest twelve months return on average assets was 0.29% for the Comparable Companies and 0.43% for Northbay. The median return on average equity was 4.10% for the Comparable Companies and 4.83% for Northbay.

     Comparable Transaction Analysis. Kaplan performed an analysis of certain comparable California financial institution acquisition transactions based upon the acquisition price relative to stated book value, stated tangible book value, latest twelve months earnings per share and the premium over tangible book value in relation to core deposits. The analysis included a review and comparison of the median offer premiums represented by a group of 22 pending and completed acquisitions of California thrifts and banks that were announced since January 1, 1995. The analysis yielded the following acquisition premium medians: (i) a median premium to book value of 129.3%, compared to 124.7% for the Bank West offer to acquire Northbay; (ii) a median premium to tangible book value of 132.1%, compared to 125.0% for the Bank West offer; (iii) a median multiple to latest twelve months earnings of 15.6x, compared to 27.6x for the Bank West offer; and (iv) a median core deposit premium of 4.02% in relation to tangible book value, compared to 4.45% for the Bank West offer.

     Discounted Cash Flow Analysis. Kaplan prepared a discounted cash flow analysis that indicated theoretical present values for Northbay based on a range of terminal price-to-earnings multiples between 7.0x and 16.0x and discount rates from 12.0% to 15.0%. The range of values was based upon future dividend estimates, varying assumptions regarding common stock repurchases, internally projected earnings for the next three years and constant growth of 5.0% or 10.0% over the succeeding two years. Assuming a terminal price-to-earnings multiple of 15.0x, earnings growth of 5.0% in the outlying years, and no repurchases of common stock produces a theoretical present value of $14.50 per share. The results of the present value sensitivity analysis indicated a range of theoretical values for Northbay from $7.71 per share to $18.27 per share.

     Kaplan also prepared a discounted cash flow analysis based upon a range of terminal price-to-book ratios between 70.0% and 160% and discount rates from 12.0% to 15.0%. Assuming a terminal price-to-book ratio multiple of 130.0%, earnings growth of 5.0% in the outlying years, and no common stock purchases produces a theoretical present value of $14.14 per share. The results of the present value sensitivity analysis indicated a range of theoretical values for Northbay from $8.42 per share to $17.71 per share. Kaplan compared these values to the Merger Consideration offered to Northbay stockholders in the Merger.

     Impact Analysis. Kaplan analyzed the relative contribution of Northbay to certain balance sheet and income statement items, including total assets, deposits and net income, of the combined company on a pro forma basis. In addition, Kaplan considered the impact of the Merger on the financial condition of the combined company, based on certain estimates by Kaplan and the management of Northbay, as well as evaluation of other financial data available at the time performed.

     Stock Performance Analysis. Pursuant to the Agreement, the Merger Consideration will consist of the right to receive $15.75 in cash for each share of Northbay Common Stock, subject to certain adjustments and limitations as set forth in the Agreement. Kaplan examined the trading history of Northbay Common Stock from January 1, 1990 through November 9, 1995. Kaplan also reviewed closing prices for Northbay Common Stock from January 1, 1995 to November 9, 1995. During such recent period, the daily closing price of Northbay Common Stock ranged from a low of $12.625 per share to a high of $15.00 per share. Prior to the announcement of the Merger, the closing price for Northbay Common Stock was $13.00 per share as of November 9, 1995.


EFFECTIVE TIME

     As soon as practicable on the "Closing Date" (described hereinbelow), a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") with the Secretary of State of the State of Delaware. Unless Bank West shall specify differently, the Certificate of Merger shall be effective at 12:01 a.m., California time, on the calendar day following the Closing Date. The Closing will take place at 10:00 a.m., California time, on the first Business Day (which is defined as other than a Saturday or Sunday or day on which commercial banks in the State of California are authorized or required by law to be closed) which is the last Business Day of the month following the satisfaction or waiver of all conditions required by the Merger Agreement (the "Closing Date"), unless another time, date or place is agreed to in writing by the parties hereto. However, in the event that the Closing does not occur on or before 11:59 p.m. June 30, 1996, then the Closing shall take place within ten days after the satisfaction of the conditions referred to above. Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger Agreement, it is currently anticipated that the

Merger will be consummated in the first quarter of 1996. Either Northbay or Bank West may terminate the Merger Agreement if the Merger is not consummated by August 31, 1996 or for certain other reasons specified in the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The directors and executive officers of Northbay together with their affiliates, beneficially owned a total of 473,175 shares of Northbay Common Stock (representing 17.2% of all outstanding shares of Northbay Common Stock) on ___________ ___, 199___. In addition, such individuals were awarded 182,082 options granted pursuant to the Stock Option Plan, which have exercise prices
ranging between $3.99 and $12.41 per share.   The directors and executive
officers will receive the same consideration for their shares, including any shares which they may acquire prior to the Effective Time pursuant to the exercise or ownership of such options, as the other stockholders of Northbay. Certain members of Northbay's management and the Board of Directors have certain interests in the Merger that are in addition to their interest as stockholders of Northbay generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     EMPLOYMENT AGREEMENTS. Alfred A. Alys, Executive Vice President and Chief Executive Office, Granville I. Stark, Senior Vice President, Bertha Balfour, Senior Vice President, Cathy Simondi, Assistant Vice President and Greg Jahn, Vice President and Chief Financial Officers have employment or severance agreements with Northbay and/or Northbay Savings. Pursuant to the Merger Agreement, each of the above-named individuals shall be entitled to receive from Northbay or Northbay Savings, at the Effective Time, payments with respect to their change of control severance payments. Pursuant to these agreements, Bank West will make payments aggregating $1.1 million as follows: to Mr. Alys of approximately $317,000; to Mr. Stark of $294,000; to Mrs. Balfour of $196,000; to Ms. Simondi of $60,000; and to Mr. Jahn of $235,000. Mr. Alys also has a Salary Continuation Agreement with Northbay. The agreement provides for payments to be made to Mr. Alys for ten years beginning in the first year of his retirement. Pursuant to the Merger Agreement, Northbay may establish and fund a trust to make payments to Mr. Alys under the Salary Continuation Agreement. In addition, Bank West will enter into a consulting agreement and a noncompetition agreement with Mr. Alys at the Effective Time. Pursuant to these agreements, Bank West will make a $250,000 payment to Mr. Alys at the Effective Time.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION. For a period of six years following the Effective Time (or the period of the applicable statute of limitations, if longer), all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Northbay and its subsidiaries as provided in their respective certificate or articles of incorporation or by-laws or otherwise shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such indemnified persons. Bank West has also agreed, subject to certain conditions, to maintain for a period of six years from the Effective Time Northbay's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of Northbay or its subsidiaries on the date of the Merger Agreement.

     LOCAL ADVISORY BOARD. Bank West has agreed to have members of the Board of Directors of Northbay serve as a local advisory board to Bank West for a period of time following the closing of the transactions contemplated by the Merger Agreement. The purpose of the advisory board will be to provide advice and consultation to Bank West's management and to assist in the successful implementation of the business combination. The advisory board will have an initial term of two years, which can be renewed by agreement between Bank West and such board on terms to be agreed upon prior to the expiration of the initial term. During the first six months of the initial term, the advisory board will hold regular meetings once per month. Thereafter, during the remaining 18 months of the initial term, advisory board meetings will be held on a quarterly basis. Each member of the advisory board will be paid a retainer in the amount of $1,000 per month for the first six months of the initial term and $2,000 per quarter thereafter for the remaining 18 months of the initial term. No separate fees will be paid for attendance at any meetings of the advisory board. In addition, for a period of two years following the Closing, Bank West will provide monthly payments in respect of the health insurance premiums for medical, dental and vision care coverage for each of the directors of Northbay (and their spouses), not to exceed $3,000 in the aggregate for all directors and their spouses. At the end of such two-year period, the Northbay directors and their spouses will each be entitled to participate, at their own expense for life, in the group health plan of Bank West.

     DIRECTORS' NONCOMPETITION AGREEMENT. At the Effective Time, except as a director, officer or employee of Bank West or any subsidiary thereof, the directors agree that, without the prior written consent of Bank West, they will not at any time within the Noncompetition Period (as defined below), directly or indirectly, within Sonoma, Napa or Marin Counties (the "Counties") in the State of California, whether or not for compensation, engage in, or have any material interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder holding, directly or indirectly, 5% or more of the voting securities thereof, partner, consultant, adviser, holder of any substantial beneficial ownership interest or otherwise) that engages in any banking activity within any of the Counties which is the same as, similar to, or competitive with any activity now engaged in by Northbay or Northbay Savings or any banking activity which will be engaged in by Bank West or its subsidiaries as long as Northbay, Bank West, or any transferee of all or substantially all of the assets of Bank West, Northbay or their subsidiaries or any other successor thereof shall engage in such activity, except that nothing herein shall prohibit any of the directors from providing professional services, such as legal or accounting advice, to clients. The "Noncompetition Period" shall mean, as to each director, the period beginning immediately following the Effective Time and ending two (2) calendar years thereafter (the "Expiration Date"), provided however, that, as to each director who serves on the advisory board described above, the Noncompetition Period shall expire on the later of (i) the Expiration Date and (ii) one (1) year following the date such director ceases to be a member of the advisory board.

     LEASE AGREEMENTS. Directors Victor DeCarli, Herold Mahoney and Donald P. Ramatici, and certain members of their immediate family, lease properties to Northbay. The leases will be assumed by Bank West as part of the Merger. Pursuant to a letter agreement, these directors have agreed to amend such leases so that (i) the premises shall be used and occupied only for savings and loan, bank or other financial institution purposes, or for office, retail or administrative purposes, or for any other lawful purpose, and for no other purpose or purposes without the prior express written consent of lessor, and
(ii) the premises shall not be deemed vacated or abandoned if lessee continues to pay rent.

     1988 STOCK OPTION AND INCENTIVE PLAN. In 1988, Northbay adopted the Stock Option Plan. Under the Stock Option Plan, options to purchase 237,183 shares of Northbay Common Stock have been issued to directors, officers and key employees of Northbay. Pursuant to the Merger Agreement, Northbay is required to provide for the cancellation of all outstanding options upon the Effective Time, in exchange for a cash payment equal to the Merger Consideration per share over the exercise price per share for all options outstanding, whether or not then exercisable. Executive officers and directors currently hold options to purchase an aggregate of 182,082 shares. Under this arrangement, such officers and directors will receive, net of the option exercise price per share, a total of approximately $2.0 million.

EMPLOYEE MATTERS AND IMPACT ON EMPLOYEE BENEFIT PLANS

     Pursuant to the Merger Agreement, Bank West will pay employees of Northbay who are retained following completion of the Merger at their base salaries in effect at the Closing Date. Bank West has no obligation to retain any employee or to refrain from reassigning any employee as Bank West shall determine is necessary or appropriate. Employees of Northbay who are retained by Bank West will participate in the employee benefit, welfare and related plans and programs of Bank West and will (i) receive past service credit for their employment with Northbay and (ii) not be subject to any waiting period or preexisting condition exclusion in connection with medical, dental, life and disability coverage and receiving full credit for their prior copayments and deductibles.

     Northbay will terminate all stock plans other than the Employee Stock Ownership Plan (the "ESOP") at the Effective Time and delete as of the Effective Time any provision in any benefit plan that provides for the issuance, transfer or grant of Northbay Common Stock to ensure that as of the Effective Time no holder of a stock option or any participant in any benefit plan shall have the right to acquire any capital stock of either Northbay or Bank West. In addition, the 401(k) and profit sharing plan may be terminated prior to the Effective Time and the account balances distributed to participants or beneficiaries, with the right of tax free rollover, to the extent permitted by law, to an individual retirement account or another tax-qualified plan that accepts such a rollover, at the election of the distributee.

     Northbay adopted an ESOP in 1988 for the benefit of its employees. At September 30, 1995, the ESOP held 123,159 shares of Northbay Common stock. Northbay Common Stock held by the ESOP will be converted into cash in the amount of $15.75 per share. Northbay may prepay the liabilities of the ESOP prior to the Effective Time. All Merger Consideration received with respect to the unallocated shares of Common Stock held by the ESOP will be applied to prepay the remaining liabilities of the ESOP, and any excess merger consideration over the amount of such liabilities will be allocated to the ESOP participants as investment earnings of the ESOP to the extent permitted by Section 415 of the Internal Revenue Code of 1986, as amended. Northbay may take action prior to the Effective Date to amend the ESOP to (i) provide for full vesting of benefits by participants and (ii) elimination of any requirement for a participant to be employed on the last day of the plan year to receive an employer contribution or other annual additions or allocations.

CERTAIN PROXIES ON NORTHBAY SHARES

     The following directors and officers of Northbay, pursuant to the requirements of the Merger Agreement, have granted to Bank West irrevocable proxies permitting Bank West to vote their respective Northbay shares in favor of the Merger at the Special Meeting: Alfred A. Alys, Victor R. DeCarli, Herold Mahoney, Raymond Nizibian, D.D.S., Donald P. Ramatici, Martin A. Stinar and Eugene W. Traverso. Such proxies cover an aggregate of 417,951 shares or 15.2% of the outstanding shares of Northbay.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Northbay Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of Northbay Common Stock will recognize a gain or loss measured by the difference between such stockholder's tax basis for the Northbay Common Stock owned by him or her at the time of the Merger and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the stock is a capital asset in the hands of the stockholder.

     The cash payments due the holders of Northbay Common Stock upon the exchange of such Northbay Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent must withhold 31% of the cash payments to holders of Northbay Common Stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, a holder of Northbay Common Stock must provide the third-party exchange agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

     No ruling has been or will be requested from the Internal Revenue Service ("IRS") as to any of the tax effects to Northbay's stockholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to Northbay's stockholders with respect to any of the tax effects of the Merger to stockholders.

     THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. THEREFORE, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR OTHER TAXES.

SURRENDER OF STOCK CERTIFICATES

     Promptly after the Effective Time of the Merger, Bank West will mail written transmittal material concerning the surrender of stock certificates to each record holder of shares of Northbay Common Stock outstanding at the Effective Time. The transmittal material will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of Northbay Common Stock in exchange for the Merger Consideration. STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.

     Upon delivery to the exchange agent of certificates formerly representing shares of Northbay Common Stock for cancellation, together with properly completed transmittal material, a Northbay stockholder will receive a check in payment of the Merger Consideration for the shares of Northbay

Common Stock represented by such certificates. Northbay stockholders will not be entitled to receive interest on any cash to be received in the Merger.

REGULATORY APPROVALS

     The Merger is subject to the approval of the FDIC and the Superintendent and certain aspects of the Merger will require notification to, or waivers from the OTS and Federal Reserve Board. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. Specifically, under the Merger Agreement, Bank West is not obligated to effect the Merger Agreement if any such approval imposes any requirement upon Bank West or its affiliates which would result in a Material Adverse Effect on Bank West or its affiliates, or would reduce the benefits of the transactions contemplated by the Merger Agreement to Bank of the West in so significant a manner that Bank West, in its reasonable good faith judgment, would not have entered into the Merger Agreement had such condition or requirement been known at the time of its execution.

     The Merger must be approved by the FDIC pursuant to the provisions of the Federal Deposit Insurance Act (the "FDIA"). This federal statute provides that no transactions may be approved which would result in a monopoly or (i) which would be in furtherance of any combination or conspiracy to monopolize , or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any manner would be in restraint of trade, unless the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for a merger, the FDIC is required to consider the financial and managerial resources and future prospects of the companies and the banks concerned and the convenience and needs of the community to be served. In addition, the FDIC is required to assess the record of Bank West and Northbay under the Community Reinvestment Act of 1977, as amended. Bank West filed an application seeking approval of the Merger with the FDIC in December 1995. The parties anticipate that the FDIC will act on and approve the application in the first quarter of 1995.

     A transaction approved by the FDIC may not be consummated for at least 30 days after such approval. During such period, the United States Department of Justice may challenge the Merger under federal antitrust laws. Such period may be reduced to such shorter period of time as prescribed by the FDIC with the concurrence of the Department of Justice but in no event less than 15 days, if the Department of Justice has not commented adversely on the competitive effects of the Merger. If the Department of Justice does not commence a legal action during such period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

     The FDIA and the regulations of the FDIC provide for the publication of notice and the opportunity for administrative hearings relating to an application for approval under the FDIA and authorizes the FDIC to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger.

     The merger of the Bank into Bank West must also be approved by the Superintendent pursuant to the California Financial Code (the "Financial Code"). Under the Financial Code, the Merger Agreement and an application for approval of the same must be filed with the Superintendent. The Merger shall not become effective until the Merger Agreement has been approved in writing by the Superintendent. The Merger Agreement and an application were filed with the Superintendent in December 1995. The parties anticipate that the Superintendent will act on and approve the application in the first quarter of 1995.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Northbay and Northbay Savings, on the one hand, Bank West on the other, have made certain representations and warranties to each other. Northbay and Northbay Savings have represented and warranted, among other things, as to their organization and capitalization, their insurance coverage, their authority to enter into the Merger Agreement and to consummate the Merger, compliance with the DGCL, the accuracy of their financial statements and public reports, the absence of any prohibited activities, legal proceedings against them, their properties, contractual rights and duties, their tax returns and taxes, the absence of change in their employee benefit plans, compliance with ERISA, certain environmental conditions, compliance with all applicable laws and other matters relating to their business, assets, liabilities and operations. Bank West has represented and warranted to Northbay, among other things, as to the organization and capitalization, their authority to enter into the Merger Agreement, compliance with the Community Reinvestment Act, the absence of any litigation that would impair the ability of Bank West to perform its obligations under the Merger Agreement, the accuracy of their financial statements and the necessary capital to consummate the transactions contemplated under the Merger Agreement. Reference is made to the Merger Agreement attached as Appendix A to this Proxy Statement.

CONDITIONS TO CONSUMMATION; TERMINATION

     The obligations of Northbay to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including: (i) approval of the Merger Agreement by Northbay's stockholders holding at least a majority of the outstanding shares of Northbay Common Stock; (ii) receipt of all required consents, approvals and waivers from third parties and governmental agencies;
(iii) the accuracy and truthfulness of the representations and warranties of Bank West; (iv) the absence of any order, decree or injunction which enjoins or prohibits the consummation of the Merger; (v) the performance of all obligations of Bank West under the Merger Agreement and Stock Option Agreement; and (vi) the receipt of an opinion of Pillsbury, Madison & Sutro, counsel to Bank West, in form consistent with the requirements of the Merger Agreement.

     The obligations of Bank West are subject to the satisfaction or waiver of certain conditions, including: (i) the accuracy and truthfulness of the representations and warranties made by Northbay; (ii) no material adverse change to the business, condition (financial or otherwise) capitalization or properties of Northbay or Northbay Savings; (iii) the receipt of all required consents, approvals and waivers from governmental agencies; (iv) the absence of any order, decree or injunction which enjoins or prohibits the consummation of the Merger;
(v) the receipt of a comfort letter from KPMG Peat Marwick LLP, independent auditors for Northbay, (vi) the receipt of an opinion from Silver, Freedman & Taff, L.L.P., or other counsel to Northbay, in form consistent with the requirements of the Merger Agreement; (vii) the termination of all Northbay and Northbay Savings stock options and stock option plans and any provision in any benefit plan providing for the issuance, transfer or grant of Northbay stock common stock prior to the Effective Time; (viii) Northbay stockholder approval of the Merger Agreement;
(ix) the performance of all obligations of Northbay under the Merger Agreement;
(x) the absence of any Burdensome Condition, as that term is defined in the Merger Agreement, imposed by any governmental entity which would result in a material adverse effect on Bank West; (xi) the absence of certain contingent liabilities; and (xii) the execution and delivery of noncompetition agreements by the following directors and officers of Northbay: Alfred A. Alys, Victor R. DeCarli, Herold Mahoney, Raymond Nizibian, D.D.S., Donald P. Ramatici, Martin A. Stinar and Eugene W. Traverso.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by Northbay stockholders, as follows: (i) by the mutual consent of the parties; or (ii) by the Board of Directors of either Bank West or Northbay at any time after the date that (a) the stockholders of Northbay fail to approve the Merger Agreement and the Merger by an affirmative vote of at least a majority of the outstanding shares of the Northbay's Common Stock at a meeting held for such purpose; (b) any required governmental consent or approval is not obtained; (c) the other party fails to satisfy its conditions precedent; or (d) the Effective Time has not occurred prior to August 31, 1996, unless such failure to close the Merger by that time is the result of the wilful and material breach of the Merger Agreement on the part of the party wishing to terminate the Merger Agreement.

     In addition, the Merger Agreement may be terminated by Bank West if; (i) a takeover proposal is made to Northbay and (a) Northbay Stockholder approval is not obtained at the Meeting, (b) the Meeting does not occur prior to June 30, 1996, or (c) the Board of Directors of Northbay withdraws, modifies or changes in any manner adverse to Bank West or executes an agreement for merger, consolidation, or other business combination with any other person or entity or an exchange or tender offer for the Northbay Common Stock; (ii) governmental approval of the merger has not been obtained; (iii) a development has occurred which has resulted in a material adverse effect on Northbay; (iv) as of the Closing Date the total of all Northbay deposit liabilities, including accounts accessible by negotiable orders of withdrawal, demand deposits, passbook accounts, certificates of deposit, but excluding all brokered deposits and depository accounts with balances greater than $100,000, are less than $230 million or (v) Northbay's net worth (as defined) as of the Closing Date is less than $34.0 million.

BUSINESS PENDING CONSUMMATION

     Pursuant to terms of the Merger Agreement, Northbay shall, and shall cause the Bank to, conduct its businesses only in the ordinary and usual course consistent with past practices and shall cause the Bank to use its best efforts to maintain and preserve its business organization and maintain in effect all licenses, permits and government approvals necessary for the conduct of its present business.

     The Merger Agreement contains certain restrictions upon the conduct of Northbay and Northbay Savings's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as otherwise provided in the Merger Agreement or without the written consent of Bank West, neither Northbay, Northbay Savings or its subsidiary may, among other things: (a) issue, sell, purchase, redeem or commit to issue, sell, purchase or redeemed any shares of its capital stock or grant any options or other rights to purchase any of its common stock or issue, sell or authorize the issuance or sale of any securities convertible into its common stock or make any dividend payment (except as discussed below); (b) amend its Articles of Incorporation, Charter, or Bylaws;
(c) enter into any new material line of business; (d) except as required by regulatory authorities, change its lending, credit, investment, liability management, deposit interest rate or service charge or other material banking policy; (e) except as required by regulatory authorities, incur or commit to any capital expenditure or obligation in excess of $25,000 individually or $100,000 in the aggregate; (f) declare or pay any cash or stock dividends (except as discussed below); (g) acquire or agree to acquire any material assets or equity interests; (h) sell, lease, mortgage, encumber, or otherwise dispose of any of its assets other than in the ordinary course of business; (i) fail to notify Bank West of any material adverse effect on Northbay that would cause a breach under the Merger Agreement; (j) fail to file all required tax returns; (k) change its fiscal year or methods of accounting; (l) declare or pay any bonus or other special compensation or increase any benefit to any director, officer, or employee other than in the ordinary course of business; (m) make or become a party to any contract or commitment or modify, amend or extend an existing contrast not in the ordinary course of business; (n) discharge or satisfy any mortgage, lien, charge or encumbrance not in the ordinary course of business;
(o) pay any liability or obligation not in the ordinary course of business or on the financial statements; (p) institute, settle or agree to settle any claim, other than in the ordinary course of business; (q) invest in any real estate, except for real estate owned as a result of, from foreclosure or in lieu of foreclosure; (r) enter into or amend any contract for the purchase of materials, supplies, equipment or services that cannot be terminated without cause and without payment of a penalty other than in the ordinary course of business; and
(s) knowingly default in any material respect under any agreement that would result in a material, adverse impact on Northbay or Northbay Savings, as a whole. Notwithstanding the foregoing, if the Effective Time has not occurred by April 30, 1996, other than by reason of a breach or default under the Merger Agreement by Northbay, then Northbay may declare and pay a special cash dividend equal to Northbay's net income after such date subject to the requirement that Northbay shall have conducted its operations in the ordinary course consistent with prior practices and shall have so certified to Bank West.

WAIVER

     Prior to the Effective Time, any condition of the Merger Agreement (to the extent allowed by law) may be waived by the party benefitted by the provision.

STOCK OPTION AGREEMENT

     As a condition and inducement to Bank West entering into the Merger Agreement, Northbay and Bank West entered into a Stock Option Agreement (the "Stock Option Agreement") whereby Northbay granted Bank West an unconditional, irrevocable option to purchase, up to 547,354 fully paid and nonassessable shares of Northbay Common Stock at a purchase price of $13.25 per share, upon the occurrence of certain triggering events, primarily under circumstances whereby Northbay is unwilling or unable to consummate the Merger. The Stock Option Agreement is intended to make it more difficult for another party to acquire Northbay, thereby increasing the likelihood that the merger will occur. The Option Shares, if issued pursuant to the Stock Option Agreement, would represent approximately 19.9 percent of the issued and outstanding shares of Northbay Common Stock, without giving effect to the issuance of any shares pursuant to an exercise of the Stock Option. A copy of the Stock Option Agreement is attached hereto as Appendix D.

     The number of shares of Northbay Common Stock subject to the Stock Option will be increased to the extent that Northbay issues additional shares of Northbay Common Stock (otherwise than pursuant to an exercise of the Stock Option) such that the number of Option Shares will continue to equal 19.9 percent of the then issued and outstanding shares of Northbay Common Stock without giving effect to the issuance of shares pursuant to an exercise of the Stock Option. The number of shares of Northbay Common Stock subject to the Stock Option, and the applicable exercise price per Option Share, also will be appropriately adjusted in the event of any stock dividend, split-up, recapitalization, combination, subdivision, conversion, exchange of shares, or similar transaction relating to Northbay.

     Bank West may exercise the Stock Option, in whole or in part, at any time after both an "Initial Triggering Event" and a "Subsequent Triggering Event" (as each such term is defined in the Stock Option Agreement) occur prior to termination of the Stock Option. In certain circumstances, purchase of shares of Northbay Common Stock pursuant to the exercise of the Stock Option will be subject to approval by the OTS.

APPRAISAL RIGHTS

     Pursuant to Delaware General Corporation Law Section 262 ("Section 262"), a copy of which is attached to this Proxy Statement as Appendix B, a stockholder of Northbay may dissent from the proposed corporate action to approve the Merger Agreement and receive the right to an appraisal of such stockholder's shares.

     If the Merger is consummated, dissenting stockholders (defined below) of Northbay will have the right, if they strictly comply with the provisions of
Section 262, to have the fair value of their shares judicially determined and paid to them ("appraisal rights"). Northbay is required to notify each stockholder entitled to appraisal rights under Section 262 that such rights are available, not less than 20 days prior to the Meeting, and include in such notice a copy of Section 262, which is attached to this Proxy Statement as Appendix B. Any stockholder of Northbay intending to enforce his or her appraisal rights under Section 262 must object in writing to the adoption of the Merger Agreement prior to the Meeting, or at the Meeting but before the vote on the Merger Agreement, by filing with the Secretary of Northbay a written objection to the Merger ("a notice of election to dissent"), identifying himself or herself and stating that he or she intends thereby to demand an appraisal of his or her shares. A vote against, or a direction in a proxy to vote against, the Merger Agreement will not in itself constitute a notice of election to dissent, and will not preserve the stockholder's appraisal rights. If the Merger Agreement is approved and adopted at the Meeting, Northbay must give written notice not later than ten days after the Effective Time that the Merger has become effective to each stockholder who has timely filed a notice of election to dissent and who has not voted in favor of the Merger Agreement (a "dissenting stockholder"). A stockholder's vote in favor of the Merger Agreement will constitute a waiver of his or her appraisal rights. However, a stockholder's failure to vote against the Merger Agreement will not in itself be a waiver of his or her appraisal rights if he or she has filed a timely notice of election to dissent.

     A notice of election to dissent may be withdrawn by a dissenting stockholder at any time within 60 days after the Effective Time. Upon such withdrawal the dissenting stockholder will be entitled to receive the same consideration received by the other Northbay stockholders. If (i) a dissenting stockholder timely withdraws his or her notice of election to dissent, (ii) Northbay stockholders do not approve the Merger Agreement, (iii) a court of competent jurisdiction determines that the dissenting stockholder is not entitled to payment for his or her shares, (iv) no petition for an appraisal is filed within the time period discussed below, or (v) a dissenting stockholder otherwise loses his or her appraisal rights, then such stockholder will be reinstated to any rights other Northbay stockholders then have.

     Upon consummation of the Merger, each dissenting stockholder will cease to have any rights of a stockholder except the right to be paid the fair value of his or her shares and the right to receive payments of dividends or other distributions, if any, payable to stockholders of record prior to the Effective Time and any other rights under Section 262.

     Within 120 days after the Effective Time a dissenting stockholder who has perfected his or her appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all dissenting stockholders. Upon the filing of any such petition by a stockholder, service of a copy of such petition shall be made upon Northbay. In addition, such dissenting stockholder is entitled, during such time period, to request from Northbay a statement as to the number of dissenting stockholders from whom Northbay has received a demand for appraisal and the number of shares of Common Stock held by such stockholders. Northbay must furnish the statement within ten days after receipt of the request therefor. Northbay must, within 20 days after the filing with the Court of Chancery described above, file with the Register in Chancery a verified list of the names and addresses of all dissenting stockholders. The Court may then order that all of the individuals on that list be notified of the time and place of the hearing on the petition.

     At the hearing on the petition, the Court will determine the stockholders who have complied with Section 262 and have become entitled to appraisal rights and will determine the value of shares of the Northbay Common Stock based on all relevant factors, exclusive of any element of value attributable to the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Court may require all dissenting stockholders to submit their certificates for the Northbay Common Stock to the Register in Chancery for notation as to the pendency of the appraisal proceeding with respect to such shares. If any dissenting stockholder fails to submit his certificates, the Court may dismiss the proceedings as to such stockholder.

     Upon conclusion of the proceeding, the Court will direct Northbay to pay the fair value of the shares, together with interest, if any, to the stockholders entitled thereto, upon surrender of the certificates representing their shares. Fair value, as determined by a court, may be more than, less than, or equal to the merger consideration. The costs of the proceeding may be determined by the Court and divided among the parties as the Court deems equitable.

     The procedures outlined above are set forth in Section 262, attached hereto as Appendix B. Upon compliance with the requirement of such section, a dissenting stockholder will be entitled to receive payment of the fair value of his or her shares in accordance with the procedures and subject to the conditions set forth therein.

     Stockholders wishing to exercise their appraisal rights should consult their own counsel.

     The foregoing is only a summary of the material provisions of Delaware law relating to appraisal rights and should not be considered to be a comprehensive legal description. The statements in this Proxy Statement with respect to the terms of Section 262 are qualified in their entirety by reference to the copy of Section 262, attached hereto as Appendix B, setting forth a complete description of the rights and obligations of Northbay and of any stockholder who desires to exercise appraisal rights. The failure of a holder of Northbay Common Stock to vote against the Merger will not itself constitute a waiver of the right to receive payment for his or her shares, nor will a vote against the Merger satisfy the notice requirements referred to above.

EXPENSES

     The Merger Agreement provides that Bank West and Northbay will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby. In addition, under certain circumstances, if either party terminates, the non-terminating party will pay the terminating party's expenses relating to the Merger up to $250,000.

ACCOUNTING TREATMENT

     The Merger, if completed as proposed, will be treated as a purchase in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Northbay will be recorded on the books of Bank West at their respective fair values at the time of consummation of the Merger.

--------------------------------------------------------------------------------
             PROPOSAL II - APPROVAL OF ADJOURNMENT  OF THE MEETING
--------------------------------------------------------------------------------

     In the event that sufficient votes to approve the Merger Agreement are not obtained by the date of the Meeting, stockholders are being asked to consider and vote upon a proposal to adjourn the Meeting for a reasonable time to solicit additional proxies. An adjournment for that purpose will save Northbay the considerable expenses related to a resolicitation of proxies on the same matter. Approval of the proposal to adjourn the Meeting to solicit additional proxies requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF ADJOURNMENT OF THE MEETING TO FURTHER SOLICIT PROXIES IN THE EVENT THE REQUIRED VOTE IS NOT OBTAINED TO APPROVE THE MERGER AGREEMENT.

-------------------------------------------------------------------------------
             MARKET PRICES AND DIVIDENDS OF NORTHBAY COMMON STOCK
-------------------------------------------------------------------------------

     Northbay Common Stock initially began trading on April 11, 1989 at $3.99 per share (as adjusted for subsequent stock splits and dividends) and is quoted on the American Stock Exchange under the symbol "NBF". The table below sets forth, for each quarter during the last two fiscal years ended June 30, 1995, the high and low closing prices of Northbay Common Stock as reported on the American Stock Exchange.

                                               Common Stock
                                          ------------------------
                                             High            Low
                                          ---------        -------
Fiscal 1994
 First Quarter                               12 7/8          11 3/8
 Second Quarter                                  13          12 1/4
 Third Quarter                                   13              12
 Fourth Quarter                              15 7/8          11 1/2
Fiscal 1995
 First Quarter                                   16          14 1/2
 Second Quarter                              16 3/8          13 3/4
 Third Quarter                               14 1/2          12 5/8
 Fourth Quarter                              14 5/8              13
Fiscal 1996
 First Quarter                                   15          13 3/4
 Second Quarter                              15 1/4          12 7/8
 Third Quarter (through                    [FILL IN]       [FILL IN]
 ___________________, 1996)


     Cash dividends have been paid as follows: $.10 per share on July 30, 1993; $.10 per share on October 29, 1993; $.10 per share on January 29, 1994; $.10 per share on April 29, 1994; $.11 per share on July 20, 1994; $.11 per share on October 19, 1994; $.11 per share on January 18, 1995; $.11 per share on April 19, 1995; $.11 per share on July 19, 1995; and $.11 per share on October 18, 1995. See "PROPOSAL I - THE MERGER - Business Pending Consummation" for information regarding dividend restrictions imposed upon Northbay pursuant to the Merger Agreement.

     The closing price per share for the Northbay Common Stock as reported on the American Stock Exchange on November 9, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, was $13.00. On __________, 1996, which is the most recent date for which it was practicable to obtain market data prior to the printing of this Proxy Statement, the closing price per share of Northbay Common Stock was $_____. Holders of Northbay Common Stock are urged to obtain current market quotations. On __________, 1996, there were ____stockholders of record of the Northbay Common Stock.


                     INFORMATION REGARDING BANK OF THE WEST


     Bank West is a California chartered commercial banking corporation headquartered in San Francisco, California. It is the eighth largest bank in the State of California with total assets of approximately $4.3 billion and total deposits of approximately $3.5 billion at September 30, 1995. Its deposits are insured by the FDIC. It is a wholly-owned indirect subsidiary of BNP.

     Bank West conducts a general commercial banking business, providing retail and corporate banking and trust services to individuals, institutions, businesses and governments through 99 branches and other commercial banking offices located primarily in the San Francisco Bay Area and elsewhere in Northern California. Bank West also generates indirect automobile loans and leases, recreational vehicle loans, recreational marine vessel loans, equipment leases and deeds of trust on single family residences through a network of manufacturers, dealers, representatives and brokers in various states.

     The predecessor of Bank West was chartered as a national banking association 120 years ago in San Jose, California. Until its acquisition by BNP in 1980, Bank West operated as a community bank mainly in Santa Clara County and elsewhere in the souther portions of the San Francisco Bay Area. During the 1990's, Bank West has expanded its market presence in the Northern California region through a series of acquisitions of other financial institutions and branches. Bank West intends to continue expansion of its market presence through a combination of in-market acquisitions and mergers, combined with internally generated growth.

     Bank West seeks to serve a broad consumer customer base by furnishing a range of commercial banking products. In addition, Bank West provides through an arrangement with an independent marketing concern complementary fee-based products such as annuities, insurance and securities and also offers trust services through its own Trust Department. Through its branch network, Bank West seeks to generate small business loans, direct vehicle loans, consumer lines of credit and second mortgages.

     Bank West's principal executive offices are located at 180 Montgomery Street, San Francisco, California 94104 and its telephone number is (415) 765-4800.


                             AVAILABLE INFORMATION

     Northbay is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such report, proxy statements and other information can be inspected and copies at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the American Stock Exchange, Inc., 88 Trinity Place, New York, New York 10006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Northbay with the Commission are incorporated into this Proxy Statement by reference:

     1. Northbay's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 (File No. 1-10203) filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     2. Northbay's Quarterly Report on Form 10-Q for the quarter ended September 30 1995 (File No. 1-10203) filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     3. Northbay's Current Report on Form 8-K, dated November 9, 1995 (File No. 1-10203) filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     4. Portions of Northbay's Annual Report to Stockholders for the fiscal year ended June 30, 1995 (only page 2 (Selected Consolidated Financial Data), pages 6 through 18 (Management's Discussion and Analysis of Financial Condition and Results of Operations), pages 19 through 39 (Financial Statements) and the Stock Market Information section on page 40. Portions of the Annual Report to Stockholders which are not incorporated by reference) are the outside and inside front covers, the graphs on page 3, the Corporate Profile and Officers sections on page 4, the shareholder letter on page 5 and all the Corporate Information on page 40 (except for the Stock Market Information section on page 40).

     All documents or reports subsequently filed by Northbay pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

     Northbay's Annual Report to Shareholders for the year ended June 30th, 1995 and quarterly report on Form 10-Q for the 3 months ended September 30, 1995 are being delivered to Northbay Stockholders with this Proxy Statement.

     Northbay will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to the Secretary of Northbay Financial Corporation, 1360 Redwood Way, Petaluma, California 94954 (telephone (707) 792-7400).


                                    EXPERTS


     The consolidated financial statements of Northbay and its subsidiaries as of June 30, 1995 and 1994 and for each of the years in the three-year period ended June 30, 1995 that are included in this Proxy Statement have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP refers to and for the adoption of the provisions of the Financial Accounting Standard Board's Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" in 1994.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP serves as the Company's independent certified public accountants. A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                             STOCKHOLDER PROPOSALS

     As specified in Northbay's Proxy Statement dated September 19, 1995, the deadline for stockholders to submit proposals for inclusion in the proxy statement and form of proxy for the 1996 Northbay Annual Meeting of Stockholders is May 22, 1996. All proposals should be submitted by certified mail, return receipt requested, to the Secretary, Northbay Financial Corporation, 1360 Redwood Way, Petaluma, California 94954. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act. However, if the Merger is consummated as contemplated by the Merger Agreement, Northbay will no longer exist as a separate legal entity and there will be no 1996 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Northbay Common Stock. The Company has retained __________________________ to assist in the solicitation of proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to beneficial holders of Northbay Common Stock for a fee of $_____, plus expenses. In addition to solicitation by mail, directors, officers and regular employees of the Northbay and/or Northbay Savings may solicit proxies personally or by telegraph or telephone without additional compensation.

Confidential                                                      Execution Copy
------------                                                      --------------

                                                                      APPENDIX A






                         AGREEMENT AND PLAN OF MERGER



                         Dated as of November 9, 1995



                                     among



                               BANK OF THE WEST



                              NF ACQUISITION CO.



                                      and



                        NORTHBAY FINANCIAL CORPORATION

                               TABLE OF CONTENTS
                               -----------------

                                                                                                  Page
                                                                                                  ----
Parties and Recitals...............................................................................  1

ARTICLE I    The Merger............................................................................  1
     SECTION 1.01.    The Merger...................................................................  1
     SECTION 1.02.    Closing......................................................................  1
     SECTION 1.03.    Effective Time...............................................................  2
     SECTION 1.04.    Effects of the Merger........................................................  2
     SECTION 1.05.    Certificate of Incorporation and By-laws.....................................  2
     SECTION 1.06.    Directors....................................................................  2
     SECTION 1.07.    Officers.....................................................................  2
     SECTION 1.08.    Absence of Control...........................................................  2
     SECTION 1.09.    Alternative Structure........................................................  2

ARTICLE II   Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange
             of Certificates.......................................................................  3
     SECTION 2.01.    Effect on Capital Stock......................................................  3
             (a)    Capital Stock of Sub...........................................................  3
             (b)    Cancellation of Company and Parent Owned Stock.................................  3
             (c)    Conversion of Company Common Stock.............................................  3
             (d)    Outstanding options............................................................  3
             (e)    Appraisal rights...............................................................  3
             (f)    Conversion of Dissenting Shares................................................  4
             (g)    Closure of Stock Transfer Books................................................  4
             (h)    Adjustments for Dilution and Other Matters.....................................  4
     SECTION 2.02.    Exchange of Certificates.....................................................  4
             (a)    Paying Agent...................................................................  4
             (b)    Parent To Provide Funds........................................................  4
             (c)    Exchange Procedures............................................................  4
             (d)    No Further Ownership Rights in Company Common Stock............................  5
             (e)    No Liability...................................................................  5
             (f)    Withholding Rights.............................................................  5

ARTICLE III  Representations and Warranties........................................................  6
     SECTION 3.00.    Materiality..................................................................  6
     SECTION 3.01.    Representations and Warranties of the Company................................  6
             (a)    Organization and Authority.....................................................  6
             (b)    Capital Structure..............................................................  6
             (c)    Authorization..................................................................  7
             (d)    SEC Documents; Financial Statements; Reports...................................  8
             (e)    Information Supplied...........................................................  9
             (f)    Compliance with Applicable Laws................................................  9
             (g)    Litigation....................................................................  11
             (h)    Taxes.........................................................................  11
             (i)    Absence of Changes in Benefit Plans...........................................  12
             (j)    ERISA Compliance..............................................................  12
             (k)    Subsidiaries..................................................................  14
             (l)    State Takeover Statutes.......................................................  14
             (m)    Vote Required.................................................................  14
             (n)    Other Activities of the Company and its Subsidiaries..........................  14
             (o)    Properties....................................................................  15
             (p)    Insurance.....................................................................  15
             (q)    Material Interests of Certain Persons.........................................  15

             (r)    Brokers and Finders; Schedule of Fees and Expenses............................  15
             (s)    Opinion of Financial Advisor..................................................  15
             (t)    Allowance for Loan Losses.....................................................  15
             (u)    Certain Agreements............................................................  16
             (v)    Absence of Certain Changes or Events..........................................  16
             (w)    Labor and Employment Matters..................................................  17
             (x)    Registration Obligations......................................................  18
             (y)    Accounting Records............................................................  18
             (z)    Undisclosed Liabilities.......................................................  18
             (aa)   Investment Securities.........................................................  18
             (bb)   Loans.........................................................................  18
             (cc)   Interest Rate Risk Management Instruments; Structured Notes...................  19
             (dd)   Compliance with Policies......................................................  19
             (ee)   Community Reinvestment Act....................................................  19
             (ff)   Certain Circumstances.........................................................  20
     SECTION 3.02.    Representations and Warranties of Parent and Sub............................  20
             (a)    Organization and Authority....................................................  20
             (b)    Authorization.................................................................  20
             (c)    Information Supplied..........................................................  21
             (d)    Ownership of Company Common Stock.............................................  21
             (e)    Brokers and Finders...........................................................  21
             (f)    Financing.....................................................................  21
             (g)    Litigation....................................................................  21
             (h)    Community Reinvestment Act Compliance.........................................  21
             (i)    Certain Circumstances.........................................................  21

ARTICLE IV   Covenants Relating to Conduct of the Company's Business..............................  22
     SECTION 4.01.    Covenants of the Company....................................................  22
             (a)    Ordinary Course...............................................................  22
             (b)    Dividends; Changes in Stock...................................................  22
             (c)    Issuance of Securities........................................................  22
             (d)    Governing Documents...........................................................  23
             (e)    No Acquisitions...............................................................  23
             (f)    No Dispositions...............................................................  23
             (g)    Indebtedness..................................................................  23
             (h)    Other Actions.................................................................  23
             (i)    Advice of Changes; Government Filings.........................................  23
             (j)    Accounting Methods............................................................  24
             (k)    Compensation; Benefit Plans Employment Agreement..............................  24
             (l)    Tax Matters...................................................................  24
             (m)    Settlements, Etc..............................................................  24
             (n)    Material Contracts............................................................  24
             (o)    Loans and Commitments.........................................................  25
             (p)    Investments...................................................................  25
             (q)    No Change in Rates............................................................  25
             (r)    General.......................................................................  25
     SECTION 4.02.    No Solicitation.............................................................  25

ARTICLE V    Additional Agreements................................................................  26
     SECTION 5.01.    Preparation of the Proxy Statement..........................................  26
     SECTION 5.02.    Access to Information.......................................................  26
     SECTION 5.03.    Company Stockholders Meeting................................................  26
     SECTION 5.04.    Legal Conditions to Merger..................................................  27
     SECTION 5.05.    Employee Matters............................................................  27
     SECTION 5.06.    Stock Options and the ESOP; Profit Sharing Plan.............................  28
     SECTION 5.07.    Fees and Expenses...........................................................  29

     SECTION 5.08.    Indemnification, Exculpation and Insurance..................................  29
     SECTION 5.09.    Company Accruals and Reserves...............................................  29
     SECTION 5.10.    Letters of Accountants to the Company.......................................  30
     SECTION 5.11.    Additional Agreements.......................................................  30
     SECTION 5.12.    Parent Covenants; Other Actions.............................................  30
     SECTION 5.13     Joint Implementation Team...................................................  30
     SECTION 5.14     Employee Training...........................................................  30
     SECTION 5.15     Environmental, ADA and Seismic Investigations...............................  30
     SECTION 5.16.    Certificates re Financial Data..............................................  31

ARTICLE VI   Conditions Precedent.................................................................  31
     SECTION 6.01.    Conditions to Each Party's Obligation To Effect the Merger..................  31
             (a)    Company Stockholder Approval..................................................  31
             (b)    Other Approvals...............................................................  31
             (c)    No Injunctions or Restraints; Illegality......................................  31
     SECTION 6.02.    Conditions to Obligations of Parent.........................................  31
             (a)    Representations and Warranties................................................  31
             (b)    Performance of Obligations of the Company.....................................  31
             (c)    Burdensome Condition..........................................................  32
             (d)    Company Stock Options and Company Stock Plans.................................  32
             (e)    Letter of the Company's Independent Accountants; Results of Audit.............  32
             (f)    Opinion of Counsel............................................................  32
             (g)    Litigation, Etc...............................................................  32
             (h)    No Material Adverse Effect....................................................  32
             (i)    Certain Expense Reports.......................................................  32
             (j)    Contingent Liabilities........................................................  32
             (k)    Certain Other Approvals.......................................................  33
             (l)    Non-Competition Agreements....................................................  33
             (m)    Consents Under Agreements.....................................................  33
             (n)    Headquarters and Administrative Offices.......................................  33
             (o)    Certificates re Financial Data................................................  33
     SECTION 6.03.    Conditions to Obligations of the Company....................................  33
             (a)    Representations and Warranties................................................  33
             (b)    Performance of Obligations of Parent and Sub..................................  33
             (c)    Opinion of Counsel............................................................  33

ARTICLE VII  Termination and Amendment............................................................  34
     SECTION 7.01.    Termination.................................................................  34
     SECTION 7.02.    Effect of Termination.......................................................  35
     SECTION 7.03.    Amendment...................................................................  35
     SECTION 7.04.    Extension; Waiver...........................................................  35
     SECTION 7.05.    Procedure for Termination, Amendment, Extension or Waiver...................  35

ARTICLE VIII General Provisions...................................................................  36
     SECTION 8.01.    Nonsurvival of Representations and Warranties...............................  36
     SECTION 8.02.    Notices.....................................................................  36
     SECTION 8.03.    Definitions; Interpretation.................................................  36
     SECTION 8.04.    Counterparts................................................................  38
     SECTION 8.05.    Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership.........  38
     SECTION 8.06.    Governing Law...............................................................  38
     SECTION 8.07.    Limitations on Remedies.....................................................  38
     SECTION 8.08.    Publicity...................................................................  39
     SECTION 8.09.    Assignment..................................................................  39
     SECTION 8.10.    Enforcement.................................................................  39
     SECTION 8.11.    Certain Proxies.............................................................  39
     SECTION 8.12.    Director Health Coverage....................................................  39

     SECTION 8.13.    Employee Retention..........................................................  40
     SECTION 8.14.    Subsequent Mergers..........................................................  40

Signatures......................................................................................... 40

EXHIBIT A      Form of Stock Option Agreement
EXHIBIT B      Form of Trust Agreement
EXHIBIT C      Opinion of Company Counsel
EXHIBIT D      Individuals to Execute Non-Competition Agreements
EXHIBIT E      Opinion of Parent Counsel
EXHIBIT F      Individuals Furnishing Proxies
EXHIBIT G      Form of Merger Agreement (Parent and Surviving Corporation)
EXHIBIT H      Form of Merger Agreement (Parent and NSB)

     AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1995, among BANK OF THE WEST, a California banking corporation ("Parent"), NF ACQUISITION CO., a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Sub"), and NORTHBAY FINANCIAL CORPORATION, a Delaware corporation (the "Company").

     WHEREAS, the Company is a registered savings and loan holding company under the Savings and Loan Holding Company Act of 1956, as amended (the "SLHCA");

     WHEREAS, Parent is a commercial bank organized and existing under California law;

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the 2,750,522 issued and outstanding shares of common stock, par value U.S.$.10 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive U.S.$15.75 in cash (subject to adjustment as herein provided);

     WHEREAS, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, Parent, Sub and the Company are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A hereto (the "Stock Option Agreement") pursuant to which the Company has granted to Parent an option to purchase shares of Company Common Stock constituting 19.9% of the presently outstanding shares of Company Common Stock;

     WHEREAS, the Merger requires the approval by an affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon ("Company Stockholder Approval"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stock Option Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                  The Merger
                                  ----------

     SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions
                    ----------
set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     SECTION 1.02.  Closing.  The closing of the Merger (the "Closing") will
                    -------
take place at 10:00 a.m., California time, on the first Business Day (as defined in Section 8.03(c)) which is the last Business Day of the month following the satisfaction (or waiver) of all the conditions set forth in Article VI (the "Closing Date"), at the offices of Pillsbury Madison & Sutro, 235 Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, in the event that the Closing does not occur on or before 11:59 p.m. June 30, 1996, then in that event the Closing shall take place within ten days after the satisfaction of the conditions referred to in this sentence.

     SECTION 1.03.  Effective Time.  Subject to the provisions of this
                    --------------
Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. Unless Parent shall specify differently, the Certificate of Merger shall provide that the Merger shall be effective at 12:01 a.m., California time, on the calendar day following the Closing Date (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04.  Effects of the Merger.  At and after the Effective Time,
                    ---------------------
the Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05.  Certificate of Incorporation and By-laws.  (a)  The
                    ----------------------------------------
certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06.  Directors.  The directors of Sub at the Effective Time
                    ---------
shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07.  Officers.  The officers of Sub immediately prior to the
                    --------
Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.08.  Absence of Control.  Subject to any provisions of this
                    ------------------
Agreement, it is the intent of the parties that Parent by reason of this Agreement shall not (until consummation of the transactions contemplated hereby) control, and shall not be deemed to control, directly or indirectly, the Company or any of its Subsidiaries (as defined in Section 8.03(c)) and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries.

     SECTION 1.09.  Alternative Structure.  Notwithstanding anything contained
                    ---------------------
in this Agreement to the contrary, Parent may specify that, before or after the Merger, Parent, Sub, the Company, Northbay Savings Bank, F.S.B. ("NSB") and any other Subsidiary or Affiliate (as such terms are defined in Section 8.03(c)) shall enter into transactions other than those described in this Article I in order to effect the purposes of this Agreement, and the Company and Parent shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such specification may (a) materially and adversely affect the timing of the consummation of the transactions contemplated herein or (b) adversely affect the tax effect or economic benefits of the Merger to the holders of Company Common Stock.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
               ------------------------------------------------
              Constituent Corporations; Exchange of Certificates
              --------------------------------------------------

     SECTION 2.01.  Effect on Capital Stock.  As of the Effective Time, by
                    -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a)  Capital Stock of Sub.  Each issued and outstanding share of capital
          --------------------
stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value U.S.$.01 per share, of the Surviving Corporation.

     (b)  Cancellation of Company and Parent Owned Stock.  Each share of
          ----------------------------------------------
Company Common Stock that is owned by the Company or by any Subsidiary of the Company (which shall not include any shares owned by the Company's employee stock ownership plan and trust (the "ESOP")) and each share of Company Common Stock that is owned by Parent, Sub or any other Subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c)  Conversion of Company Common Stock.  Each issued and outstanding
          ----------------------------------
share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, U.S.$15.75, subject to adjustment as hereinafter provided in this Section (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. Notwithstanding the foregoing provisions of this Section, the Merger Consideration shall be adjusted downward if, at the Effective Time, the Company Net Worth (as defined in Section 8.03(c) and as determined in accordance with Section 5.16) shall be less than the Net Worth Floor (as defined in Section 8.03(c)), by an amount equal to the product of (i) the dollar amount by which the Company Net Worth at such time is less than such amount and (ii) 1.125, divided by 2,987,705. Notwithstanding the foregoing provisions of this Section, in no event shall the Merger Consideration be adjusted downward to less than U.S.$15.375 per share of Company Common Stock.

     (d)  Outstanding options.  Each Company Employee Option (as defined in
          -------------------
Section 3.01(b)) outstanding as of the Effective Time shall be treated in accordance with Section 5.06.

     (e)  Appraisal rights.  Each outstanding share of Company Common Stock as
          ----------------
to which a written demand for appraisal is filed in accordance with Section 262 of the DGCL at or prior to the Company Stockholders' Meeting (as defined in Section 3.01(c)) and not withdrawn at or prior to the Stockholders' Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her Company Common Stock under such Section 262, at which time his or her shares shall be converted into the Merger Consideration in accordance with the terms hereof. All such shares of Company Common Stock as to which a written demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger, except any such shares of Company Common Stock the holder of which, prior to the Effective Time shall have effectively withdrawn or lost his or her right to appraisal in respect of his or her shares of Company Common Stock under Section 262, are herein called "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any demand for appraisal rights, withdrawal of such demands, and any other instruments served pursuant to Section 262 of the DGCL, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

Each holder of Company Common Stock who becomes entitled, pursuant to the provisions of said Section 262, to payment for his or her shares of Company Common Stock under the provisions of said section shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be canceled.

     (f)  Conversion of Dissenting Shares.  If, prior to the Effective Time,
          -------------------------------
any stockholder of the Company shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under section 262 of the DGCL, the Dissenting Shares of such holder shall be treated for purposes of this Article II like any other shares of outstanding Company Common Stock. If, after the Effective Time, any holder of Company Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting Shares under Section 262 of the DGCL, each such Dissenting Share of such holder shall be converted into cash pursuant to this Article II and in accordance with the procedures, and subject to the conditions, set forth in this Article II and elsewhere herein.

     (g)  Closure of Stock Transfer Books.  At the Effective Time, the stock
          -------------------------------
transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Certificates (as defined in Section 2.02(c)) are properly presented in accordance with Section 2.02 to the Paying Agent (as defined in Section 2.02(a)), such Certificates shall be canceled, and exchanged for a check representing the amount of cash into which the Company Common Stock represented thereby was converted in the Merger.

     (h)  Adjustments for Dilution and Other Matters.  If prior to the
          ------------------------------------------
Effective Time, the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Company Common Stock, or declare a dividend, or make a distribution, on Company Common Stock in any security convertible into Company Common Stock (provided that no such action may be taken by the Company without Parent's prior written consent as so provided in Article
IV), appropriate adjustment or adjustments as reasonably determined by Parent will be made to the Merger Consideration to reflect the change in the capital stock of the Company as a result thereof. If at the Effective Time, the Company shall have outstanding more shares of Company Common Stock than are contemplated to be outstanding or subject to option pursuant to the Company's representation and warranty in Section 3.01(b), then, at Parent's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Merger Consideration shall be adjusted downward so as to reflect the total number of shares of Company Common Stock outstanding over the amount contemplated pursuant to the Company's representation and warranty in Section 3.01(b).

     SECTION 2.02.  Exchange of Certificates.  (a)  Paying Agent.  The trust
                    ------------------------        ------------
department of Parent is hereby designated to act as paying agent (in such capacity, the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.

     (b)  Parent To Provide Funds.  Parent shall take all steps necessary to
          -----------------------
enable and cause Sub, or the Surviving Corporation, to provide to the Paying Agent on a timely basis, as and when needed on and after the Effective Time, funds necessary to pay the Merger Consideration in respect of the shares of Company Common Stock as part of the Merger pursuant to Section 2.01(c) or to pay any amount required under Section 2.01(e).

     (c)  Exchange Procedures.  As soon as reasonably practicable (and in any
          -------------------
event no later than 10 days) after the Effective Time, Parent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment shall be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate under any provision of this Agreement.

     (d)  No Further Ownership Rights in Company Common Stock.  All cash paid
          ---------------------------------------------------
upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e)  No Liability.  None of Parent, Sub, the Company or the Paying Agent
          ------------
shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(c))), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

     (f)  Withholding Rights.  The Paying Agent shall be entitled to deduct and
          ------------------
withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent is required to deduct, hold and, if applicable, pay over to a taxing authority with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent.

                                  ARTICLE III

                        Representations and Warranties
                        ------------------------------

     The Company has heretofore delivered to Parent a disclosure schedule with respect to the representations and warranties set forth below (the "Company Disclosure Schedule"). The Company Disclosure Schedule contains section and subsection references which in each case are references to sections or subsections of this Agreement. The Company Disclosure Schedule shall in each case describe the nature of the exception, if any, in reasonable detail and shall specifically refer to the section or subsection of this Agreement to which any exception set forth therein to a representation and warranty contained in this Article III applies (disclosure in any section or subsection of the Company Disclosure Schedule shall apply only to the corresponding section or subsection of this Agreement).

     SECTION 3.00.  Materiality.  No representation or warranty of the Company
                    -----------
or Parent contained in Section 3.01 (other than Sections 3.01(b), (c)(i), (l),
(m), (q), (r), (s), (u), (x), (cc), (ff)) or 3.02, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached any such representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any such paragraph of Section 3.01 or 3.02, as applicable, there is reasonably likely to occur a Material Adverse Effect as defined in Section 8.03(a).

     SECTION 3.01.  Representations and Warranties of the Company.  Except as
                    ---------------------------------------------
specified on the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:

     (a)  Organization and Authority.  The Company is a savings and loan
          --------------------------
holding company duly registered with the Office of Thrift Supervision ("OTS") under the SLHCA. NSB is a directly held wholly owned Subsidiary of the Company. Each of the Company and its Subsidiaries is a savings bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect (as defined in Section 8.03(a)) on the Company. The deposit accounts of NSB are insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC").

     (b)  Capital Structure.  (i)  The authorized capital stock of the Company
          -----------------
consists of 4,000,000 shares of Company Common Stock and 1,000,000 shares of serial preferred stock, par value U.S.$.10 per share ("Company Preferred Stock"). At the date hereof, (A) 2,750,522 shares of Company Common Stock were outstanding, (B) 547,354 shares of Company Common Stock were reserved for issuance under the Stock Option Agreement, (C) 237,183 shares of Company Common Stock were reserved for issuance with respect to outstanding options (the "Company Employee Options") issued under the Company's stock option, stock bonus and incentive plans, including the 1988 Stock Option and Incentive Plan (the "Incentive Plan"), a list of which is set forth on the Company Disclosure Schedule, and (D) no shares of Company Preferred Stock were outstanding. Except as set forth above, at the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company Disclosure Schedule sets forth the name of each holder of an option or other right outstanding under the Incentive Plan, a description of the exercise or purchase prices, vesting schedules, expiration dates, and the number of shares of the Company Common Stock subject to each Company Employee Option, together with a specification of all Company Employee Options which shall vest at the Effective Time as a result of the Merger. Except for the Company Employee Options listed on the Company Disclosure Schedule, there will not be outstanding at any time up to and including the Effective Time any stock options, stock appreciation rights, restricted stock grants or any other such right to acquire any shares of the Company Common Stock from the Company.
Except for shares of Company Common Stock which may be issued pursuant to the exercise of Company Employee Options, there will be no increase in the outstanding shares of Company Common Stock and no issuance of any shares of Company Preferred Stock after the execution and delivery of this Agreement. Without limiting the foregoing provisions of this Section 3.01(b)(i), the Company has issued no "rights" or other securities commonly referred to as "poison pill" or similar securities and there will be no issuance of any such securities after the execution and delivery of this Agreement.

     (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding.

     (iii) All outstanding shares of the Company Common Stock are, and any shares of Company Common Stock which may be issued pursuant to the Stock Option Agreement or upon exercise of Company Employee Options will be, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances, charges, pledges or security interests of any kind or nature whatsoever (collectively, "Liens"), subject to repayment of the Company's ESOP loan, and not subject to preemptive rights.

     (iv) Except for this Agreement, the Incentive Plan and the ESOP (the "Company Stock Plans"), the Company Employee Options and the Stock Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary of the Company is a party or by which it is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (v) There are no outstanding contractual obligations (A) of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than the Stock Option Agreement and the purchase of shares in the market pursuant to the Employee Stock Purchase Plan and 401(k) plan, or (B) of the Company to vote or to dispose of or encumber any shares of the capital stock of any of its Subsidiaries.

     (c)  Authorization.  (i)  The Company has all requisite corporate power
          -------------
and authority to enter into this Agreement and the Stock Option Agreement and, subject in the case of this Agreement to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement to the Company Stockholder Approval. Without limiting the foregoing, (A) this Agreement and the Stock Option Agreement have been approved by the unanimous vote of all members of the Board of Directors of the Company, which approval includes a resolution to the effect that the Board of Directors, subject to its fiduciary duties, recommends that this Agreement and the transactions contemplated hereby and thereby be approved by the stockholders of the Company, and (B) the Company has taken all necessary corporate action to authorize and reserve for issuance that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock issuable upon exercise of the option granted pursuant to the Stock Option Agreement. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and each constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or the rights of creditors of financial institutions and to general equity principles.

     (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and compliance by the Company with any of the provisions hereof or thereof will not, (A) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the certificate or articles of incorporation or by-laws of the

Company, NSB or any other Subsidiary of the Company or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below and except as set forth in the Company Disclosure Schedule, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.01(j)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, NSB or any other Subsidiary of the Company or their respective properties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on the Company.

     (iii) To the best knowledge of the Company, after consultation with counsel, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company, NSB or any other Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby and thereby, the failure to obtain such which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission ("SEC") of (1) a proxy statement (as amended or supplemented from time to time, the "Proxy Statement") relating to the meeting of the Company's stockholders at which a vote is held on the Merger (the "Company Stockholders Meeting") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) the filing of such notices, applications, filings, authorizations, orders and approvals as may be required under federal and state thrift and banking laws, and with and of federal and state thrift and banking authorities and approval of same (collectively, the "Banking Approvals"), and
(D) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of the rules of the American Stock Exchange (the "Amex"), or which are required under consumer finance, mortgage banking and other similar laws.

     (d)  SEC Documents; Financial Statements; Reports.  (i) The Company has
          --------------------------------------------
delivered to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1992 (the "Company SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that the Company was required to file with the SEC since such date. The Company will promptly deliver to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) after the date of this Agreement (the "Future Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto. As of their respective dates, the Future Company SEC Documents will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed, and in respect of the Future Company SEC Documents, will be so filed. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Future Company SEC Documents will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) The financial statements of the Company included in the Company SEC Documents or to be included in the Future Company SEC Documents comply or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared or will be prepared in accordance with GAAP (as defined in Section 8.03(c)) during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present or will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     (iii) Since January 1, 1992, each of the Company and its Subsidiaries, including NSB, has filed all material reports, registrations and statements, together with any required material amendments thereto ("Company Regulatory Reports"), and has paid all fees and assessments due and payable therewith, that it was required to file with the FDIC, the OTS, all applicable state banking and other regulatory authorities and other relevant Governmental Entities or self regulatory agencies charged with the supervision or regulation of the Company or any of its Subsidiaries (collectively, "Regulatory Authorities") and with the Federal Home Loan Bank of San Francisco ("FHLBSF"). As of their respective dates, each such Company Regulatory Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority (including regulatory accounting practices) and, except as revised or superseded by a later filed Company Regulatory Report, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent true and complete copies of the Company Regulatory Reports.

     (e)  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Act and Exchange Act. Without limiting any of the representations and warranties contained herein, no representation or warranty to Parent by the Company herein, and no statement by the Company or other information contained in the Company Disclosure Schedule or any document incorporated by reference therein, as the date of such document, contains or contained or will contain, any untrue statement of material fact, or, at the date thereof, omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

     (f)  Compliance with Applicable Laws.  (i)  The Company and its
          -------------------------------
Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit, except for the lack of Company Permits and for defaults under Company Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, and with their material internal policies and procedures.

     (ii) Neither the Company nor any of its Subsidiaries has received any notification or communication which has not been fully and finally resolved from any Regulatory Authorities (A) asserting that any of the Company or any of its Subsidiaries is not in substantial compliance with any of the statutes, regulations, ordinances or guidelines which such Regulatory Authority enforces or administers, or the internal policies and procedures of such company, (B) threatening to revoke any material Company Permit, including such company's status as an insured depositary institution under the Federal Deposit Insurance Act ("FDIA"), (C) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement, to be subject to any directive or supervisory letter, or to adopt resolutions of its board of directors, in each case restricting or limiting or purporting to restrict or limit in any material respect the operations of the Company or any of its Subsidiaries, including any restriction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management, or (D) except as set forth in the Company Disclosure Schedule, directing, restricting or limiting, or purporting to direct, restrict or limit, in any material respect the operations of the Company or any of its Subsidiaries, including any restriction on the payment of dividends, or relating to its capital adequacy, its credit policies or its management (any such notification, communication, order, agreement, memorandum of understanding, directive, supervisory letter or required board resolutions being referred to herein as a "Regulatory Agreement"). Neither the Company nor any of its Subsidiaries has received, consented to or entered into, or is subject to, any Regulatory Agreement, nor has the Company or any of its Subsidiaries been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Agreement. The Company has advised Parent of the substance of any and all criminal referrals it has filed with the OTS.

     (iii)  Neither the Company nor any of its Subsidiaries is required by
Section 32 of the FDIA to give prior notice to a Regulatory Authority of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     (iv) To the best knowledge of the Company, each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while Subsidiaries of the Company, was in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to:
(A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Environmental Laws" also includes any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damage to, or threatened as a result of, the presence of or exposure to any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm.

     (v) To the best knowledge of the Company, during the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties (including for purposes of this paragraph any such properties acquired in foreclosures or otherwise in connection with extensions of credit), there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead, to a Release, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company. Prior to the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on the Company.

     (vi) To the best knowledge of the Company, the Company and its Subsidiaries are not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law (collectively, "Environmental Enforcement Actions"), except with respect to Environmental Enforcement Actions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company and which, in any event, are listed and described on the Company Disclosure Schedule. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has any contingent liabilities in connection with any Hazardous Materials, including claims of liability for cleanup of Hazardous Materials related to any of the Company, its Subsidiaries or any of the Company's former Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     (vii) Except as set forth in the Company Disclosure Schedule, to the best knowledge of the Company, neither the Company nor any Subsidiary participates in the management of a Loan Property or Participation Facility to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. (S) 9601 or any similar Environmental Law. As used herein, the term "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property, and the term "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property.

     (g)  Litigation.  Except as disclosed in the Company SEC Documents, there
          ----------
is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company (including any such suit, action or proceeding under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or fair lending laws or by any stockholder or former stockholder of the Company or any Subsidiary of the Company) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that could reasonably be expected to threaten, impede or delay the consummation of the Merger. The Company Disclosure Schedule contains a true, correct and complete list as of the date hereof of all pending suits, claims, actions, investigations or proceedings of any nature involving claims against it or any of its subsidiaries in the amount of $25,000 or more or involving claims for a specific performance or injunctive relief and suits, claims, actions and other matters that have been brought and are pending or have been threatened to be brought by or on behalf of the Company or any of its Subsidiaries, as plaintiff or other claimant in the amount of $25,000 or more (excluding loan foreclosures and similar collection actions in the ordinary course of business).

     (h)  Taxes.  (i)  (A) The Company and its Subsidiaries have filed, been
          -----
included in or sent all returns, declarations and reports and information returns and statements required to be filed or sent (including in each case extensions) by or relating to any of them relating to any taxes with respect to any income, properties or operations of the Company or any such subsidiary prior to the Effective Time (collectively, "Company Returns"), (B) as of the time of filing, the Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, tax bases, operations, activities and status of the Company and its Subsidiaries and any other information required to be shown therein, (C) the Company and its Subsidiaries have timely paid or made provision for all taxes that have been shown as due and payable on the Company Returns that have been filed, (D) the Company and its Subsidiaries have made or will make provision for all taxes payable for any periods ending on or before the last day of the calendar month preceding the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time, (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its Subsidiaries do not in the aggregate materially fail to provide for the tax liabilities accruing or payable by the Company and its Subsidiaries in respect of periods prior to the date hereof, (F) except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiaries are delinquent in the payment of any taxes or has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, (G) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries other than those taxes being contested in good faith which have heretofore been advised in writing by the Company to Parent and other than taxes individually or in the aggregate which do not exceed more than $50,000 in asserted liability, (H) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and/or settled with the United States Internal Revenue Service (the "IRS") for all fiscal years through June 30, 1991, (I) neither the Company nor any of its Subsidiaries have granted any extension of the limitation period applicable to any tax claims (which period has not since lapsed), other than those taxes being contested in good faith, and (J) neither the Company nor any Subsidiary have any contractual obligations under any tax sharing agreement with any corporation which, as of the Effective Time, is not a member of a consolidated group of which all of and only the Company and its Subsidiaries are members.

     (ii) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280G(c) of the Code) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as a "parachute payment" (as such term is defined in Section 280G(b)(2) of the Code).

     (iii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries of the Company under any contract, plan, program, arrangement or understanding.

     (iv) For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever (including the California franchise and income tax), together with all interest, penalties and additions imposed with respect to such amounts.

     (i)  Absence of Changes in Benefit Plans.  Except as disclosed in the
          -----------------------------------
Company SEC Documents or the Company Disclosure Schedule, there has not been any adoption or amendment by the Company or any of its Subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Except as disclosed in the Company SEC Documents or the Company Disclosure Schedule, there exists (and will not exist at any time prior to the Effective Time) no employment, bonus, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, (A) the aggregate salary and termination benefits payable to each of the senior officers of the Company under existing employment agreements are as detailed in the Company Disclosure Schedule, (B) the termination benefits payable to additional officers and employees under the Company's severance plan are as detailed in the Company Disclosure Schedule, and
(C) no individuals other than those referred to in clauses (A) and (B) of this sentence are, or will be at the Effective Time, entitled to salary, severance, termination, bonus or other such benefits from the Company or NSB. True and correct copies of all items referred to in this Section 3.01(i) have been heretofore delivered by the Company to Parent.

     (j)  ERISA Compliance.  (i)  The Company Disclosure Schedule contains a
          ----------------
list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, agents, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans"). The Company has delivered or made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and any related trust agreement, (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required) and (C) the most recent summary plan description (or similar document) for each Company Benefit Plan for which such summary plan description is required or was provided to plan participants or beneficiaries.

     (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code. To the best knowledge of the Company, there are no investigations, proceedings or other claims involving any Company Benefit Plan that could give rise to any material liability.

     (iii) All Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the knowledge of the Company, all such letters are valid and effective as of the date hereof.

     (iv) No Pension Plan, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent, and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Company Benefit Plans. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Benefit Plan that is a Pension Plan. No Commonly Controlled Entity has incurred any material liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (the "PBGC") (other than for premiums not yet due).

     (v) There have been no non-exempt "prohibited transactions" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to the Company Benefit Plans that could subject the Company, any of its subsidiaries or any officer of the Company or any of its Subsidiaries to tax or penalty under ERISA, the Code or other applicable law. Neither any of such Company Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

     (vi) Neither the Company nor any Commonly Controlled Entity (A) maintains or contributes to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has maintained, contributed to or had an obligation to maintain or contribute to such a plan within the five full plan years of any such plan immediately prior to the date hereof, or (B) has incurred any liability to the PBGC or a Company Benefit Plan upon the termination of or withdrawal from a Company Benefit Plan, which liability remains unpaid as of the date hereof.

     (vii) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (A) no such Company Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Company Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) except as set forth in the Company Disclosure Schedule, each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

     (viii) Except as disclosed in the Company Disclosure Schedule, no employee of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement or by the Stock Option Agreement.

     (k)  Subsidiaries.  The Company Disclosure Schedule sets forth all the
          ------------
Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction and date of incorporation. Each of the Company's subsidiaries that is a savings bank is an "insured bank" as defined in the FDIA and applicable regulations thereunder. Except as set forth on the Company Disclosure Schedule, all the shares of capital stock of each of the Subsidiaries of the Company are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all Liens. The Company Disclosure Schedule sets forth the equity interest of any person other than the Company or any of its Subsidiaries in any of the Subsidiaries of the Company and also sets forth the identity and address of any such person. Except for the capital stock of its Subsidiaries and as set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, bank, partnership, joint venture or other entity.

     (l)  State Takeover Statutes.  The Board of Directors of the Company has
          -----------------------
approved the Merger, this Agreement and the Stock Option Agreement and/ or has taken such other action, and such approval and/or action is sufficient, to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement.

     (m)  Vote Required.  The Company Stockholder Approval is the only vote of
          -------------
the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     (n)  Other Activities of the Company and its Subsidiaries.  (i)  Neither
          ----------------------------------------------------
the Company nor any of its Subsidiaries that is not a federal savings bank directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, any equity investment of the Company and each Subsidiary that is not a federal savings bank is not prohibited by the OTS. NSB engages only in activities permissible for federal savings banks under applicable OTS and FDIC regulations. Neither the Company nor any Subsidiary directly or indirectly engages in any activity not permitted to a bank holding company or its subsidiaries under the Bank Holding Company Act of 1956, as amended (the "BHCA").

     (ii) Neither the Company nor any Subsidiary engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the Company or any Subsidiary and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor. The Company Disclosure Schedule describes all licenses and approvals held by the Company and any Subsidiary (and any officer, director or employee of any of them) to conduct any insurance activities, whether as principal, agent, broker or otherwise.

     (iii) Neither the Company nor any Subsidiary, in connection with its activities relating to funds transfers, (A) is in default under any agreement to which it is a party relating to the transfer of funds or settlement with respect to such transfers; or (B) has agreed to be or is liable for consequential damages for its error or delay in acting on requests for the transfer of funds. Each of the Company and its Subsidiaries, as applicable, has adopted and followed procedures reasonably adapted to avoid such errors and delay, has adopted commercially reasonable security procedures (as such term is defined in section 4A-202 of the Uniform Commercial Code) for verifying the authenticity of requests received for the transfer of funds, and is in compliance with applicable laws of Governmental Entities relating to the transfer of funds and settlement with respect thereto with the applicable operating rules of each funds transfer system of which it is a member or by which it is bound.

     (o)  Properties.  Except as disclosed in the Company SEC Documents, the
          ----------
Company and its Subsidiaries (i) have good, clear and marketable title to all the properties and assets which are material to the Company's business on a consolidated basis and are reflected in the latest audited statement of condition included in the Company SEC Documents as being owned by the Company and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except (A) statutory Liens securing payments not yet due, (B) Liens on assets of Subsidiaries of the Company incurred in the ordinary course of their business and (C) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company, and (ii) are collectively the lessee of all leasehold estates which are material to the Company's business on a consolidated basis and are reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which the Company has agreed to terminate or convey since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor, other than defaults that would not have a Material Adverse Effect on the Company. The Company Disclosure Schedule lists all of the owned or leased real property of the Company and its Subsidiaries, except for real property acquired after the date hereof as a result of foreclosures or transfers in lieu of foreclosure in the ordinary course of business. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. All the Company's and its Subsidiaries' owned buildings, structures and equipment have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

     (p)  Insurance.  The Company and its Subsidiaries are presently insured,
          ---------
and during each of the last five years have been insured, for reasonable amounts against such risks as companies engaged in similar businesses would, in accordance with good business practice, customarily be insured. The Company Disclosure Schedule sets forth a true and complete list and brief description of all insurance policies (and fidelity or similar bonds) maintained by or for the benefit of the Company, its subsidiaries or their directors, officers, employees or agents.

     (q)  Material Interests of Certain Persons.  Except as disclosed in the
          -------------------------------------
Company's Proxy Statement for its 1995 Annual Meeting of Stockholders, no executive officer or director of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of the Company or any of its subsidiaries.

     (r)  Brokers and Finders; Schedule of Fees and Expenses.  No broker,
          --------------------------------------------------
investment banker, financial advisor or other person, other than Kaplan Associates, Inc., the fees and expenses of which will be paid by the Company prior to the Effective Time, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement (including the fees of the Company's legal counsel) are set forth in the Company Disclosure Schedule.

     (s)  Opinion of Financial Advisor.  The Company has received the opinion
          ----------------------------
of Kaplan Associates, Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

     (t)  Allowance for Loan Losses.  The allowance for loan losses shown on
          -------------------------
the consolidated statement of condition of the Company and its Subsidiaries reflected in the Company's latest audited financial statements included in the Company Filed SEC Documents was, and the allowance for loan losses shown on the consolidated statements of condition of the Company and its subsidiaries reflected in the Company's financial statements as of dates subsequent to the date hereof will be, in each case as of the dates thereof, in the opinion of management, adequate to provide for losses relating to or inherent in the loan and lease portfolios

(including accrued interest receivables) of the Company and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and its Subsidiaries.

     (u)  Certain Agreements.  Except as disclosed in the Company Disclosure
          ------------------
Schedule or the Company SEC Documents and except for this Agreement and the Stock Option Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written or, to the Company's knowledge, oral (i) consulting or independent contractor agreement (other than contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice or involving the payment of more than $25,000 per annum, or union, guild or collective bargaining agreement, (ii) material joint venture,
(iii) noncompetition or similar agreement that restricts the Company or its Subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or NSB of the nature contemplated by this Agreement or the Stock Option Agreement, (v) agreement with any executive officer or other employee of the Company or any Subsidiary of the Company providing for other than at-will employment, other than individuals who are treated as employed for purposes of vesting with respect to benefits under any Company Benefit Plan and who (A) have such status for not more than three years and (B) in respect to which the Company's obligation to make any payments do not exceed $25,000 per annum, (vi) agreement or plan, including any severance or "golden parachute" agreement, or any stock option plan, retirement or Pension Plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be payable or increased, or the vesting of the benefits of which will be accelerated, as a result of the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreement, (vii) any real property lease with annual rental payments aggregating $25,000 or more,
(viii) any other contract or agreement which would be required to be disclosed as an exhibit to the Company's annual report to the SEC on Form 10-K and which has not been so disclosed, (ix) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practice (and not otherwise disclosed in the Company Disclosure Schedule) that is material to the Company on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by the Company or any of its Subsidiaries of significant assets or businesses of the Company or any of its Subsidiaries, (x) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any of its Subsidiaries (other than certificates of deposit and customary savings bank funding instruments) or the guarantee by the Company or any such Subsidiary of any such obligation. Neither the Company nor any of its Subsidiaries is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral and there has not occurred any event that, with the giving of notice or the lapse of time or both, which constitutes such a default, except in all cases where such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company or any of its Subsidiaries has received any notice or has any knowledge that any other party is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which have not had, or cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. True and correct copies of all such agreements referred to above in this Section 3.01(u), have been delivered or otherwise made available to Parent by the Company.

     (v)  Absence of Certain Changes or Events.  Except as disclosed in the
          ------------------------------------
Company SEC Documents filed prior to the date hereof, since June 30, 1995, the Company and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the Condition of the Company or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since such date, except as set forth in the Company Disclosure Schedule, there has not been any change in any of the licenses, permits or franchises of the

Company or any Subsidiary thereof that has had or can reasonably be expected to have a Material Adverse Effect on the Company individually or in the aggregate, or any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a Material Adverse Effect on the Company, except in the ordinary course of business, any amendment, modification or termination of any existing, or entering into any new contract, agreement, plan, lease, license, permit or franchise that is material to the Condition of the Company, any disposition by the Company or a Subsidiary thereof, of an asset that is material to the Company, except sales of properties in the ordinary course of business, or entering into any new employment agreement or bonus arrangement or Company Benefit Plan by the Company or any Subsidiary thereof, or any increase by the Company or any Subsidiary in the rate of compensation or the benefits payable or to become payable to any officer or other employee in excess of 5% per annum or to any agent or consultant in excess of the current customary practice of the Company and its Subsidiaries (except as otherwise expressly contemplated by the terms of this Agreement).

     (w)  Labor and Employment Matters.  Except to the extent set forth in the
          ----------------------------
Company Disclosure Schedule, (i) the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable laws of Governmental Entities respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (ii) to the best knowledge of the Company, no investigation or review by or before any Governmental Entity concerning any possible conflicts with or violations of any such applicable laws is pending, nor is any such investigation threatened, nor has any such investigation occurred during the last three years, and no Governmental Entity has provided any notice to the Company or any of its Subsidiaries or otherwise asserted an intention to conduct any such investigation or review, nor is there any basis for any such investigation or review; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Company or any of its Subsidiaries; (iv) no union representation question or union organizational activity exists respecting the employees of the Company or any of its Subsidiaries; (v) no collective bargaining agreement exists which is binding on the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has experienced any material work stoppage or other material labor difficulty since December 31, 1991; (vii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its officers, directors, employees or agents for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees or agents; (viii) in the event of termination of the employment of any of said officers, directors, employees or agents for any reason, neither the Company, any of its Subsidiaries, Parent, Sub, nor any other Subsidiaries of Parent, will, pursuant to any agreement or by reason of anything done prior to the Effective Time by the Company or any of its Subsidiaries or predecessors, be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health care (other than pursuant to COBRA) or insurance benefits; (ix) all benefits payable to current, terminated or retired employees, including, without limitation, post-employment health care or insurance benefits, may be modified or terminated by the Company at any time; (x) within the three-year period prior to the date hereof there has not been any termination of employment of any officer, director, employee or agent of the Company or any of its Subsidiaries who receives salary or compensation in excess of $60,000 per annum or any termination of any officer, director, employee or agent of the Company or its Subsidiaries that could result in a liability to Parent in excess of $60,000; and (xi) all employees of the Company and its Subsidiaries are employed at will. Except as set forth in the Company Disclosure Schedule, there are no pending or, to the Company's knowledge, threatened suits, claims, actions, charges, investigations or proceedings of any material nature respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation (i) under or alleging violation of IRCA, NLRA, FLSA, WARN or any applicable law respecting employment discrimination, equal opportunity, labor relations, affirmative action, disability rights or benefits, employee leave issues or wage and hour standards, workers' compensation, plant closure issues, employee benefits, severance payments, occupational safety and health requirements or unemployment insurance and related matters, or (ii) relating to alleged unfair labor practices (or the equivalent thereof under any applicable law).

     (x)  Registration Obligations.  Except as set forth in the Company
          ------------------------
Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (y)  Accounting Records.
          ------------------

     (i) Each of the Company and its Subsidiaries maintains records that accurately, validly and fairly reflect its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with its management's general or specific authorization, (B) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization, (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and
(E) except as set forth in the Company Disclosure Schedule, records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

     (ii) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company and its Subsidiaries in the operation of their businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Company or any Subsidiaries, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the needs of the Company and its Subsidiaries.

     (iii) The Company has delivered to Parent true, correct and complete copies of all annual management letters and opinions, and has made available to Parent for inspection all reviews, correspondence, and other documents in the files of the Company and NSB, prepared by any certified public accounting firm and delivered to the Company or NSB since January 1, 1989.

     (z)  Undisclosed Liabilities.  Except as disclosed in the Company
          -----------------------
Disclosure Schedule or as disclosed or provided for in the Company SEC Documents, neither the Company nor any of its Subsidiaries is subject to any liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) which have had or can reasonably be expected to have a Material Adverse Effect with respect to the Company.

     (aa)  Investment Securities.  Each of the Company and its Subsidiaries has
           ---------------------
good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any mortgage, lien, pledge or encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP.

     (bb)  Loans.
           -----

     (i) Except as disclosed in the Company Disclosure Schedule, (A) each outstanding loan, lease or other extension of credit or commitment to extend credit exceeding $50,000 of the Company or any of its Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (B) each of the Company and its Subsidiaries has duly performed in all material respects all of its respective obligations thereunder to the extent that such obligations to perform have accrued; (C) all documents and agreements necessary for the Company or any Subsidiary that is a party thereto to enforce such loan, lease or other extension of credit are in existence; (D) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim, set-off right or other right exist, with respect to any such loans, leases or other extensions of credit which could impair the collectibility thereof; and (E) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with the Company's or a Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable laws of Governmental Entities.

     (ii) The Company Disclosure Schedule lists all loan commitments exceeding $50,000 of the Company and its Subsidiaries (with single-family loan commitments and consumer commitments listed in the aggregate only) outstanding as of the date hereof. Except as set forth in the Company Disclosure Schedule (with single-family loan commitments and consumer commitments viewed in the aggregate only), as of the date hereof, (A) there are no loans, leases, other extensions of credit or commitments to extend credit of the Company or any of its Subsidiaries that have been or, to the Company's knowledge, should have been classified by the Company and its Subsidiaries as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification, and (B) there are no loans due to the Company or its Subsidiaries as to which any payment of principal, interest or any other amount is 30 days or more past due. The Company shall promptly after the end of any month inform Parent of any such classification arrived at any time after the date hereof. There is no material disagreement with any Regulatory Authority as to the classifications referred to in the second sentence of this Section 3.01(b)(ii). The Company has provided to Parent true, correct and complete information concerning the loan portfolios of the Company and each of its Subsidiaries, and no material information with respect to the loan portfolios has been withheld from Parent.

     (iii) All loans and extensions of credit that have been made by the Company and that are subject to Section 11 of the Home Owners' Loan Act comply therewith.

     (cc)  Interest Rate Risk Management Instruments; Structured Notes.
           -----------------------------------------------------------

     (i) The Company Disclosure Schedule contains a true, correct and complete list of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound. The Company has delivered to Parent true, correct and complete copies of all such interest rate risk management agreements and arrangements.

     (ii) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Company's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Regulatory Authorities and with counterparties believed to be financially responsible and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insol vency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Company and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (iii) The Company and its Subsidiaries own no securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives" or that are likely to have changes in value as a result of interest or exchange rage changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those securities and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices, and disclosed in the Company Disclosure Schedule or disclosed in the Company SEC Documents.

     (dd)  Compliance with Policies.  Since January 1, 1994, the Company has
           ------------------------
followed in all material respects its applicable internal credit, risk management, trust, trading, equity investing and similar policies and procedures in conducting the operations which are subject to such policies.

     (ee)  Community Reinvestment Act.  NSB is in material compliance with the
           --------------------------
applicable provisions of the Community Reinvestment Act (the "CRA") and the regulations promulgated thereunder, and NSB currently has a CRA rating of satisfactory or better from the OTS. To the best knowledge of the Company, there is no fact or circumstance or set of facts or circumstances which would cause NSB to fail to comply with such provisions or cause the CRA rating of NSB to fall below satisfactory.

     (ff)  Certain Circumstances.  The Company knows of no facts or
           ---------------------
circumstances that would delay, impede or otherwise adversely affect its ability to promptly secure all necessary regulatory and other approvals and consents to the Merger and the transactions contemplated by this Agreement and to promptly consummate the Merger.

     SECTION 3.02.  Representations and Warranties of Parent and Sub.  Parent
                    ------------------------------------------------
and Sub represent and warrant to the Company as follows:

     (a)  Organization and Authority.  Each of Parent and Sub is a bank or
          --------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Sub and each of Parent's other subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect on Parent. Sub is a direct wholly owned subsidiary of Parent.

     (b)  Authorization.  (i)  Parent and Sub have all requisite corporate
          -------------
power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. All of the outstanding shares of voting common stock of Parent are beneficially owned, directly or indirectly, by Banque Nationale de Paris, a banking corporation organized and existing under the laws of the Republic of France ("BNP"). No corporate action on the part of BNP is required for the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and Sub and each constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or the rights of creditors of financial institutions and to general equity principles.

     (ii) The execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, and compliance by Parent and Sub with any of the provisions hereof or thereof will not, (A) result in any Violation pursuant to any provision of the articles or certificate of incorporation (or similar constitutive document) or by-laws of Parent, Sub or any other subsidiary of Parent or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph
(iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on Parent.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent or any other Affiliate (as defined in Section 8.03(c) hereof) of Parent in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent and Sub, or the consummation by Parent and Sub of the transactions contemplated hereby and thereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, except for (A) the filing of applications with the FDIC under 12 U.S.C.
(S) 1815(d)(3) (the "Oakar statute") and with the OTS under the SLHCA and the applicable regulations of the OTS and with the FDIC under the FDIA and approval of the same, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (C) the Banking Approvals, (D) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of consumer finance, mortgage banking and other similar laws, and (E) the receipt of a waiver from the Board of Governors of the Federal Reserve System (the "FRB") of the applicability of the BHCA to the transactions contemplated hereby.

     (c)  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     (d)  Ownership of Company Common Stock.  Other than pursuant to the Stock
          ---------------------------------
Option Agreement, as of the date hereof, neither Parent nor any of its affiliates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company, which in the aggregate represent 10% or more of the outstanding shares of Company Common Stock entitled to vote generally in the election of directors (other than Trust Account Shares).

     (e)  Brokers and Finders.  No broker, investment banker, financial advisor
          -------------------
or other person, other than the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Stock Option Agreement based upon arrangements made by or on behalf of Parent or Sub.

     (f)  Financing.  Parent has available funds sufficient to consummate the
          ---------
Merger on the terms contemplated by this Agreement, and at the Effective Time, Parent will have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

     (g)  Litigation.  There is no suit, action or proceeding pending or, to
          ----------
the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) threaten, impede or delay the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, any effect referred to in clause (i) or (ii) above.

     (h)  Community Reinvestment Act Compliance.  Parent is in material
          -------------------------------------
compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Parent currently has a CRA rating of satisfactory or better from the FDIC. To the best knowledge of Parent, there is no fact or circumstance or set of facts or circumstances which would cause Parent to fail to comply with such provisions or cause the CRA rating of Parent to fall below satisfactory.

     (i)  Certain Circumstances.  Parent knows of no facts or circumstances
          ---------------------
that would delay, impede or otherwise adversely affect its ability to promptly secure all necessary regulatory and other approvals and consents to the Merger and the transactions contemplated by this Agreement and to promptly consummate the Merger.

                                  ARTICLE IV

            Covenants Relating to Conduct of the Company's Business
            -------------------------------------------------------

     SECTION 4.01.  Covenants of the Company.  During the period from the date
                    ------------------------
of this Agreement until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement):

     (a)  Ordinary Course.  The Company and its Subsidiaries shall carry on
          ---------------
their respective businesses in the usual, regular and ordinary course consistent with sound banking and thrift industry practices and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, GAAP or regulatory policies or guidelines, change its or its Subsidiaries' lending, credit, investment, liability management, deposit interest rate or service charge and other material banking policies in any respect which is material to the Company; or (iii) except as required by any applicable Regulatory Authorities, incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to that are approved in accordance with the Company's capital expenditure approval policies and that are not (A) individually in excess of U.S.$25,000 and (B) in the aggregate in excess of U.S.$100,000. Neither the Company nor any of its Subsidiaries will form any new Subsidiaries.

     (b)  Dividends; Changes in Stock.  The Company shall not, nor shall it
          ---------------------------
permit any of its Subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends on or make other distributions in respect of, directly or indirectly, any of its capital stock, except (A) in the event the Effective Time has not occurred by April 30, 1996, other than by reason of any breach or default hereunder on the part of the Company, then the Company may declare and pay a special cash dividend in an amount up to but not exceeding the Company Net Income after April 30, 1996 (as defined in Section 8.03(c)), provided, however, that (x) the Company shall not have, nor shall it have permitted any of its Subsidiaries to have, conducted its operations other than in the ordinary course of business and consistent with past practices and policies, including without limitation, its practices and policies for the recognition of income and expense items, and (y) the Company shall have furnished to Parent on the date of the declaration of such dividend a certificate of the chief financial officer of the Company, in form reasonably satisfactory to Parent, and dated as of such date, to the effect that the Company has duly complied with the provisions of clause (x) of this proviso, and
(B) for dividends by a direct or indirect wholly owned (other than directors' qualifying shares) Subsidiary of the Company, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for the issuance of shares upon the exercise of options presently outstanding under the Incentive Plan, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire (except for the acquisition of Trust Account Shares and the acquisition of shares to be used to satisfy obligations under Company Stock Plans), any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock.

     (c)  Issuance of Securities.  The Company shall not, nor shall it permit
          ----------------------
any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its Subsidiaries' capital stock of any class, any Voting Debt or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) pursuant to the Stock Option Agreement, (ii) issuances by a direct or indirect wholly owned (other than directors' qualifying shares) Subsidiary of its capital stock to its parent, and (iii) pursuant to options or rights presently outstanding under the Incentive Plan or the Employee Stock Purchase Plan.

     (d)  Governing Documents.  The Company shall not amend or propose to amend,
          -------------------
nor shall it permit any of its Subsidiaries to amend, the articles or certificate of incorporation (or similar constitutive documents) or by-laws of the Company or any of its Subsidiaries.

     (e)  No Acquisitions.  The Company shall not, nor shall it permit any of
          ---------------
its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its Subsidiaries to, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, subject to Section 4.01(p), for investments in the ordinary course of business consistent with past practice.

     (f)  No Dispositions.  Other than (i) activities in the ordinary course of
          ---------------
business consistent with sound banking and thrift industry practice or (ii) as set forth on the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries).

     (g)  Indebtedness.  The Company shall not, nor shall it permit any of its
          ------------
Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, other than in the ordinary courses of business consistent with past practice (i) short-term indebtedness incurred to refinance existing short-term indebtedness, (ii) short-term indebtedness of any Subsidiary of the Company to the Company or another Subsidiary of the Company or
(iii) in the case of NSB, short-term indebtedness consistent with sound banking and thrift industry practice. Without limiting the foregoing, NSB shall not extend the maturities beyond one year or otherwise materially change the terms of its advances from the Federal Home Loan Bank of San Francisco (the "FHLB").

     (h)  Other Actions.  The Company shall not, nor shall it permit any of its
          -------------
Subsidiaries to, knowingly or wilfully take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking and thrift industry practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their Subsidiaries to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.01(b)) without imposition of a condition or restriction of the type referred to in Section 6.02(c).

     (i)  Advice of Changes; Government Filings.  The Company shall confer on a
          -------------------------------------
regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, individually or in the aggregate a Material Adverse Effect on the Company or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or the Amex between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed. The Company and each Subsidiary of the Company that is a savings bank shall file all reports, applications and other documents required to be filed with the OTS and any other Regulatory Authorities between the date hereof and the Effective Time and shall make available to Parent copies of all such reports and other items promptly after the same are filed. Except where prohibited by applicable statutes and regulations, the Company shall promptly provide Parent with copies of all other filings made by the Company with any Governmental Entity in connection with this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

     (j)  Accounting Methods.  Except as contemplated by Section 5.09, the
          ------------------
Company shall not change its fiscal year or its methods of accounting in effect at July 1, 1995, except as required by changes in GAAP or regulatory accounting practices as concurred in by the Company's independent auditors.

     (k)  Compensation; Benefit Plans Employment Agreement.  Except as
          ------------------------------------------------
contemplated by this Agreement, neither the Company nor any of its Subsidiaries will (i) declare or pay (or agree to declare or pay) any bonuses or other special compensation to any directors or officers, (ii) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors, officers or employees, (iii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of bonuses or stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary increases in the ordinary course of business consistent with past practice, (iv) create or, except as required by law or regulation, amend any Company Stock Plan or grant any equity based award pursuant to any Company Stock Plan or otherwise, (v) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreement (except for those agreements that are set forth on the Company Disclosure Schedule, which may be renewed on the same terms and conditions as contained therein), or (vi) enter into or amend any employment agreement with any employee or director, hire any new employee at the level of Vice President or above or fill any vacancy created by the departure (for any reason) of any employee at the level of Vice President or above, in each case, without previously consulting with Parent.

     (l)  Tax Matters.  From the date hereof until the Effective Time, (i) the
          -----------
Company and its Subsidiaries will file all Company Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) the Company and its Subsidiaries will timely pay all taxes shown as due and payable on the respective Company Returns that are so filed and as of the time of filing, the Company Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries in all material respects, and (iii) the Company and its Subsidiaries will promptly notify Parent of any action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any Subsidiary in respect of any tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's tax liabilities or other tax attributes. The Company shall not, nor shall it permit any of its Subsidiaries to, make any tax election or settle or compromise any income tax liability.

     (m)  Settlements, Etc.  The Company shall not, nor shall it permit any of
          -----------------
its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with sound banking and thrift industry practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with sound banking and thrift industry practice.

     (n)  Material Contracts.  Except in the ordinary course of business
          ------------------
consistent with sound banking and thrift industry practice or as required by the terms of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, modify, amend or terminate any material contract, lease or agreement to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder. Without limiting the generality of the foregoing, without the prior written consent of Parent, the Company shall not waive any standstill provision contained in any confidentiality agreement in existence as of the date hereof between the Company and any other person. Without the prior written consent of Parent (which shall not be unreasonably withheld), the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or arrangement which, if entered into prior to the date hereof, would have been covered by Section 3.01(u) or Section 3.01(cc).

     (o)    Loans and Commitments.  The Company shall not, nor shall it permit
            ---------------------
any of its Subsidiaries to, without prior consultation with Parent, make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments (and the Company and such Subsidiaries shall not make any loans, advances or commitments to which Parent has reasonably objected), except loans, advances or commitments of less than U.S.$1,000,000 made in the ordinary course of business.

     (p)    Investments.  The Company shall not, nor shall it permit any of
            -----------
its Subsidiaries to, without prior consultation of Parent, make or purchase any investment of any kind (and the Company and such Subsidiaries shall not make or purchase any investments to which Parent has reasonably objected), except investments of less than U.S.$1,000,000 made in the ordinary course of business.

     (q)    No Change in Rates.  The Company shall not, nor shall it permit
            ------------------
any of its Subsidiaries to, without the prior consent of Parent, offer interest rates or terms on any category of deposits at any of its branches which are not consistent with recent practice as disclosed by the Company to Parent, except as may be necessary in the good faith judgment of the Company in response to competitive market developments.

     (r)  General.  The Company shall not, nor shall it permit any of its
          -------
Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions described in this Section 4.01.

     SECTION 4.02.  No Solicitation.  (a)  The Company agrees that neither it
                    ---------------
nor any of its Subsidiaries nor any of the respective officers and directors of the Company or any of its Subsidiaries shall, and the Company shall direct and cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets, deposits or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's board of directors of its fiduciary duties as advised by such board's counsel with respect to an unsolicited offer from a third party, engage in any negotiations concerning or provide any information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than the Parent) conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 4.02(a). The Company agrees that it will notify the Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company or any of its Subsidiaries. The Company also agrees that it promptly shall request each other person (other than the Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of Subsidiaries.

     (b) Except to the extent legally required for the discharge by the Company's board of directors of its fiduciary duties as advised by such board's counsel, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal.

     (c) In addition to the obligations of the Company set forth in Section 4.02(b), the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such request, takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company based on the written opinion of independent counsel, failure to do so would be inconsistent with applicable laws; provided that the Company does not, withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal, except as permitted by the last sentence of Section 5.03.


                                   ARTICLE V

                             Additional Agreements
                             ---------------------

     SECTION 5.01.  Preparation of the Proxy Statement.  The Company will use
                    ----------------------------------
all reasonable efforts to prepare and file promptly a preliminary Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 5.02.  Access to Information.  The Company shall, and shall cause
                    ---------------------
each of its Subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives and advisors of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws or Federal or state banking or thrift laws (other than reports or documents which the Company or subsidiary is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will, and will cause its advisors and representatives to, hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the terms of the Confidentiality Agreement dated as of January 17, 1995, between the Company and Parent (the "Confidentiality Agreement"). No investigation by either Parent or Sub shall affect the representations and warranties of the Company, and each such representation and warranty shall survive such investigation. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish to Parent as the same become available and shall cause one or more of its designated representatives with appropriate knowledge of the details reflected in or underlying such financial statements and budgets to confer on a regular and frequent basis with
Parent: (w) copies of all monthly and quarterly interim financial statements (including budgets and variances from budgets), (x) detailed information regarding monthly deposit flow and FHLB funding, (y) copies of monthly loan production reports, and (z) copies of monthly reports regarding sales of securities products. The Company shall promptly notify Parent of any material change in its business or operations and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Entity, or the institution of the threat of material litigation involving the Company or its Subsidiaries, and shall keep Parent fully informed of all such events.

     SECTION 5.03.  Company Stockholders Meeting.  The Company shall duly call,
                    ----------------------------
give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval as soon as practicable after the date on which the definitive Proxy Statement has been mailed to the Company's stockholders. In any event, the Company will use all reasonable efforts to promptly cause the Stockholders Meeting to be held. The Company will, through its Board of Directors, recommend to its stockholders that they grant the Company Stockholder Approval, unless, as a result of an unsolicited Acquisition Proposal, the board of directors determines in good faith after consultation with independent counsel and Kaplan Associates, Inc. or an investment banking firm of recognized standing, that to so recommend would constitute a breach of the fiduciary obligations of the board of directors of the Company to the stockholders of the Company.

     SECTION 5.04.  Legal Conditions to Merger.  Subject to the terms and
                    --------------------------
conditions of this Agreement, each of the Company and Parent shall, and shall cause its Subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of any necessary consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (including any subsequent merger or other combination of the Company and NSB with and into Parent) and the Stock Option Agreement and the making or obtaining of all necessary filings and registrations with respect thereto, (b) the defending of any lawsuits or other legal proceedings, whether judicial, administrative or regulatory, challenging this Agreement or the Stock Option Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stock Option Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (A) be materially burdensome to such party and its Subsidiaries taken as a whole in the context of the transactions contemplated by this Agreement or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (B) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 6.02(c). Each of the Company and Parent will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing. The Company will use all commercially reasonable efforts to operate the Company and the Subsidiaries and their respective businesses in a manner designed to achieve satisfaction of all of the conditions precedent set forth in Sections 6.01 and
6.02. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (x) take all action necessary to ensure that any state takeover statute or similar statute or regulation (including Section 203 of the DGCL) is not applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Stock Option Agreement or any of the other transactions contemplated by this Agreement or the Stock Option Agreement.

     SECTION 5.05.  Employee Matters.  (a) Parent shall honor in accordance with
                    ----------------
their terms the employment, salary continuation, severance and other contracts to which employees of the Company are a party that are set forth on the Company Disclosure Schedule and shall also honor the terms and provisions of the Company's severance policy for its employees as heretofore furnished to Parent, and shall honor all provisions for vested benefits and rights existing as of the Effective Time under the Company Benefit Plans. Notwithstanding the foregoing, Parent shall be obligated at the Effective Time to make payments with respect to the separation from employment in connection with a change of control of the Company under employment and severance contracts to the following employees only in the respective amounts set forth in the Company Disclosure Schedule -- Granville Stark, Greg Jahn, Bertha Balfour and Cathy Simondi. In addition, notwithstanding the foregoing, Parent shall be obligated at the Effective Time to make payments to Alfred Alys with respect to his consulting and non-competition agreement and employment agreements only in the amount set forth in the Company Disclosure Schedule. At the Effective Time, Parent shall enter into a Consulting Agreement with Alfred Alys in substantially the form heretofore agreed upon by the parties. Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the written agreement of each of the individuals specified in the preceding sentence that their maximum entitlement under such contracts is as specified in the Company Disclosure Schedule.

     (b) Parent agrees to pay former employees of the Company and its Subsidiaries who are retained following completion of the Merger by Parent ("Continuing Employees") at their base salaries (excluding bonus plans) in effect on the Closing Date, subject to Parent's regular performance review process applicable to Parent's employees generally. Nothing herein shall create any obligation on the part of Parent to retain any such employees or to refrain from reassigning any such employee as Parent shall determine is necessary or appropriate.

     (c) Continuing Employees will participate in the employee benefit, welfare and related plans and programs of Parent and its Subsidiaries on the same basis as other similarly situated employees of Parent and its Subsidiaries with the Continuing Employees (i) receiving past service credit for their employment with the Company and its Subsidiaries (and predecessors thereto) for eligibility, participation and vesting in the plans, programs and arrangements of Parent and its Subsidiaries including, but not limited to, qualified retirement plans, vacation, sick time and leave, with past service credit applicable to eligibility and vesting excluded from consideration for purposes of benefit determination, and (ii) not being subject to any waiting period or preexisting condition exclusion in connection with medical, dental, life and disability coverage and receiving full credit for their prior co-payments and deductibles.

     (d) Notwithstanding any other provisions contained in this Agreement, the Company may effect repayment prior to the Effective Time, in full or in part, of the ESOP Debt, provided, however, that to the extent any ESOP Debt is outstanding and not so repaid at the Effective Time, cash received by the ESOP Trustee as a result of the Merger with respect to unallocated shares of Company shall be applied by the trustee to the repayment of ESOP Debt and the balance of the cash received by the ESOP Trustee as a result of the Merger with respect to unallocated shares of Company shall be allocated to the accounts of all participants and beneficiaries in the ESOP who have accounts under the ESOP in proportion to the account balances of such participants and beneficiaries as they existed as of the Effective Time. Prior to the Effective Time, the ESOP may be amended to provide for (i) full vesting of benefits by participants and (ii) elimination of any requirement for a participant to be employed on the last day of the Plan Year to receive an employer contribution or other annual additions or allocations. Upon the making of all allocations herein, the ESOP shall be terminated and the account balances therein will be distributed to participants or their beneficiaries, with the right of tax-free rollover, to the extent permitted by law, to an individual retirement account or another tax-qualified plan of Parent that accepts such a rollover, at the election of the distributee.

     (e) Prior to the Effective Time, the Company may establish and fund for the benefit of Alfred Alys a rabbi trust sufficient to fund fully the Company's obligations under the Salary Continuation Agreement for Alfred Alys. Such trust shall be established pursuant to the execution and delivery of a trust agreement substantially in the form of Exhibit B hereto. Mr. Alys may designate the trustee and depository for such trust.

     SECTION 5.06.  Stock Options and the ESOP; Profit Sharing Plan.  (a) As
                    -----------------------------------------------
soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding Company Employee Options upon the Effective Time, in exchange for a cash payment by the Company of an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share over (y) the exercise price per share of Company Common Stock subject to such Company Employee Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Employee Option for which such Company Employee Option shall not theretofore have been exercised, whether or not then exercisable.

     (b) All amounts payable pursuant to this Section 5.06 shall be subject to any required withholding of taxes and shall be paid without interest.

     (c) The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such actions as are required to terminate the Company Stock Plans other than the ESOP as of the Effective Time, to delete as of the Effective Time the provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company and to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

     (d) In addition, the 401(k) and profit sharing plan may be terminated prior to the Effective Time and the account balances therein may be distributed to participants or their beneficiaries, with the right of tax free rollover, to the extent permitted by law, to an individual retirement account or another tax-qualified plan of Parent that accepts such a rollover, at the election of the distributee.

     SECTION 5.07.  Fees and Expenses.  Whether or not the Merger is
                    -----------------
consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that in the case of a termination pursuant to Section 7.01(b)(ii), 7.01(c)(iv) or 7.01(c)(v), the non-terminating party shall pay on demand to the terminating party in immediately available funds all of the terminating party's out of pocket expenses incurred in connection with the transactions contemplated by this Agreement up to but not exceeding $250,000.

     SECTION 5.08.  Indemnification, Exculpation and Insurance.  (a) Parent and
                    ------------------------------------------
Sub agree that, for a period of six years (or the period of the applicable statute of limitations, if longer) from the Effective Time, all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (such persons, "Indemnified Persons") as provided in their respective certificate or articles of incorporation (or similar constitutive documents) or by-laws or otherwise shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnified Persons. Parent will cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (a copy of which has heretofore been delivered to Parent) to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company or its Subsidiaries on the date of this Agreement, so long as the aggregate premium therefor would not exceed $75,000 over said six year period (the "Maximum Aggregate Premium") provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the material terms thereof are no less advantageous than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent will use all commercially reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Aggregate Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

     (b) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives.

     SECTION 5.09.  Company Accruals and Reserves.  Prior to the Closing Date,
                    -----------------------------
at the request of Parent, the Company shall review and, to the extent consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals) to (a) reflect the Surviving Corporation's and Parent's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto. Notwithstanding the foregoing, the Company shall not be obligated to take in any respect any such action pursuant to this Section 5.09 unless and until Parent acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     SECTION 5.10.  Letters of Accountants to the Company.  The Company shall
                    -------------------------------------
use all reasonable efforts to cause to be delivered to Parent letters of KPMG Peat Marwick LLP ("PM"), the Company's independent auditors, dated a date within two business days (as defined in Section 8.03(c)) before the date on which the Proxy Statement relating to the Company Stockholders Meeting is mailed to the stockholders of the Company and two business days before the Closing Date, and addressed to Parent, in form and substance reasonably satisfactory to Parent, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement sent to the Company's stockholders in connection with the transactions contemplated hereby.

     SECTION 5.11.  Additional Agreements.  In case at any time after the
                    ---------------------
Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Parent, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 5.12.  Parent Covenants; Other Actions.  Parent shall not, nor
                    -------------------------------
shall it permit any of its Subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, any of such representations and warranties that are not so qualified being or becoming untrue in any material respect, any of the conditions to the Merger set forth in Article VI not being satisfied or a material Violation of any provision of the Stock Option Agreement, or (unless such action is required by applicable law or sound banking or thrift industry practice) which could reasonably be expected to adversely affect or delay the ability of any of Parent, Sub or the Company or their Subsidiaries to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.02(c).

     SECTION 5.13  Joint Implementation Team.  Promptly following the execution
                   -------------------------
of this Agreement, Parent and the Company shall each identify a selected group of their respective personnel that shall constitute a "Joint Implementation Team" who shall be available to Parent and the Company, respectively, at reasonable times (limited to normal operating hours) to provide information and assistance in connection with Parent's investigation of matters relating to the Company and the Subsidiaries, as well as consultation regarding the combined operations of the parties following the Closing.

     SECTION 5.14  Employee Training.  Not later than 30 days prior to the
                   -----------------
Closing Date, the Company shall permit Parent to train and conduct orientation sessions for the employees of the Company and the Subsidiaries in respect of Parent's systems, policies and procedures and the Company shall, as scheduled by Parent for reasonable periods of time and subject to the Company's reasonable approval, such that the Company's ongoing operations shall not be materially disrupted, excuse such employees from their duties for the purpose of training and orientation by Parent.

     SECTION 5.15  Environmental, ADA and Seismic Investigations.  Promptly
                   ---------------------------------------------
following the execution of this Agreement, the Company shall (a) provide Parent and Parent's consultants with access to each of the properties of the Company and the Subsidiaries, including all real property and the improvements thereon (the "Properties") and to pertinent information, records or documents within the possession, custody or control of the Company or the Subsidiaries, at times reasonably satisfactory to the Company, (b) permit Parent's consultants to investigate the Properties in order to prepare Preliminary Environmental Assessment Reports of a scope reasonably satisfactory to Parent (and such additional environmental reports as Parent may reasonably request in light of the findings in the Preliminary Environmental Assessment Reports) regarding each of the Properties owned by the Company or the Subsidiaries, (b) permit Parent and its consultants to conduct an investigation of each of the Properties as to the compliance thereof with the Americans With Disabilities Act of 1990 and applicable regulations promulgated in accordance therewith (the "ADA"), and (c) permit Parent and its consultants to conduct an investigation of each of the Properties as to the compliance thereof with applicable seismic guidelines, standards, laws and regulations. The first $20,000 of the cost of the investigations and reports contemplated by this Section 5.15 shall be borne equally by the Company and Parent, with the excess over $20,000 being borne solely by Parent. Parent will provide the Company with copies of any reports it receives pursuant to this Section.

     SECTION 5.16.  Certificates re Financial Data.  The Company shall deliver
                    ------------------------------
to Parent, no later than 15 days after the end of the month to which each such certificate relates, certificates in form, substance and detail reasonably satisfactory to Parent, dated as of the last day of each month after the date hereof to the Effective Time (and, for delivery on the Closing Date, a certificate dated as of the Closing Date), each signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" certifying reasonably and in good faith as of such dates (i) the Company Net Worth (as defined in Section 8.03(c)(v)) and (ii) the Deposit Balance (as defined in Section 7.01(c)(iv)).


                                  ARTICLE VI

                             Conditions Precedent
                             --------------------

     SECTION 6.01.  Conditions to Each Party's Obligation To Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a)  Company Stockholder Approval.  The Company Stockholder Approval shall
          ----------------------------
have been obtained.

     (b)  Other Approvals.  Other than the filing provided for by Section 1.03,
          ---------------
all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or Parent or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated hereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

     (c)  No Injunctions or Restraints; Illegality.  No temporary restraining
          ----------------------------------------
order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 6.02.  Conditions to Obligations of Parent.  The obligations of
                    -----------------------------------
Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
the Company set forth in this Agreement shall be true and correct (subject to Section 3.00) in all material respects both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

     (b)  Performance of Obligations of the Company.  The Company shall have
          -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to these of a "chief financial officer" to such effect.

     (c)  Burdensome Condition.  There shall not be any action taken, or any
          --------------------
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any requirement upon Parent, the Company or the Surviving Corporation or their Affiliates which, individually or in the aggregate, would (i) result in a Material Adverse Effect on Parent, the Surviving Corporation or their Affiliates, or (ii) would reduce the benefits of the transactions contemplated by this Agreement to Parent in so significant a manner that Parent, in its reasonable good faith judgment, would not have entered into this Agreement had such condition or requirement been known at the time hereof.

     (d)  Company Stock Options and Company Stock Plans.  The Company shall have
          ---------------------------------------------
duly effected, as of the Effective Time, the cancellation of all outstanding Company Stock Options, whether vested or not, the termination of the Company Stock Plans and the deletion of any provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any subsidiary of the Company or any interest in respect of any capital stock of the Company or any Subsidiary of the Company.

     (e)  Letter of the Company's Independent Accountants; Results of Audit.
          -----------------------------------------------------------------
Parent shall have received in accordance with the terms hereof the duly executed letters of PM, prepared pursuant to the provisions of Section 5.10.

     (f)  Opinion of Counsel.  Parent shall have received the duly executed
          ------------------
opinion of Silver, Freedman & Taff, or other counsel to the Company, dated the Closing Date, covering the matters set forth in Exhibit C hereto and reasonably satisfactory to Parent and such other customary closing documents for transactions of this type as Parent shall reasonably request.

     (g)  Litigation, Etc.  There shall be no pending or threatened material
          ----------------
actions or proceedings by any person against the Parent, the Sub, the Company, or any Subsidiary of the Company, or any director, officer or employee of any of the foregoing challenging or in any way or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any person as a result of the transactions contemplated hereby.

     (h)  No Material Adverse Effect.  Since the date of this Agreement, there
          --------------------------
shall have occurred no Material Adverse Effect with respect to the Company.

     (i)  Certain Expense Reports.  At least two business days prior to the
          -----------------------
Effective Time, all attorneys, accountants, investment bankers and other advisors and agents of the Company and its Subsidiaries shall have submitted to the Company (with a copy to the Parent) estimates of their fees and expense for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses with respect to the transactions contemplated hereby. At the Effective Time, such advisors shall have submitted their final bills for such fees and expenses to the Company and its Subsidiaries for services rendered, with a copy delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses.

     (j)  Contingent Liabilities.  Except for matters described in the Company
          ----------------------
Disclosure Schedule (and as to such matters only to the extent of facts made available to Parent on or prior to the date of this Agreement), the Company, at the time of the Closing, shall not be subject to any suit, action or proceeding, or any investigation or inquiry by any Government Entity (such suits, actions or proceedings, or any such investigations or inquiries, being collectively referred to herein as "proceedings"), which shall be pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company, nor shall there by any potential unasserted claim or liability not heretofore disclosed in the Company Disclosure Schedule (whether or not such claim or liability is required to be accrued or disclosed under SFAS Nos. 5) unless Parent shall have determined, in the exercise of its reasonable business judgment, that each proceeding, claim or liability likely would not have either individually or in the aggregate with all other such proceedings, claims or liabilities, a Material Adverse Effect on the Company.

     (k)  Certain Other Approvals.  Parent shall have received the approval of
          -----------------------
the FDIC under 12 U.S.C. (S) 1815(d)(3), or under any successor provision, (the "Oakar" statute) so that the "exit fee" provided for therein shall not be applicable to the transactions contemplated hereby or to any subsequent merger or other combination of NSB with and into Parent and shall also have received all requisite approvals from the California State Banking Department, the FDIC and the OTS and any other Governmental Entities having jurisdiction for the merger or other combination of the Company and NSB with and into Parent promptly following the Effective Time.

     (l)  Non-Competition Agreements.  Parent shall have received duly
          --------------------------
executed non-competition agreements, in substantially the form heretofore agreed to between Parent and the Company, from those individuals listed on Exhibit D hereto.

     (m)  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than Governmental Entities) whose consent or approval shall be required in order to permit the succession by Parent and the Surviving Corporation in connection with the Merger (and any subsequent merger or other combination of NSB with and into Parent) to any material obligation, right or interest of the Company and its Subsidiaries under any material loan or credit agreement, note, mortgage, indenture, lease (and all branch leases shall be deemed to be material for purposes of this Section), license or other agreement or instrument shall have been obtained.

     (n)  Headquarters and Administrative Offices.  The existing leases of the
          ---------------------------------------
Company's properties at (i) 20 Petaluma Boulevard South, Petaluma, California,
(ii) 450 Center Street, Healdsburg, California, and (iii) 6301 State Farm Drive, Rohnert Park, California shall be amended on terms satisfactory to Parent to implement the modifications set forth in the letter agreement of even date herewith between the Company and the lessors of such properties.

     (o)  Certificates re Financial Data.  Parent shall have received
          ------------------------------
certificates dated as of the last day of each month after the date hereof to the Effective Time and a certificate, dated as of the Closing Date, signed on behalf of the Company by its Chairman or Chief Executive Officer and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" certifying as of such dates (i) the Company Net Worth (as defined in Section 8.03(c)(v)) and (ii) the Deposit Balance (as defined in Section 7.01(c)(iv)). The monthly certificates shall be received no later than 10 days after the end of the month to which each such certificate relates.

     SECTION 6.03.  Conditions to Obligations of the Company.  The obligations
                    ----------------------------------------
of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

     (a)  Representations and Warranties.  The representations and warranties of
          ------------------------------
Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct (subject to Section 3.00) in all material respects, both as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

     (b)  Performance of Obligations of Parent and Sub.  Parent and Sub shall
          --------------------------------------------
have performed in all material respects all obligations required to be performed by them under this Agreement and the Stock Option Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Chairman or Chief Executive Officers and their respective Chief Financial Officers or other executive officers performing duties equivalent to these of a "chief financial officer" to such effect.

     (c)  Opinion of Counsel.  The Company shall have received the duly executed
          ------------------
opinion of Pillsbury Madison & Sutro, counsel to Parent, dated the Closing Date, substantially in the form of Exhibit E hereto.

                                  ARTICLE VII

                           Termination and Amendment
                           -------------------------

     SECTION 7.01.  Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Effective Time, whether before or after the Company Stockholder Approval is received:

     (a)  by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company upon written notice to the other party:

               (i) if (1) the OTS, or any other Governmental Entity the approval of which is required to permit consummation of the Merger or the other transactions contemplated hereby shall have issued an order denying approval of the Merger or such other transactions or (2) any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated hereby and in any such case under either clause (1) or (2) the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

               (ii) if the Company, on the one hand, or Parent or Sub, on the other hand, materially breaches any of its covenants and obligations or representations and warranties hereunder or under the Stock Option Agreement and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to terminate
     --------  -------
     this Agreement pursuant to this Section 7.01(b)(ii) unless the breach of covenant, obligation, representation or warranty, together with all other such breaches, would entitle the party other than the party bound by such covenant or obligation not to consummate the transactions contemplated hereby or the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 6.02(a) (in the case of a breach of representation or warranty by the Company) or
     Section 6.03(a) (in the case of a breach of representation or warranty by Parent and Sub);

               (iii) if the Merger shall not have been consummated on or before August 31, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; or

               (iv) if, upon a vote at a duly held Company Stockholders Meeting, the Company Stockholder Approval shall not have been obtained;

     (c)  by either Parent or Sub upon written notice to the Company:

               (i) if, prior to the Company Stockholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and
     (A) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting, (B) the Company Stockholders Meeting does not occur prior to June 30, 1996 or (C) the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal;

               (ii) if (A) the FDIC shall have issued an order denying approval of the application of Parent for an order under the Oakar statute with respect to any subsequent merger or other combination of NSB with and into Parent, (B) any repeal or change to the Oakar statute occurs which has the effect of making the exit fee provided therein or any comparable fee applicable to the transactions contemplated hereby or to any subsequent merger or other combination of NSB with and into Parent, (C) the California State Banking Department or the OTS or the FDIC or any other Governmental Entity having jurisdiction shall have issued an order under any other applicable statute or regulation denying approval of any such merger or other combination of NSB with and into Parent promptly following consummation of the transactions contemplated hereby, or (D) the FRB shall have refused to grant the waiver contemplated by Section 3.02(b)(iii)(G);

               (iii) if, after the date hereof, there has occurred any Material Adverse Effect (or any development or circumstance that might reasonably be expected to result in a Material Adverse Effect) with respect to the Company, provided that Parent shall have given 30 days' written notice of such termination to the Company and the Company shall not have remedied such event by the end of such 30 day period;

               (iv) if, as of the Closing Date the principal balance of all deposit liabilities, including, accounts accessible by negotiable orders of withdrawal, demand deposits, passbook accounts, certificates of deposit, but excluding all brokered deposits and depository accounts with balances greater than U.S.$100,000, of the Company and its Subsidiaries ("Deposit Balance") shall be less than U.S.$230,000,000; or

               (v) if, as of the Closing Date, Company Net Worth shall be less than U.S.$34,000,000.

     SECTION 7.02.  Effect of Termination.  In the event of termination of this
                    ---------------------
Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or obligation or willful breach of any warranty or representation contained in this Agreement, and except (a) with respect to Section 3.01(r), Section 3.02(e), Section 5.07, this Section 7.02 and
Section 8.05, and (b) with respect to the representations and warranties contained in Sections 3.01 and 3.02 insofar as such representations and warranties relate to the Stock Option Agreement (but only until the termination of the Stock Option Agreement).

     SECTION 7.03.  Amendment.  This Agreement may be amended by the parties
                    ---------
hereto at any time before or after the Company Stockholder Approval is received, but, after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.03, Parent may from time to time without the consent of the Company increase the amount (but not change the nature) of the Merger Consideration, and any provisions inconsistent with such right herein or in any agreement referred to herein are hereby deemed superseded to the extent of such inconsistency.

     SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective
                    -----------------
Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver.
                    ---------------------------------------------------------
A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII

                              General Provisions
                              ------------------

     SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the
                    ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02.  Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or Sub, to:

               Bank of the West
               180 Montgomery Street
               San Francisco, CA 94104
               Attention:  President
               Facsimile:  (415) 837-1405

     with copies to:

               Rodney R. Peck, Esq.
               Pillsbury Madison & Sutro
               235 Montgomery Street
               San Francisco, CA 94104
               Facsimile:  (415) 983-1200

     (b)  if to the Company, to:

               Northbay Financial Corporation
               1360 Redwood Way
               Petaluma, California  94954
               Attention:     Mr. Alfred A. Alys
                              President and Chief Executive Officer
               Facsimile:     (707) 792-7406

     with a copy to:

               Robert Lipsher, Esq.
               Silver, Freedman & Taff, L.L.P.
               1100 New York Avenue, N.W.
               Seventh Floor
               Washington, D.C.  20005
               Facsimile:   (202) 682-0354

     SECTION 8.03.  Definitions; Interpretation.  (a)  As used in this
                    ---------------------------
Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity and its Subsidiaries, taken as a whole, (ii) the term "Material Adverse Effect" means, with respect to the Company, Parent or Sub, a material adverse effect (whether or not required to be accrued or disclosed under SFAS No. 5) on the Condition of such party and its Subsidiaries, taken as a whole, or on the ability of such party to perform its obligations hereunder or to consummate the transactions hereby contemplated by June 30, 1996 or, except for purposes of determining satisfaction of the conditions set forth in Section 6.02, under the other agreements contemplated hereby (provided that in determining whether a Material Adverse Effect shall have occurred, (A) the Transaction Costs and the Company Accruals and Reserves (each as defined in Section 8.03(c)) shall be disregarded and (B) there shall be excluded any effect the cause of which may result or shall have resulted from changes to laws and regulations, generally accepted accounting principles or regulatory accounting principles or changes in interest rates or economic conditions applicable to depository institutions generally, or costs and expenses relating to the transactions contemplated by this Agreement, the impact on the Company's financial statements of the change in control, severance, salary continuation and other benefits specified in Section 5.05 and set forth in the Company Disclosure Schedule, any recapture of the Company's tax bad debt reserve, any special assessment imposed on SAIF-insured institutions after the date hereof), and (iii) the term "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (c) As used elsewhere in this Agreement, the following terms shall have the meaning set forth below:

     (i) "Affiliate" shall mean, with respect to any person, any person that, directly or indirectly, controls or is controlled by or is under common control with such person.

     (ii) "Business Day" shall mean any day, other than Saturday or Sunday or any other day on which commercial banks in the State of California are authorized or required by law to be closed.

     (iii) "Company Accruals and Reserves" shall mean any accruals and reserves adopted by the Company pursuant to the request of Parent under the terms of Section 5.09 or otherwise relating to the Merger or required pursuant to this Agreement.

     (iv) "Company Net Income after April 30, 1996" shall mean the consolidated net income of the Company earned after April 30, 1996 and up to the day next preceding the Effective Time as appearing on the financial statements of the Company after April 30, 1996, determined in accordance with GAAP, provided that in determining the amount of such net income, the amount of the Transaction Costs, any special assessment imposed on SAIF-insured institutions, any recapture of NSB's tax bad debt reserve, any costs or expenses relating to the change in control, severance, salary continuation and other benefits specified in Section 5.05 and any Company Accruals and Reserves shall be disregarded.

     (v) "Company Net Worth" shall mean the sum of the Company Common Stock, paid-in capital and retained earnings accounts as such accounts would appear on a balance sheet of the Company prepared in accordance with GAAP, provided that in determining the amount of such net worth, the amount of the Transaction Costs, any special assessment imposed on SAIF-insured institutions, any recapture of NSB's tax bad debt reserve, any costs or expenses relating to the change in control, severance, salary continuation and other benefits specified by Section 5.05 and any Company Accruals and Reserves shall be disregarded.

     (vi) "Condition" shall mean the financial condition, assets, businesses, results of operations or prospects of any party hereto.

     (vii) "GAAP" shall mean generally accepted accounting principles in the United States.

     (viii)  "Net Worth Floor" shall mean:

               U.S.$35,000,000     in the event the Closing occurs on or after
                                   April 30, 1996;

               U.S.$34,850,000     in the event the Closing occurs between March
                                   31, 1996 and April 29, 1996 (dates
                                   inclusive);

               U.S.$34,700,000     in the event the Closing occurs between
                                   February 29, 1996 and March 30, 1996 (dates inclusive);

               U.S.$34,550,000     in the event the Closing occurs between
                                   January 31, 1996 and February 28, 1996 (dates inclusive); and

               U.S.$34,400,000     in the event the Closing occurs between
                                   December 31, 1995 and January 30, 1996 (dates inclusive).

     (ix) "Subsidiary" shall mean, in the case of either Parent or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest.

     (x) "Transaction Costs" shall mean the amount of the out-of-pocket expenses incurred by the Company and its Subsidiaries in connection with the transactions hereby contemplated (but not to exceed, for purposes of this definition, U.S.$827,000.)

     SECTION 8.04.  Counterparts.  This Agreement may be executed in one or
                    ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.05.  Entire Agreement; No Third-Party Beneficiaries; Rights of
                    ---------------------------------------------------------
Ownership.  Except for the Confidentiality Agreement and the letter agreement
---------
dated October 17, 1995 between Parent and the Company, this Agreement (including the documents and the instruments referred to herein, including the Stock Option Agreement, the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and, except to the extent specified in Sections 5.05, 5.06, 5.08 and 8.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Stock Option Agreement or as hereinafter agreed to in writing, neither Parent nor Sub shall have the right to acquire or shall be deemed to have acquired shares of Company Common Stock pursuant to the Merger until consummation thereof.

     SECTION 8.06.  Governing Law.  This Agreement shall be governed and
                    -------------
construed in accordance with the laws of the State of California, without regard to any applicable principles of conflicts of law, except that the Merger and the effect thereof shall be governed by the DGCL.

     SECTION 8.07.  Limitations on Remedies.  Each party agrees that, should
                    -----------------------
any court or other competent authority hold any provision of this Agreement or the Stock Option Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including money damages, for breach hereof or thereof or of any other provision of this Agreement or the Stock Option Agreement or part hereof or thereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

     SECTION 8.08.  Publicity.  Except as otherwise required by law or the
                    ---------
rules of the American Stock Exchange, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Stock Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights,
                    ----------
interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.10.  Enforcement.  Subject to Section 8.07, the parties agree
                    -----------
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 8.07, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     SECTION 8.11.  Certain Proxies.  Concurrently with the execution and
                    ---------------
delivery of this Agreement, Parent has received irrevocable proxies from the directors and executive officers of the Company listed on Exhibit F hereto authorizing the voting by Parent or its designee of their shares of common stock of the Company at the Company Stockholders' Meeting in favor of the transactions contemplated hereby.

     SECTION 8.12.  Director Health Coverage.  Parent and Sub agree that, for a
                    ------------------------
period of two years following the Effective Time, Parent will make or cause to be made monthly payments in respect of the health insurance premiums for medical, dental and vision care coverage for each of the directors of the Company (and their spouses) in office at the time this Agreement is executed and delivered, provided, however, that the maximum amount required to be paid by Parent for all such directors and their spouses in any month during such two-year period shall not exceed $3,000. At the end of such two year period, such directors and their spouses will each be entitled to participate, at their own expense for life, in the group health plan of Parent.

     SECTION 8.13.  Employee Retention.  To the extent practicable, Parent will
                    ------------------
give consideration to the retention after the Closing of employees of the Company and its Subsidiaries in their current or comparable positions within the Surviving Corporation, provided however, that, notwithstanding the foregoing or any other provision hereof, it shall have no legal obligation to retain or offer new employment to any such employees.

     SECTION 8.14.  Subsequent Mergers.  The parties contemplate that,
                    ------------------
immediately following the merger of Sub with and into the Company at the Effective Time as contemplated by Section 1.01, the Surviving Corporation shall be merged with and into the Parent, followed immediately by the merger of NSB with and into the Parent. In each case, the Parent shall succeed to and assume all the rights and obligations of the Surviving Corporation and NSB, respectively, in accordance with merger agreements substantially in the forms attached as Exhibits G and H hereto, respectively.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                            BANK OF THE WEST

                            by
                                 /s/ Don J. McGrath

                                 Name:     Don J. McGrath
                                 Title:    President and Chief Operating Officer


                            NF ACQUISITION CO.,

                            by
                                 /s/ Douglas C. Grigsby

                                 Name:     Douglas C. Grigsby
                                 Title:    Treasurer


                            NORTHBAY FINANCIAL CORPORATION,

                            by
                                 /s/ Alfred A. Alys

                                 Name:     Alfred A. Alys
                                 Title:    President and Chief Executive Officer

                                                                      APPENDIX B

                              Section 262 of the
                       Delaware General Corporation Law

(S) 262.  Appraisal Rights.

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

                 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

                 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S) (S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

                        b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

                        c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a.,
          b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(3) of this section, shall apply as nearly as is practicable.

     (d)    Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX C





                                                  _______ __, 1996



Board of Directors
Northbay Financial Corporation
1360 Redwood Way
Petaluma, California  94954

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Northbay Financial Corporation ("Northbay") of the merger consideration ("Merger Consideration") to be received for the issued and outstanding shares of common stock, par value $0.10 per share, of Northbay ("Northbay Common Stock") pursuant to the Agreement and Plan of Merger dated as of November 9, 1995 (the "Agreement"), among Bank of the West, NF Acquisition Co., a wholly owned subsidiary of Bank of the West ("Sub"), and Northbay providing for the merger of Sub into Northbay (the "Merger").

     Pursuant to the Agreement, the Merger Consideration will consist of the right to receive cash equal to $15.75 for each share of Northbay Common Stock, subject to the conditions set forth in the Agreement. Each issued and outstanding option to purchase shares of Northbay Common Stock will be cancelled for a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such option.

     As a condition to Bank of the West's entering into the Agreement and in consideration thereof, Northbay and Bank of the West have entered into a Stock Option Agreement (the "Option Agreement") pursuant to which Northbay has granted to Bank of the West, on the terms and conditions set forth in the Option Agreement, an option entitling Bank of the West to purchase up to 547,354 authorized but unissued shares of Northbay Common Stock at a cash purchase price of $13.25 per share.

     Kaplan Associates, Inc. ("KAI") is a financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. As part of our financial advisory and consulting services, we are regularly engaged in the independent valuation of businesses and securities in connection with merger and acquisition transactions, initial public offerings, private placements, and recapitalizations. KAI is familiar with Northbay, having acted as financial advisor to Northbay's Board of Directors in connection with, and having participated in, the negotiations leading to the Agreement, and will receive a fee from Northbay for our services.

                                   [TO COME]


Board of Directors
Northbay Financial Corporation
_______ __, 1996
Page Two


      In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed Northbay's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1995 and Northbay's Form 10-Q and related unaudited financial information for the quarter ended September 30, 1995;

     2. Reviewed Bank of the West's Annual Reports and related financial information for the three fiscal years ended December 31, 1994 and Bank of the West's unaudited financial information for the quarter ended June 30, 1995;

     3. Reviewed certain other public and internal information prepared by Northbay including, but not limited to, quarterly reports filed on Forms 10-Q, nonperforming asset reports, interest rate risk exposure reports and financial forecasts and the assumptions thereto relating to the business, assets, deposits, earnings and future prospects of Northbay;

     4. Conducted discussions with members of senior management of Northbay and Bank of the West concerning their respective financial conditions, businesses, assets, financial forecasts and future prospects;

     5. Reviewed the historical market prices and trading activity for Northbay Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

     6. Compared the results of operations of Northbay and Bank of the West with those of certain other companies that we deemed relevant;

     7. Analyzed the relative contribution of Northbay to certain financial attributes of Bank of the West, including, among other things, its assets, liabilities, equity and net income;

     8. Reviewed the Agreement and compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other transactions that we deemed to be relevant;

     9.  Reviewed and evaluated other solicitations of interest in Northbay;
         and,

    10. Reviewed such other financial studies and analyses, performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

         In rendering this opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness, in all material respects, of the financial and other information and the representations provided to us by Northbay and Bank of the West or publicly available and have relied upon the accuracy and completeness of the representations and warranties of Northbay and Bank of the West contained in the Agreement. We have also relied upon the management of Northbay as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. With respect to financial forecasts, including without limitation, projections

Board of Directors
Northbay Financial Corporation
_______ __, 1996
Page Three


regarding net interest margin, underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, we have, with your consent, assumed that they reflect the best currently available estimates and judgments of Northbay's management at the time of preparation as to the future financial performance of Northbay and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of Northbay. We have also assumed that the conditions to the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     In addition, with your consent, we have not made an independent evaluation or appraisal of the assets of Northbay or Bank of the West or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We have also assumed that there has been no material change in Northbay's or Bank of the West's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us by Northbay and Bank of the West, respectively. We have relied on advice of counsel to Northbay as to all legal matters with respect to Northbay, Northbay's Board of Directors, the Merger, the Agreement and the Option Agreement. This opinion is necessarily based upon economic, market, monetary and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof.

     As compensation for the financial advisory services provided to Northbay in connection with the Merger, including providing this opinion, Northbay agreed to pay KAI the professional fees and reimburse the expenses set forth in the engagement letter dated July 5, 1994 between Northbay and KAI. This opinion is furnished pursuant to such engagement letter. It is understood that this opinion may be included in its entirety in any communication by Northbay or Northbay's Board of Directors to the shareholders of Northbay. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to for any other purpose without our prior written consent.

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Bank of the West pursuant to the terms of the Agreement is fair, from a financial point of view, to the shareholders of Northbay.

                                                  Very truly yours,



                                                  KAPLAN ASSOCIATES,INC.

                                                                  Execution Copy
                                                                  --------------

                                                                      APPENDIX D


               STOCK OPTION AGREEMENT dated as of November 9, 1995, among BANK OF THE WEST, a California banking corporation ("Grantee"), NF ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Grantee ("Sub"), and NORTHBAY FINANCIAL CORPORATION, a Delaware corporation ("Issuer").


     WHEREAS, Issuer is a registered savings and loan holding company under the Savings and Loan Holding Company Act, as amended (the "SLHC Act");

     WHEREAS, Grantee is a commercial bank organized and existing under California law;

     WHEREAS, Grantee, Sub and Issuer propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement");

     WHEREAS, as a condition and inducement to Grantee's and Sub's willingness to enter into the Merger Agreement, Grantee and Sub have required that Issuer grant to Grantee the Option (as defined in Section 2); and

     WHEREAS, the Board of Directors of Issuer, believing it to be in the best interests of Issuer, has approved this Agreement and the grant by Issuer of the Option.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1.  Definitions; Interpretation.  Capitalized terms used but not defined
         ---------------------------
herein shall have the meanings set forth in the Merger Agreement, which also contains in Section 8.03(b) thereof certain rules of construction and interpretation that shall be applicable hereto as if set forth herein.

     2.  Grant of Option.  Issuer hereby grants to Grantee an unconditional,
         ---------------
irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 547,354 fully paid and nonassessable shares (such amount, as may be adjusted from time to time as set forth herein, the "Option Shares") of Common Stock, par value $0.10 per share ("Issuer Common Stock"), of the Issuer at a purchase price of U.S. $13.25 per Option Share (such price, as may be adjusted from time to time as set forth herein, the "Option Price"). The number of Option Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as set forth in Section 6.

     3.  Exercise of Option.  (a)  Grantee may exercise the Option, in whole or
         ------------------
part, at any time and from time to time on or after the date hereof if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below). Each of the following shall be an Exercise Termination Event: the earliest to occur of (i) the Effective Time of the Merger, (ii) termination of the Merger Agreement pursuant to Section 7.01 thereof (other than for any of the reasons described in clause
(iii) of this Section 3(a)), and (iii) the later of (A) 18 months after termination of the Merger Agreement (x) by either Grantee or Sub under Section 7.01(c)(i) thereof, (y) by Grantee under Section 7.01(b)(ii) thereof as a result of a willful breach of any covenant or obligation or willful breach of any of Issuer's representations, or warranties contained in the Merger Agreement, provided, however, that such breach need not be willful if such termination occurs after the occurrence of an Initial Triggering Event, or (z) by Issuer under Section 7.01(b)(iv) under circumstances where Grantee or Sub could effect termination pursuant to Section 7.01(c)(i), and (B) the passage of 18 months after the occurrence of the first Initial Triggering Event; provided, however,
                                                            -----------------
that, any such exercise
and purchase of Option Shares shall be subject to compliance with applicable laws, including the SLHC Act. The rights set forth in Sections 8, 9 and 10 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in such Sections 8, 9 and
10. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option.

     (b) (i) An "Initial Triggering Event" means the occurrence with respect to the Issuer of any of the following events or circumstances after the date hereof:

               (A) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(A)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

               (B) Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder);

               (C) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders, by
                       ---------
     public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively));

               (D) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Agreement, the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting thereon, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement;

               (E) Any person other than Grantee or any Subsidiary thereof, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction with respect to Issuer; or

               (F) Issuer shall have breached any covenant or obligation contained in that certain letter agreement dated October 17, 1995 between Grantee and Issuer.

     (ii) The term "Subsequent Triggering Event" shall mean the occurrence with respect to Issuer of either of the following events or circumstances after the date hereof:

               (A) The acquisition by any person other than Grantee or any Grantee Subsidiary of beneficial ownership of 25% or more of the then outstanding Common Stock; o r

               (B)  The occurrence of an Initial Triggering Event described in
     Section 3(b)(i)(A) except that the percentage referred to in clause (z) shall be 25%.

     (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"); provided that it is understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

     (d) In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being referred to herein as the "Notice Date") specifying (i) the total number of Option Shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing Date"); provided that if prior notification to or approval of the OTS or any other Governmental Entity is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification periods have expired or been terminated or (B) such approvals have been obtained and any requisite waiting period or periods shall have passed.

     (e) Notwithstanding Section 3(d), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Grantee receives official notice that an approval of the OTS or any other Governmental Entity required for the purchase of the Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall nevertheless be entitled to exercise its right as set forth in Section 8 or to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 10. The provisions of this Section 3 and
Section 4 shall apply with appropriate adjustments to any such exercise.

     4.  Payment and Delivery of Certificates.  (a)  On each Closing Date
         ------------------------------------
referred to in Section 3(d), Grantee shall pay to Issuer in immediately available funds by a wire transfer to a bank account designated by Issuer an amount equal to the Option Price multiplied by the number of Option Shares to be purchased on such Closing Date.

     (b) On each Closing Date, simultaneously with the delivery of immediately available funds as provided in Section 4(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased on such Closing Date. If the Option should be exercised in part only, a new Option evidencing the rights of Grantee to purchase the balance of the Option Shares purchasable hereunder shall be issued to Grantee, and Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

     (c) Certificates for Issuer Common Stock delivered on a Closing Date hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:

     THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESALE RESTRICTIONS ARISING UNDER THE SECURITIES

     ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 9, 1995, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER. A COPY OF SUCH AGREEMENT WILL BE MAILED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 3(d), the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee. Issuer shall pay all expenses and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Grantee or its assignee, transferee or designee.

     (e) If, at the time of issuance of any Option Shares pursuant to an exercise of all or a portion of the Option hereunder, Issuer shall have created a "poison pill" or similar security and issued any "rights" or similar securities pursuant thereto ("Rights"), then each Option Share issued pursuant to such exercise shall also represent Rights or new rights with terms substantially identical to and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

     5.  Authorizations, etc.  Issuer agrees (i) that it shall at all times
         --------------------
maintain, free from preemptive rights or Liens, sufficient authorized but unissued shares of Issuer Common Stock (and other securities issuable pursuant to Section 6) so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, recapitalization, reclassification, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including, in the event, under the SLHC Act, or a state banking law, prior approval of or notice to the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Grantee in preparing such applications or notices and providing such information to the OTS or such state regulatory authority as they may require) in order to permit Grantee to exercise the Option and so that the Option Shares, when issued, shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens and not subject to any preemptive rights; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     6.  Adjustments.  (a)  In the event that any additional shares of Issuer
         -----------
Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to an exercise of the Option or an event described in Section 6(b)), including pursuant to stock option plans and in connection with acquisitions and other transactions permitted by the Merger Agreement, the number of Option Shares shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding (without giving pro forma effect to the issuance of the Option Shares). Nothing contained in this Section 6(a) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

     (b) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, subdivision, conversion, exchange of shares or similar transaction, the type and number of Option Shares shall be appropriately adjusted and proper provision shall be made in the agreements governing any such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares, other securities, property or cash that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full and the Option Shares had been issued to Grantee immediately prior to such event or the record date therefor, as applicable. Whenever the number of Option Shares is adjusted as provided in this Section 6(b), the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

     7.  Replacement Options.  (a)  In the event that, prior to an Exercise
         -------------------
Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (A) the Acquiring Corporation (as defined below) or (B) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person or (C) the transferee of all or substantially all of Issuer's assets.

               (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that, if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect .

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option (the "Substitute Option Issuer") shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which shall be applicable to the Substitute Option. Without limiting the generality of the foregoing, the provisions of Sections 8, 9, 10, 11 and 12 shall apply with respect to the Substitute Option and any securities for which the Substitute Option becomes exercisable with the same effect as if all references to "Issuer" in such Sections were references to "Substitute Option Issuer", all references to "Issuer Common Stock" were references to "Substitute Common Stock", all references to the "Option" were references to the "Substitute Option" and all references to "Option Shares" were references to "Substitute Option Shares".

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the then-current Applicable Price (as defined in Section 8(c)) multiplied by the number of shares of Issuer Common Stock for which the Option is then exercisable, divided by the then-current Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option is then exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to the exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to such exercise but for the limitation in this paragraph (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this paragraph (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this paragraph (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in Section 7(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     8.  Repurchase at the Option of Grantee.  (a)  At the request of Grantee at
         -----------------------------------
any time during (i) the period during which the Option is exercisable pursuant to Section 3 or (ii) the period of 30 business days immediately following the occurrence of either of the events set forth in clauses (i) and (ii) of the second sentence of Section 3(e) (but solely as to the shares of Issuer Common Stock with respect to which the required approval was not received) (either such period being referred to herein as the "Repurchase Period"), Issuer (or any successor entity thereof) shall repurchase from Grantee (A) the Option (or, in the circumstances set forth in clause (ii) above, that portion thereof relating to shares of Issuer Common Stock with respect to which required approvals were not received) unless the Option has expired or been terminated in accordance with the terms hereof and (B) all Option Shares purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (1) the aggregate exercise price paid by Grantee for any Option Shares acquired with respect to which Grantee then has beneficial ownership;

          (2) the excess, if any, of (x) the Applicable Price for shares of Issuer Common Stock over (y) the Option Price, with such excess multiplied by the number of Option Shares with respect to which the Option has not been exercised; and

          (3) the excess, if any, of (x) the Applicable Price over (y) the Option Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each Option Share with respect to which the Option has been exercised, with such excess multiplied by the number of such Option Shares.

     (b) If Grantee exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS or other Governmental Entity is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Issuer shall deliver from time to time that portion of the
Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the OTS or any other Governmental Entity disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option Shares it is then prohibited from repurchasing, and Grantee shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares as to which payment has been made pursuant to
Section 8(a)(2); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the 30th business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under Section 10 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Grantee shall be entitled to exercise its right under this Section 8 on only one occasion.

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share at which a tender offer or exchange offer has been made for shares of Issuer Common Stock after the date hereof and on or prior to the Request Date (or any other applicable determination date),
(ii) the price per share to be paid by any third party for shares of Issuer Common Stock or the consideration per share to be received by holders of Issuer Common Stock, in each case pursuant to an agreement with Issuer for a merger or other business combination entered into on or prior to the Request Date (or any other applicable determination date), (iii) the highest price per share paid by any third party to acquire from a stockholder of Issuer, in one transaction or in a series of related transactions, an aggregate amount of Issuer Common Stock of 10% or more of the outstanding Issuer Common Stock or (iv) the highest bid price per share of Issuer Common Stock as quoted on the American Stock Exchange or, if not so quoted, on the principal trading market on which such shares are traded as reported by a recognized source during the 60 business days preceding the Request Date (or any other applicable determination date). If the consideration to be offered, paid or received pursuant to a transaction described in either clause (i) or (ii) above shall be other than cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     9.  Repurchase at the Option of Issuer.  (a)  Except to the extent that
         ----------------------------------
Grantee shall have previously exercised its rights under Section 8, at the request of Issuer during the six-month period commencing 15 months following the first occurrence of a Subsequent Triggering Event, Issuer may repurchase from Grantee, and Grantee shall sell to Issuer, all (but not less than all) the shares of Issuer Common Stock acquired by Grantee pursuant hereto and with respect to which Grantee has beneficial ownership at the time of such repurchase at a price equal to the greater of (i) 110% of the Current Market Price (as defined below) or (ii) the sum of (A) the Option Price in respect of the shares so acquired and (B) Grantee's pre-tax per share carrying cost (as defined below), multiplied in the case of either clause (i) or (ii) above by the number of shares so acquired (the "Section 9 Repurchase Consideration"); provided that Grantee, within 30 days following Issuer's notice of its intention to purchase shares pursuant to this Section 9, may deliver an Offeror's Notice (as defined in Section 11) pursuant to Section 11, in which case the provisions of Section 11 and not those of this Section 9 shall control; and provided further that Issuer's rights under this Section 9 shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Grantee to liability pursuant to Section 16(b) of the Exchange Act by reason of Grantee's purchase of shares of Issuer Common Stock pursuant to this Agreement.

     (b) If Issuer exercises its rights under this Section 9 and Grantee does not deliver an Offeror's Notice or Grantee does not sell the shares to a third party pursuant thereto, Issuer shall, within 10 business days after the expiration of the 30-day period referred to in paragraph (a) above or, if applicable, upon abandonment of the transaction covered by the Offeror's Notice, pay the Section 9 Repurchase Consideration in immediately available funds, and Grantee shall surrender to Issuer the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens.

     (c) As used herein, (i) "Current Market Price" means the average closing bid price per share of Issuer Common Stock as quoted on the American Stock Exchange or, if not so quoted, on the principal trading market on which such shares are traded as reported by a recognized source for the 10 business days preceding the date of the Issuer's request for repurchase pursuant to this
Section 9 and (ii) "Grantee's pretax per share carrying cost" shall be the amount equal to the interest on the aggregate Option Price paid for the shares of Issuer Common Stock purchased from the date of purchase to the date of repurchase at the rate of interest announced by Parent as its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares so purchased.

     10.  Registration Rights; Listing.  (a)  Issuer shall, if requested by
          ----------------------------
Grantee at any time and from time to time (i) within three years of the first exercise of the Option or (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of the second sentence of
Section 3(e) or receipt by Grantee of official notice that an approval of the OTS or any other Governmental Entity required for a repurchase as contemplated by Section 8(b) would not be issued or granted (but solely as to the shares of Issuer Common Stock or portion of the Option with respect to which the required approval was not received), as expeditiously as practicable prepare and file up to two registration statements under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Issuer shall use its best efforts to cause each such registration statement to become effective and to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Issuer shall also use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters or agents of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially more than 2% of the then outstanding voting power of Issuer. In the event that Grantee requests Issuer to file a registration statement following the failure to obtain a required approval for an exercise of the Option as described in Section 3(e), the closing of the sale or other disposition of Issuer Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option, and Grantee shall be entitled to cause the Option Shares to be issued directly to the underwriters or agents named in such registration statement. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time that do not exceed 60 days in the aggregate for all such periods if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration effected under this Section 10 shall be at Issuer's expense, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by Grantee in connection with any such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares or other securities, but only to the extent of obligating itself in respect of representations, warranties, covenants, indemnities, contribution and other agreements customarily included in such underwriting agreements for the issuer. If, during the time periods referred to in the first sentence of this Section 10, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or S-8, or any successor form), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 10; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer or other stockholders, taken as a single group.

     (b) If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on a national or regional securities exchange or quoted on a national or regional quotation system, Issuer, upon request of Grantee, shall use its best efforts to make any filings and obtain any approvals necessary in order to cause the Option Shares or other securities acquired upon exercise of the Option to be so listed or quoted.

     11.  First Refusal.  At any time after the first occurrence of a Subsequent
          -------------
Triggering Event and prior to the later of (a) expiration of 24 months immediately following the first purchase of shares of Issuer Common Stock pursuant to the Option and (b) the termination of the Option pursuant to Section 3(a), if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Issuer Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities from such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer such shares or other securities to such transferee.
The purchase of any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of the OTS or any other Governmental Entity is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of Issuer to purchase all the shares or other securities covered by an Offeror's Notice or if the OTS or any other Governmental Entity disapproves Issuer's proposed purchase of such shares or other securities, Grantee may, within 60 days from the date of the Offeror's notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified, and on terms no more favorable than those specified, in the Offeror's Notice. The requirements of this Section 11 shall not apply to (A) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (B) any disposition of Issuer Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (C) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer or (D) any transfer to Sub or to any other wholly owned subsidiary of Parent that agrees in writing to be bound by the terms hereof.

     12.  Division of Option.  This Agreement (and the Option granted hereby)
          ------------------
are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

     13.  Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations under this Agreement or the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Grantee may assign in whole or in part its rights and obligations hereunder to Sub or to any other direct or indirect wholly owned subsidiary of

Grantee without the consent of Issuer. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     14.  Further Assurances.  Each party hereto will use its best efforts to
          ------------------
make all filings with, and to obtain consent of, all third parties and governmental authorities necessary or advisable to the consummation of the transactions contemplated by this Agreement, including applying to the OTS under the SLHC Act for approval to acquire the shares issuable hereunder. In the event of any exercise of the Option by Grantee, Issuer, Grantee and Sub shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary or advisable in order to consummate the transactions provided for by such exercise.

     15.  Specific Performance.  The parties hereto acknowledge that damages
          --------------------
would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through specific performance, injunctive relief or other equitable relief. This provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     16.  Severability.  If any term, provision, covenant or restriction
          ------------
contained in this Agreement is held by a court or a Federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 8, the full number of Option Shares provided in Section 1(a) hereof (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Option Shares as may be permissible without any amendment or modification hereof.

     17.  Notices.  All notices, requests, claims, demands and other
          -------
communications hereunder shall be deemed to have been duly given when delivered in the manner and to the addresses specified in accordance with Section 8.02 of the Merger Agreement.

     18.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of laws.

     19.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     20.  Expenses.  Except as otherwise expressly provided herein, each of the
          --------
parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21.  Waiver and Amendment.  Any provision of this Agreement may be waived
          --------------------
at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     22.  Entire Agreement; No Third-Party Beneficiaries.  Except as otherwise
          ----------------------------------------------
expressly provided herein or in the Merger Agreement, this Agreement (and the Merger Agreement and the other documents and instruments referred to herein and therein) contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                     BANK OF THE WEST,

                                     by
                                           /s/ Don J. McGrath

                                         __________________________
                                         Name:   Don J. McGrath
                                         Title:   President and Chief Operating
                                                  Officer

                                     NF ACQUISITION CO.,

                                     by
                                           /s/ Douglas C. Grigsby

                                         __________________________
                                         Name:   Douglas C. Grigsby
                                         Title:  Treasurer


                                     NORTHBAY FINANCIAL CORPORATION,

                                     by
                                           /s/ Alfred A. Alys
                                        __________________________
                                        Name:   Alfred A. Alys
                                        Title: President and Chief Executive
                                                     Officer

                                                                      APPENDIX E

                        NORTHBAY FINANCIAL CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS
                              _____________, 1996

     The undersigned hereby appoints the Board of Directors of Northbay Financial Corporation ("Northbay"), with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of Northbay which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") to be held at the Petaluma Plaza North office of Northbay Savings Bank, F.S.B. located at 311 North McDowell Boulevard, Petaluma, California on ________ __, 1996 at __:00 .m., Petaluma, California time, and at any and all adjournments and postponements thereof, as follows:.

1. A proposal to approve the Agreement and Plan of Merger, dated November 9, 1995 (the "Merger Agreement"), pursuant to which (i) Northbay will be merged with and into Bank of the West ("Bank West"), and (ii) each outstanding share of Northbay Common Stock would be converted into the right to receive $15.75 in cash, subject to potential downward adjustment, as provided in the Merger Agreement, to a floor of $15.375 in cash, without interest, all on and subject to the terms and conditions contained in the Merger Agreement.

          [ ] FOR          [ ]  AGAINST       [ ] VOTE WITHHELD


2. A proposal to adjourn the Meeting to solicit additional proxies in the event there are not sufficient votes to approve the foregoing proposal.

          [ ] FOR          [ ]  AGAINST       [ ] VOTE WITHHELD

     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.

                                    (Continued and to be SIGNED on Reverse Side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Should the undersigned be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Northbay at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Northbay or by duly executing a proxy bearing a later date.

     The undersigned acknowledges receipt from Northbay, prior to the execution of this proxy, of Notice of the Meeting and the Proxy Statement.



Dated:  ____________________, 1996
                                        ________________________________________
                                        Signature of Stockholder




                                        ________________________________________
                                        Signature of Stockholder


                                        Please sign exactly as your name(s)
                                        appear(s) to the left. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give your
                                        full title. If shares are held jointly,
                                        each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX F
                                                                      ----------

                     SELECTED CONSOLIDATED FINANCIAL DATA

FINANCIAL CONDITION                                                                            AS  OF JUNE 30
                                                                                              ----------------
                                                                        1995         1994            1993          1992         1991
                                                                        ----         ----            ----         -----         ----
                                                                                        (Dollars In Thousands)
Assets                                                              $391,058     $364,713        $311,349      $295,094     $263,768
Loans receivable, net                                                343,852      324,711         267,497       239,052      207,315
Loans held for sale                                                        -            -          10,209         9,731       15,997
Mortgage-backed securities held to maturity                            1,672        1,778           5,130         7,304        1,130
Mortgage-backed securities available for sale                          8,441        6,165           1,733         2,767        2,992
Investments 1                                                         17,795       14,776          11,390        21,712       22,492
Savings accounts                                                     283,909      276,900         255,075       255,338      225,865
Advances from FHLB                                                    60,036       47,695          19,217         3,247        5,816
Other borrowings                                                       9,332        3,118           3,055         4,895        3,788
Stockholders' equity                                                  34,578       33,684          31,233        28,076       24,984


OPERATIONS                                                                              FOR THE YEAR ENDED JUNE 30
                                                                                        --------------------------
                                                                        1995         1994            1993          1992         1991
                                                                        ----         ----            ----          ----         ----
                                                                                    (In Thousands Except Per Share Amounts)

Interest income                                                     $ 26,154     $ 22,914        $ 24,254      $ 26,478     $ 26,398
Interest expense                                                      14,463        9,225           9,615        13,373       15,378
                                                                      ------        -----           -----        ------       ------

Net interest income                                                   11,691       13,689          14,639        13,105       11,020
Provision for loan losses                                                412          725             722           529          214
                                                                         ---          ---             ---           ---          ---

Net interest income after provision for loan losses                   11,279       12,964          13,917        12,576       10,806
Noninterest income                                                       950        1,286           1,335         1,022          996
Noninterest expense                                                    9,170        9,125           8,656         7,235        6,910
                                                                       -----        -----           -----         -----        -----

Income before tax                                                      3,059        5,125           6,596         6,363        4,892
Income tax expense                                                   (1,127)      (2,067)         (2,859)       (2,876)      (2,060)
Cumulative effect of change in accounting
   principle for income taxes 2                                            -          220               -             -            -
                                                                           -          ---               -             -            -
Net income                                                          $  1,932     $  3,278        $  3,737      $  3,487     $  2,832
                                                                    --------     --------        --------      --------     --------

Earnings per share 3
 Primary                                                               $ .67       $ 1.36         $  1.55        $ 1.45     $   1.19
 Fully diluted                                                         $ .67       $ 1.35         $  1.55        $ 1.44     $   1.18
                                                                       =====       ======         =======        ======     ========

Dividends declared per share                                           $ .44        $ .41          $  .32         $ .28          $ 0
                                                                       =====        =====          ======         =====          ===


OTHER SELECTED DATA                                                                 AS OF OR FOR THE YEAR ENDED JUNE 30
                                                                                    -----------------------------------
                                                                        1995         1994            1993          1992         1991
                                                                        ----         ----            ----          ----         ----

Net interest rate spread                                               2 88%        4 14%            487%         4.60%        4.15%
Net yield on average interest-earning assets                           3.14%        4.36%           5.11%         4.98%        4.57%
Return on average assets                                               0.50%        1.00%           1.24%         1.26%        1.12%
Return on average equity                                               5.64%        9.95%          12.47%        13.05%       11.94%
Average equity to average assets ratio                                 8.82%       10.03%           9.98%         9.69%        9.35%
Dividend payout ratio'                                                57.23%       25.63%          14.90%         9.80%
Average interest-earning assets to average interest-bearing
   liabilities                                                       106.52%      107.37%         107.25%       107.55%      106.70%
Ratio of total operating expenses to total average assets              2.36%        2.78%           2.88%         2.62%        2.72%
Ratio of nonperforming assets to average assets                        0.74%        1.37%           0.92%         0.44%        0.32%
Branch office                                                              8            8               7             7            6

' Includes certificates of deposit, overnight federal funds, income funds, U.S. Government securities and interest-bearing cash balances. 2 See note 1 of Notes to Consolidated Financial Statements.
3 See note 11 of Notes to Consolidated Financial Statements.
4 Aggregate cash dividends paid during the fiscal year divided by net income

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

General

Northbaby Financial Corporation (the "Company") is the holding company for Northbay Savings Bank, F.S.B (The "Bank), its wholly owned subsidiary. Virtually all financial activity of the Company is conducted through the Bank, which is the sole asset of the Company.

The operations of the Bank, which consist primarily of managing financial assets and liabilities are dictated to a large extent by the changing nature of the financial markets in general, and the changing interest rate environment in particular. The Bank's primary source of acquiring financial assets and liabilities is its access to the retail market, attracting deposits from the general public through its branch network and utilizing those funds to provide financing for local housing in the form of mortgage, construction, and commercial real estate loans.

The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it receives from the Bank's investment and loan portfolios and its cost of funds, consisting primarily of the interest paid on deposits and borrowings. Net interest income is affected by the volume of interest-earning assets, interest-bearing liabilities, yields on interest-earning assets and rates paid on interest-bearing liabilities (see Rate/Volume Analysis). When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

During a year of extreme volatility in interest rates, the Bank has been challenged to maintain its historically high interest rate spread. After a year of generally rising interest rates which ended March 31, 1995, a period viewed by many as carrying a high degree of inflationary risk as evidenced by the actions of the Federal Reserve Board (FRB) which increased the Federal Funds Rate on seven separate occasions, we began to experience a significant decline in interest rates. The FRB, implemented the final of seven increases of the Federal Funds Rates, moving the rate up from 5.50% to 6.00% on February 2, 1995. This upward movement, combined with more economic data supporting an apparent slowing in the economy, led to the market decline in interest rates on maturities beyond six months. For example, while the rate on the one year treasury had increased from 3.35% at its low point in October of 1993 to 7.17% at its peak in December of 1994 (an increase of 3.82%) during the six months ended June 30, 1995, this same rate declined to 5.72%. On July 2, 1995 the FRB signaled a change in its outlook for inflation, implementing the first drop in the Federal Funds rate in more than 2 years.

Despite the welcome relief in terms of generally lower interest rates, the impact of this positive event in the financial markets is not readily apparent in the operating results of the Bank during the six months ended June 30, 1995 and as with all rate changes in such a large portfolio of financial assets and liabilities, will take time to work through the portfolios. The lingering effects of a year rising interest rates continue to be reflected through a lower level of net interest income for the year ended June 30, 1995. During a period of a flattening yield curve in which short-term rates are rising more rapidly than long-term rates, such as we experienced, the Bank will feel the negative effect of a shrinking net interest rate spread. The Bank suffered a negative impact as a result of the continued increase in interest rates on its shorter-term retail deposits and borrowings that could not be matched by the adjustment taking place on the adjustable rate loan portfolio.

During a period of stable to falling interest rates, the Bank should now begin to experience the benefits of the lagging nature of the 11th District Cost of Funds Index (COFI) to which such a large volume of the Bank's financial assets are tied. While the Bank's large portfolio of adjustable rate loans indexed to the COFI continues to reprice upward due to the lagging nature of the index, the Bank's cost of funding these assets with short-term liabilities should diminish. Despite erosion of the net interest rate spread from 3.04% for the quarter ended March 31, 1995, it is significant to note that after seven consecutive quarters of decline the margin hit a low of 2.45% in January, stabilizing at that spread for the remainder of the quarter before increasing to 2.55% for the quarter ended June 30, 1995.

To a lesser extent, the Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of service fee income relating to both loans and transaction accounts. During the few years preceding the fiscal year ending June 30, 1995, the Bank had relied more heavily on loan sales in the secondary markets as a means of generating funds to originate new loans and to transfer the interest risk associated with carrying longer-term fixed rate loans. This increased volume of loan sales in previous years was reflected in noninterest income under the category of gains on sale of loans and mortgage-backed securities. With the sharp increase in interest rates which occurred between October of 1993 and December of 1994, the consumer demand for fixed rate loans, which are typically sold in the secondary markets, has been extremely limited. With such a small volume of fixed rate product being originated the Bank's ability to continue to generate noninterest income from this source of business has and will continue to be hampered. Noninterest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums and other operating expenses.

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), which became effective on August 8, 1989 has had a significant impact on the thrift industry. The Bank, like the rest of the thrift industry, has been affected by FIRREA through more stringent capital requirements. The requirements include a leverage ratio of core capital to adjusted total assets of 3%, a tangible capital ratio of 1.5% and a risk-based capital standard currently set at 8% of risk-weighted assets. The Bank exceeds all of the regulatory capital standards with ratios of core, tangible, and risk-based capital to assets of 8.60%, 8.58% and 14.56%, respectively.

Under FIRREA, the capital standards for savings associations must be no less stringent than the capital standards applicable to national banks. On September 17, 1990, the Office of the Comptroller of the Currency (OCC) announced the adoption, effective December 31, 1990, of regulations implementing more stringent core capital requirements for national banks. The OCC regulations establish a new minimum core capital ratio of 3% for the most highly rated banks,with an additional 100 to 200 basis point "cushion" amount of additional capital required on a case-by-case basis, considering the quality of risk management systems and the overall risk in individual banks. On April 22, 1991, the Office of Thrift Supervision (OTS) proposed to amend its core capital requirement to reflect the OCC's amendments to the core capital requirement for national banks. The OTS proposal would establish a 3% core capital ratio for savings institutions in the strongest financial and managerial condition. For all other savings institutions, the minimum core capital ratio would be 3% plus at least an additional 100 to 200 basis points. In determining the amount of additional capital, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual savings institution through the supervisory process on a case-by-case basis. At June 30, 1995 the Bank had core capital of approximately $33.6 million, or 8.60% of ket value of its assets. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the interest rate risk component "IRR") equal to one half the difference between the institutions measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

The OTS will calculate the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a sched-adjusted total assets. Management, therefore, does not expect the proposed amendment to cause the Bank to fall below its regulatory capital requirements.

The OTS published a final regulation incorporating the interest rate risk component in the risk-based capital rule on August 31, 1993. The rule took effect January 1, 1994 and requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings Institution's Interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance-sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk if the decline in the market value of its portfolio equity after an immediate 200 basis point increase or decrease in market interest rates (whichever loads to the greater decline) is less than two percent of the current estimated marule included in its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the IRR component, if any, to be deducted from a savings institution's risk-based capital. The IRR component is to be computed quarterly, and the capital requirement for the IRR will have an effective lag of two calendar quarters. The first quarter to be measured has once again been postponed indefinetly until questions regarding a review procedure for institutions challenging the results of the OTS model have been resolved. Institutions that do not have sufficient capital to comply with the IRR component will be required to submit a capital plan to achieve compliance. Based upon the Bank's current level of adjustable rate, shorter-term assets and regulatory capital, management does not expect the Bank's interest rate risk component to have a material impact on the Bank's regulatory capital level or its compliance with the regulatory capital requirements.

Components of the Bank's regulatory capital at June 30, 1995 are summarized as follows:

                                        TANGIBLE                    CORE                   RISK BASED        % OF
                                         CAPITAL       % OF        CAPITAL       % OF        CAPITAL      RISK BASED
                                       REQUIREMENT    ASSETS'    REQUIREMENT    ASSETS'    REQUIREMENT      ASSETS'
                                       -----------    -------    -----------    -------    -----------      -------
(Unaudited)                                                      (Dollars In Thousands)
Equity                                   $ 33,876      8.67%      $ 33,876       8.67%       $ 33,876       13.82%
ESOP loan                                   (188)     (.05%)         (188)      (.05%)          (188)       (.08%)
General loan loss reserves                      -          -             -           -          2,051         .84%
Core deposit premium                         (74)     (.02%)
Unrealized loss on debt securities
  available for sale                         (57)     (.02%)          (57)      (.02%)           (57)       (.02%)
                                             ----     ------          ----      ------           ----       ------

                                         $ 33,557      8.58%      $ 33,631       8.60%       $ 33,682       14.56%
                                         ========      =====      ========       =====       ========       ======

Minimum capital required                  $ 5,865      1.50%      $ 11,730       3.00%       $ 19,602        8.00%
                                          =======      =====      ========       =====       ========        =====

Excess regulatory capital                $ 27,692      7.08%      $ 21,901       5.60%       $ 16,080        6.56%
                                         ========      =====      ========       =====       ========        =====

' Adjusted total assets are a savings association's total assets as determined under generally accepted accounting principles.
2 Total risk-based assets as calculated for OTS requirements were $245 million at June 30, 1995.
3 Premium paid on the purchase of core deposits of $74 thousand at June 30, 1995 is excluded from tangible capital.

The Bank's assessment for deposit insurance premiums (expressed in terms of percentage of total savings accounts) is 23 basis points. The minimum rate may be decreased to not less than 18 basis points for the period ending December 31, 1997, declining further to 15 basis points thereafter. However, the Federal Deposit Insurance Corporation (FDIC) may increase the assessment rate to 32.5 basis points if certain reserve fund ratios are not met. Although the FDIC insures both commercial banks as well as savings and loans, the reserve funds have been segregated to the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). The FDIC voted on August 8, 1995 to reduce the premiums for most BIF members while keeping existing assessment rates intact for savings associations. While the SAIF members will continue paying premiums on a risk-based basis ranging from 23 cents to 31 cents per $ 100 of domestic deposits, the assessment rate charged to BIF-insured members will be reduced to an average of 4.4 cents for every $100 down from 23 cents. SAIF-insured institutions will pay a higher rate than BIF-insured institutions because the SAIF remains seriously undercapitalized. As of March 31, 1995, the SAIF had a balance of $2.2 billion or only .31 percent of insured deposits. At the current pace, the SAIF is unlikely to reach the minimum reserve ratio of 1.25% until the year 2002.

The BIF on the other hand achieved a reserve ratio of 1.22% of BIF-insured deposits, or approximately $23.2 billion as of March 31, 1995. It is believed that the reserve ratio of 1.25% was achieved during the quarter ended June 30, 1995. A primary reason the SAIF is undercapitalized is that SAIF premiums have been diverted to uses other than rebuilding the fund. As described in a recent report by the General Accounting Office, since 1989 $7.4 billion, approximately three-quarters of SAIF assessments have been used to pay off obligations arising from the governments' efforts to resolve the thrift failures of the 1980's. SAIF assessments were diverted to fund the Resolution Funding Corporation, the Federal Savings and Loan Insurance Corporation Resolution Fund and FICO. FICO was established by congress in 1987 in an attempt to recapitalize the Federal Savings and Loan Insurance Fund (FSLIC). From 1987 to 1989 the FICO issued approximately $8.2 billion in bonds, proceeds of which were channeled to the FSLIC. Approximately $4.3 billion of SAIF assessments have been utilized to service the debt on these FICO obligations. Currently approximately 45% of all SAIF assessments are utilized to pay interest on the FICO debt rather than to replenish the fund. Without these diversions it has been estimated that the SAIF icy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments.

In order to achieve this goal, over the years the Bank has concentrated on shortening the loan portfolio's average maturity and increasing its sensitivity to changes in interest rates. This has been accomplished by originating adjustable rate mortgage loans to include in the Bank's portfolio and by emphasizing the origination of short-term construction, land, and commercial real estate loans. The balance of construction, land and commercial real estate loans (gross) at June 30, 1995 was approximately $75 million, or 21% of the Bank's total gross loan portfolio. The Bank's portfolio of adjustable rate mortgage secured by residential housing has increased from approximately $136 million or 45% of the gross loan portfolio at June 30, 1993 to approximately $258 million or 72% of the gross loan portfolio at June 30, 1995. For the purpose of transferring the interest rate risk associated with holding to maturity 30-year fixed rate mortgage loans, over the course of many years the Bank has elected to sell the majority of such loans in the secondary markets. As a result of the Bank's general would have reached its designated reserve ratio of 1.25% at some point in 1994.

There is currently a proposal within congress to eliminate duplicate charters which separate BIF-insured members from SAIF-insured members. The single charter would be part of comprehensive legislation designed to resolve the looming disparity between deposit insurance premiums paid by BIF and SAIF members. The Wall Street Journal reported that as the proposal is being developed, SAIF members would be required to pay a one-time assessment of approximately 85 basis points of total retail savings liabilities to replenish the fund and reduce future deposit premiums to 5 basis points. After the replenishment of the SAIF fund the two funds, SAIF and BIF, would be merged and the FICO debt obligation would be shared by all members.

Effective January 1, 1993, a transitional risk-based methodology was implemented. Under the transitional risk-based system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC based upon the institution's level of capitalization and the FDIC's judgement of the risk posed by the institution. Each institution is assigned to one of three groups ("well-capitalized," "adequately-capitalized" or "under-capitalized") based on its capital ratios. A well-capitalized institution is one that has at least a 10% total risk-based capital ratio, and a 6% core capital to risk-based assets. An adequately-capitalized institution is one that has an 8% total risk-based capital ratio, a 4% core capital to risk-based assets ratio and a 4% leverage capital ratio. An under-capitalized institution is one that does not meet either of the above definitions. The FDIC also assigns each institution to one of three subgroups based upon reviews by the institution's primary federal or state supervisory agency, statistical analysis of financial statements and other information relevent to gauging the risk posed by the institution. The assessment for well-capitalized, healthy institutions is three basis points less than the average assessment rate for insured depository institutions. Well-capitalized institutions that present supervisory concern pay the average assessment rate. All other institutions pay an assessment rate of two basis points over the average assessment rate. The assessment rate for insured depository institutions ranges from 23 basis points to 31 basis points.

ASSET/LIABILITY MANAGEMENT

The Bank's exposure to interest rate risk results from the differences in maturities and repricing of its interest-earning assets and interest-bearing liabilities. The goal of the Bank's asset, liability pol-trend of divesting itself of such noninterest rate sensitive assets, the Bank's exposure to such 30-year fixed rate loans is approximately $14 million or 3.9% of the total loan portfolio. The Bank originates relatively small commercial loans, (average principal balance of under $250 thousand per loan at June 30, 1995), and at the same time has enhanced its asset/liability position by adding higher-margined adjustable rate loans. Many of the commercial loans as of June 30, 1995 were initiated as short-term construction loans and borrowers subsequently elected permanent financing with the Bank.

The Bank's asset/liability management strategies have helped to decrease the exposure of its earnings to future interest rate increases. This significant volume of shorter-term and adjustable rate loans have also allowed the Bank to fund those assets with shorter-term lower rate paying retail deposits. The Bank's portfolio of passbook, money market and transaction accounts, all of which are assumed to reprice within a 0-6 month time frame, totaled $99.6 million or 35% of total retail savings liabilities at June 30, 1995. Unlike many financial institutions, which for repricing purposes assume that passbook, money market and transaction accounts are a non-rate sensitive liability, the Bank believes that a more accurate depiction of these liabilities as the Bank's experience would support, is one of a rate sensitive instrument. These liabilities will reprice frequently to match the current rate environment. For this reason, the Bank does not follow a straight erosion theory in its analysis of the interest rate risk.

The Bank's cumulative one-year Gap (i.e., interest-earning assets which reprice or mature in one year or less minus interest-bearing liabilities which reprice or mature in one year or less) was approximately +2% of total assets at June 30, 1995, compared to approximately +5% of total assets at June 30, 1994. Despite the fact that the Gap report would indicate the volumes of assets repricing over a one year horizon out-paces the liabilities repricing over a similar time frame, the Gap report fails to provide a description as to the level of repricing.

GAP ANALYSIS

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1995, which are expected to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets or liabilities which reprice or mature during a particular period were determined in accordance with contractual terms of the asset or liability. Fixed rate loans and mortgage-backed securities are assumed to prepay at speeds ranging from approximately 9% to 24% annually according to the underlying coupon. Passbook, money market and NOW accounts are assumed to be interest sensitive and will reprice immediately in step with market rates. Adjustable rate loans are assumed to reprice at contractual repricing intervals.

                                                          REMAINING TERM TO MATURITY OR REPRICING PERIOD
                                                          ----------------------------------------------
                                      6 MONTHS    6 MONTHS      1 TO 3       3 TO 5     5 TO 10     10 TO 20     OVER 20
                                      OR LESS     TO 1 YEAR      YEARS        YEARS       YEARS       YEARS       YEARS      TOTAL
                                      -------     ---------      -----        -----       -----       -----       -----      -----
Interest-earning assets:                                             (In Thousands)
Mortgage loans
Adjustable rate first
   mortgage loans                     $198,890      $ 2,105         $-           $-          $-          $-          $-
                                      $200,995
  Fixed rate: 1 to 4 family
   residential first                     5,894        5,130     14,526        7,397       6,895       1,578           -
                                        41,420
   construction and land                16,346        3,251          -                                    -
                                        19,597
  Other residential and all
nonresidential adjustable rate          57,706            -          -            -           -           -           -
                                        57,706
Other residential and all
   nonresidential fixed rate               444          391      1,176          724         546           -           -
                                         3,281
  Other residential and all
   nonresidential fixed rate
   construction and land                 1,988          723          -            -           -           -           -
                                         2,711
  Adjustable rate second
   mortgage loans                        1,172            -          -            -           -           -           -
                                         1,172
  Nonmortgage loans'
   Nonmortgage consumer loans           16,161          452      1,557          422           -           -           -
                                        18,592
   Commercial                            1,642            -          -            -           -           -           -
                                         1,642
  Mortgage-backed securities 2           3,724          927      2,781        1,339       1,231          21           -
                                        10,023
  Investment securities 2               13,613        2,626      3,079        1,306           -           -           -
                                        20,624

Total rate sensitive assets           $317,580      $15,605    $23,119      $11,188     $ 8,672     $ 1,599          $0
                                      --------      -------    -------      -------     -------     -------          -
                                      $377,763
                                      --------
Interest-bearing liabilities:
 Fixed maturity deposits               120,919       40,648     22,713            -           -           -           -
                                       184,280
 NOW, Super NOW and other
  transaction accounts                  32,624            -          -            -           -           -           -
                                        32,624
 Money market deposit accounts          25,686
                                        25,686            -          -            -           -           -           -
 Passbook accounts                      35,589
                                        35,589            -          -            -           -           -           -
 Noninterest-bearing deposits            5,730            -          -            -           -           -           -
                                         5,730
 FHLB and other borrowings              46,470       16,330      2,100        1,251       2,461         757           -
                                        69,369

Total rate sensitive liabilities      $267,018      $56,978    $24,813      $ 1,251     $ 2,461      $  757          $0
                                      --------      -------    -------      -------     -------      ------          -
                                      $353,278
                                      --------

Cumulative interest sensitivity Gap   $ 50,562      $ 9,189    $ 7,495      $17,432     $23,643     $24,485     $24,485
                                      $ 24,485

Ratio of interest-rate-sensitive
  assets to interest-rate-sensitive
  liabilities                          118.94%       27.39%     93.17%      894.32%     352.38%           -           -
                                             -

Ratio of cumulative gap to
 total assets                           12.93%        2.35%      1.92%        4.46%       6.05%       6.26%       6.26%
                                             -

l Does not include reductions for loan loss allowances and unearned fees.
2 Does not include adjustments for unrealized gain or losses under FAS 115.


This table does not necessarily indicate the impact of general interest is subject to competitive and other pressures. As a result, various rate movements on the

Bank's net interest yield because the repric- of assets and liabilities is discrotionary and assets and liabilities indicated as repricing within the same period ing of various categories may in fact reprice at different time and at different rate levels.

Because the Gap analysis falls to provide an adequate measure of the interest rate sensitivity of assets and liabilities repricing, during recent years the Bank has relied upon a market value approach to manage the relationship between interest rates and the effect on the Bank's Net Portfolio Value (NPV). Under a methodology similar to that incorporated by the OTS to arrive at the additional capital the Bank must hold as the interest rate risk component of risk-based capital, the Bank calculates the difference between the present value of expected cash flows from assets and the present value or expected cash flows from liabilites as well as cash flows from off-balance sheet contracts. Managements of the Bank's assets and liabilities is done in the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given interest rate changes.

Presented below, as of June 30, 1995, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point (100 basis points equals 1%) increments up and down 400 basis points and compared to policy limits set by the Board of Directors and in accordance with OTS regulations. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's capital position.

  CHANGE IN
INTEREST RATE      BOARD LIMIT     AT JUNE 30, 1995
(BASIS POINTS)      % CHANGE           $ CHANGE         % CHANGE
--------------      --------           --------         --------
     +400             -75%            $ (21,081)          (52)%
     +300              -55              (14,350)           (36)
     +200              -35               (8,373)           (21)
     +100              -15               (3,585)            (9)
        0
     -100               -5                2,901              7
     -200              -10                5,510             14
     -300              -15                8,503             21
     -400              -20               12,267             30

In the above table the first column on the left presents the basis point increments of yield curve shifts. The second column presents the board policy limits of each 100 basis point increment for the Bank's percent change in NPV. For example, the Board's policy limit for a 100 basis point upward shift in the yield curve indicates that NPV should not decrease by more than 15%. The remaining columns present the Bank's actual position in dollar change and percent change in NPV at each basis point increment at the date indicated. Based on the June 30, 1995 interest rate risk exposure report, the Bank's required deduction from total risk-based capital available would have been $211 thousand. If the Bank would have been subject to the IRR capital component at June 30, 1995, as described previously, the Bank's total risk-based capital ratio would have declined from 14.56% to 14.48%.

As with any method of measuring interest rate risk, certain short comings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

The ability to reprice assets to the same level as liabilities is especially relevant to the Bank because of the volume of adjustable rate products that are tied to the 11th District COFI. Because this is a lagging index and does not rise as rapidly as current indices such as those based on U.S. Treasury rates, the Bank's net interest income is vulnerable over a time frame that allows the COFI to move up to current interest rate ranges. For example, while other rates, such as the yield on a one year treasury, increased from 3.61% at January 1, 1993 to 7.17% at December 31, 1994 an increase of 356 basis points, the COFI increased much more slowly from 3.82% at January 1, 1993 to 4.37% at December 31, 1994. Adding further to this issue of level of repricing, has been the Bank's reliance on short-term advances and reverse repurchase agreements from the FHLB of San Francisco. As of June 30, 1995, the Bank held $61.4 million in fixed rate FHLB advances and reverse repurchase agreements which are scheduled to mature in one year or less. Because all fixed rate FHLB advances are tied to current treasury rates this source of funding has and will continue to reprice more quickly than the COFI. Despite the level of repricing mismatch that the Bank will experience over the next year, the Bank's decision to hold in portfolio a significant volume of adjustable rate loans will help protect the Bank from rising interest rates over the longer term.

During the period of October 1, 1993 through March 31, 1995, a period of substantial rise in interest rates in which we witnessed seven increases by the Federal Reserve Bank, raising the Federal Funds rate from 3% to 6%, the Bank's net interest rate spread declined from 4.22% to 2.88%. It has become evident that COFI indexed assets alone have not and will not provide an adequate level of protection to the Bank's net interest margin during these periods of rapidly increasing interest rates. The reality of an extremely volatile interest rate environment has caused the Bank to re-evaluate its strategies aimed at controlling interest rate risk. Under this new phase of interest rate risk management the Bank will focus on another restructuring of the balance sheet to diversify indexes upon which assets will reprice to achieve a portfolio of assets which in aggregate will more closely correlate to the rate sensitivity of the liabilities funding those assets. The Bank has, on an incremental basis, been carrying out strategies aimed at limiting exposure to rising rates over the shorter term. As a result, the Bank has on its books as of June 30, 1995, approximately $17.6 million of assets which reprice to "current" indices such as prime and the one-year treasury rate. Further, the Bank has over the years been attempting to build a portfolio of more rate sensitive COFI based products such as those that adjust on monthly, rather than semi-annual basis. As a result of this strategy the Bank held in portfolio approximately $18 million of such loans and investments. Finally, the Bank has followed a strategy of enhancing the profitability of the Bank's originated COFI products by systematically increasing the margins, life-time caps and initial discount rates on such products.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

The earnings of Northbay Savings Bank depend primarily upon the level of net interest income generated from the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities as well as the average balance of interest-earning assets as compared to interest-bearing liabilities.

The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. For purposes of this analysis, nonaccrual loans have been included in the average loan balance of interest-earning assets. The lack of interest income generated from these assets is reflected in a lower interest income which translates to a lower average yield earned on the related assets.

                 AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

                                                                                   YEAR ENDED JUNE 30
                                                                                   ------------------
                                                     1995                          1994                          1993
                                                     ----                          ----                          ----
                                                            AVERAGE                       AVERAGE                      AVERAGE
                                        AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE             YIELD/
                                        BALANCE  INTEREST      COST   BALANCE  INTEREST      COST   BALANCE  INTEREST     COST
                                        -------  --------      ----   -------  --------      ----   -------  --------    -----
                                                                           (Dollars In Thousands)
Interest-earning assets:
 Loan portfolio                        $342,815   $24,366     7.11%  $292,610   $21,775     7.44%  $262,101   $22,874    8.73%
 Investment securities                   14,478       837     5.78%     9,066       426     4.69%     7,357       386    5.25%
 Overnight federal funds                    287        17     5.82%       812        27     3.34%     1,271        51    4.01%
 FHLB of San Francisco stock              3,674       180     4.91%     2,138        91     4.28%     1,911        26    1.37%
 Mortgage-backed securities               8,485       593     6.99%     5,917       388     6.55%     8,413       615    7.31%
 Short-term investments and
   other interest-earning assets          3,103       161     5.20%     3,761       207     5.50%     5,172       303    5.86%
                                          -----       ---               -----       ---               -----       ---

Total interest-earning assets          $372,842   $26,154     7.01%  $314,304   $22,914     7.29%  $286,225   $24,255    8.47%
                                       --------   -------            --------   -------            --------   -------

Noninterest-earning assets               15,043                        14,080                        14,061
                                         ------                        ------                        ------

 Total assets                          $387,885                      $328,384                      $300,286
                                       ========                      ========                      ========

Interest-bearing liabilities:
 Deposits                               277,011    10,356     3.74%  $263,281     8,183     3.11%  $250,843     9,061    3.61%
 Borrowings                              72,998     4,107     5.63%    29,450     1,042     3.54%    16,028       554    3.46%
                                         ------     -----              ------     -----              ------       ---

 Total interest-bearing liabilities    $350,009   $14,463     4.13%  $292,731   $ 9,225     3.15%  $266,871   $ 9,615    3.60%
                                       --------   -------            --------   -------            --------   -------

Noninterest-bearing liabilities           3,667                         2,701                         3,439
                                          -----                         -----                         -----

 Total liabilities                      353,676                       295,432                       270,310
Stockholders' equity                     34,078                        32,952                        29,976
                                         ------                        ------                        ------

Total liabilities and
 Stockholders' equity                  $387,754                      $328,384                      $300,286
                                       ========                      ========                      ========

Net interest income                               $11,691                       $13,689                       $14,640
                                                  =======                       =======                       =======

Interest rate spread                                          2.88%                         4.14%                        4.87%
                                                              =====                         =====                        =====

Net yield on
 interest-earning assets                                      3.14%                         4.36%                        5.11%
                                                              =====                         =====                        =====

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                                106.52%                       107.37%                      107.25%
                                                            =======                       =======                      =======

RATE/VOLUME ANALYSIS
The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by the change in volume).

                                                          YEAR ENDED JUNE 30
                                                1994 VS 1995                                     1993 VS 1994
                                        INCREASE (DECREASE) DUE TO                        INCREASE (DECREASE) DUE TO
                                        --------------------------                        --------------------------
                                                             Rate/                                             Rate/
                                      Volume       Rate       Vol.     Total            Volume         Rate     Vol.     Total
                                      ------       ----      -----  --------            ------         ----  ------      -----
                                                             ( In Thousands)
Interest income:
Loan portfolio                        $3,736      (977)      (168)     2,591            $2,662      (3,369)    (392)   (1,099)
Mortgage-backed securities               168         26         11       205             (182)         (64)       19     (227)
Investments                              224        118         59       401                27           12        l        40
 Other interest-earning assets            44        (1)          -        43              (30)         (27)        -      (55)
                                          --        ---          -        --              ----         ----        -      ----
Total interest-earning assets         $4,172      (834)       (98)     3,240            $2,477      (3,448)    (370)   (1,341)
                                      ======      =====       ====     =====            ======       ======    =====   =======

Interest expense:
Deposits                              $  427      1,659         87     2,173            $  449      (1,264)     (62)     (877)
Borrowings and FHLB advances           1,540        615        910     3,065               464           13       10       487
Total interest-bearing liabilities    $1,967      2,274        997     5,238            $  913      (1,251)     (52)     (390)
                                      ------     ------        ---    ------            ------       ------     ----     -----
Net interest income                   $2,205    (3,108)    (1,095)   (1,998)            $1,564      (2,197)    (318)     (951)
                                      ======    =======    =======    ======            ======       ======    =====     =====

COMPARISON OF YEAR ENDED JUNE 30, 1995 TO THE YEAR ENDED JUNE 30, 1994

General. For the year ended June 30, 1995, the Bank had net income of $1.9 million which represented a .50% return on average assets and a 5.6% return on average equity. For the year ended June 30, 1994, the Bank had net income of $3.3 million which represented a 1.00% return on average assets or a 9.95% return on average equity.

 The following table is a summary of unaudited selected quarterly results of operations for the years ended June 30, 1995 and 1994:

                                                                                          Cumulative
                                                                                           Effect of
                                                                                          Adopting a
                                                                                           Change in
                                                                                          Accounting
                 Gross Interest    Net Interest   Provision For             Income         Principle           Net       Earnings
                         Income          Income     Loan Losses         Before Tax          (Note 1)        Income      Per Share
                         ------          ------     -----------         ----------          --------        ------      ---------

1995:            (In Thousands)
 First quarter          $ 6,323         $ 3,394           $ 127            $ 1,159               $ -         $ 712          $ .25
 Second quarter           6,454           3,055              95              1,001                             622            .21
 Third quarter            6,458           2,562              60                464                 -           309            .11
 Fourth quarter           6,920           2,680             130                435                 -           289            .10
                          -----           -----             ---                ---               ---           ---            ---

                       $ 26,155        $ 11,691           $ 412            $ 3,059               $ 0       $ 1,932          $ .67
                       ========        ========           =====            =======               ===       =======          =====

1994:
 First quarter          $ 5,759         $ 3,450           $ 153            $ 1,507             $ 220       $ 1,085          $ .37
 Second quarter           5,747           3,424             202              1,391                 -           864            .30
 Third quarter            5,593           3,354             200              1,016                 -           624            .21
 Fourth quarter           5,815           3,461             170              1,211                 -           705            .24
                          -----           -----             ---                ---               ---           ---            ---

                       $ 22,914        $ 13,689           $ 725            $ 5,125             $ 220       $ 3,278         $ 1.12
                       ========        ========           =====            =======             =====       =======         ======

 Severe volatility in interest rate was the key factor to the Bank's decline in profitability. During the first six months of the year ended June 30, 1995, the Bank continued to witness a flattening of the yield curve (the differential between short-term rates and longer-term rates narrowed as a result of further increases in the short-term rates without corresponding increases in longer-term rates). While the offering rate on the 30-year fixed rate loans increased form 7.2% at December, 31, 1993, to 9.125% at December 31, 1994, an increase of 193 basis points, the rate on one year treasury notes increased from 3.68% at December 31, 1993, to 7.17% at December 31, 1994, an increase of 349 basis points. The Bank's inability to match the upward repricing, which occurred in its large volume of shorter-term retail deposits and Federal Home Loan Bank
(FHLB) advances with similar increases in its loan and investment portfolios, resulted in a reduced interest rate spread.

 During the next six month period ended June 30, 1995, inflationary pressures seemed to ease as a result of the previous interest rate increases, creating a significant downward shift in the entire yield curve. While the one-year treasury rate decreased form 7.17% at December 31, 1994 to 5.72% at June 30, 1995, the Bank's offering rate on the 30-year fixed rate loan decreased from 9.125% to 7.625% over the similar time frame. The net effect of this near 150 basis point parallel decline in the yield curve over this six month period was a stabilization and finally gradual improvement in the Bank's net interest rate spread. The resulting net interest rate spread decreased form 4.14% for the year ended June 30, 1994, to 2.88% for the year ended June 30, 1995.

The Bank's rather slow growth of retail deposits is a function of two factors. First, the Bank continued its policy of conservative pricing on savings rates. The strategy aimed at achieving a flow of funds from the most efficient source of retail savings funds versus wholesale funds in the form of Advances and Reverse Repurchase Agreements from the FHLB of San Francisco. The result of such a strategy has been to maintain an overall cost of funds considerably below the 11th District Cost of Funds thus enhancing the net interest rate spread. The moderate growth in retail deposits as well as the net growth of $24.5 million in the loan and investment portfolios for the year ended June 30, 1995, was supported by increases in FHLB of San Francisco advances and reverse repurchase agreements of approximately $20.1 million.

The last quarter ended June 30, 1994, and the remainder of the fiscal year ended June 30, 1995, marked a reversal of a generally declining interest rate environment in which the volume of loans being refinanced to lower paying fixed rate loans was tremendous. Principal payments received on longer term loans, which consist primarily of loans being refinanced, decreased from approximately $107 million in 1994 to approximately $82 million in 1995. This volume of refinancing had contributed to the Bank's yield on interest earning assets through the recognition of net deferred loan origination continue into 1996. First, exacerbating the lagging nature of the COFI index was the fact that the Bank was quite aggressive in its pricing of the COFI ARM product, offering discounted start rates of up to 200 basis points below the fully indexed rate. Deep discounted loans with a six month reset period and a 1% six month rate cap created an asset that continues to fall behind current market rates in a rapidly rising interest rate environment. From January 1, 1994 through September 30, 1994 the Bank originated approximately $80 million in loans at a discounted rate with a weighted average estimated at 4.5%. As of June 30, 1995 this pool of discounted COFI ARMS had a weighted average rate of approximately 5.90%, fully indexed these loans would be yielding approximately 7.70%. Should rates remain completely static from this point forward over the next twelve month period this portfolio of discounted loans would still reprice upward by approximately 180 basis points based upon the COFI index of 5.14% at June 30, 1995.

 Although the discounted ARMS negatively affected the Bank's interest rate spread, the Bank was successful in achieving three of its strategic goals in generating this volume of discounted ARMS. First, the Bank was successful in further leveraging its capital, reducing equity as a percentage of assets from 9.24% at June 30, 1994 to 8.82% at June 30, 1995. Equity, while still far in excess of regulatory requirements , has now been put to work generating a greater volume of interest earning assets which are now beginning to achieve positive returns for the Bank. Second, the Bank was successful in leveraging its operations. The Bank was able to decrease operating expenses as a percentage of average assets for the year ended June 30, 1995 to 2.36% from 2.78% in 1994. The Bank achieved this leverage in operating expenses by growth in operating expenses at less than 1%. Third and finally, the Bank took advantage of an opportunity to meet a consumer demand for adjustable rate mortgage financing while at the same time adding a high quality interest earning asset that met the requirements of the Bank as a portfolio lender. The structure of the Bank's loan port-fees. These loan origination fees are normally deferred at the time of origination and amortized as a yield adjustment over the life of the associated loans. Loan fees recognized into income as a yield adjustment remained in a relatively high range between the years of heavy refinance from 1992 through 1994. Deferred fees of approximately $1.46 million were recorded during the year ended June 30, 1994, compared to $1.17 million for the year ended June 30, 1995, a year that was absent of a significant volume of loans being refinanced.

The reduction in fees as a result of declining refinance activity is masked somewhat by the increased volumes of discount adjustable rate loans originated late in fiscal year 1994 and early in 1995. When adjustable rate loans are booked at a discount the Bank follows a policy of recognizing loan fees is a level yield based upon the fully indexed note rate. Under this methodology deferred fees on such discounted loans are usually recognized into income over a period of a few months rather than the life of the loan. As the Bank's volume of new origination discounted ARM loans slowed the yield adjustment from this source quickly disappeared. The Bank estimates that approximately $285 thousand of such loan fees were recognized during the first six months of the fiscal year ended June 30, 1995.

Despite the decline in the Bank's net interest margin for the fiscal year ended June 30, 1995, to 2.88% from 4.14% for 1994, after experiencing seven consecutive quarters of decline in its net interest margin, that decline stabilized during the third quarter of 1995 and the margin widened during the fourth quarter of fiscal 1995. There were a number of factors contributing to the decline in the net interest spread during the fiscal year ended 1995 and a number of reasons why management believes the current trend of a widening spread will folio remains heavily weighted with adjustable rate loans. At June 30, 1995, the Bank held in portfolio approximately $283 million or 82% of the total portfolio in adjustable rate loans. Despite the fact that the majority of each adjustable rate loans adjust in six month intervals and are indexed to the FHLB 11th District COFI, an index which lags more current indices, these loans will continue to gradually reprice upward even after other indices remain static. While the one year treasury rate declined from 7.17% at December 31, 1994 to 5.72% at June 30, 1995, the COFI has continued to increase during this same period of time from 4.37% to 5.14%.

Interest Income. Net interest income before provision for loan losses was approximately $11.7 million for the year ended June 30, 1995, a decrease of $2 million or 14.6%, from $13.7 million recorded in 1994. The decline in net interest income can be attributed in large part to a year of volatile shifts in the direction of interest rates. First, during a period of generally rapidly rising interest rates, the Bank was unable to match the upward repricing of its short-term liabilities with similar increases in its loan and investment portfolios. This inability to reprice assets to the degree of liabilities relates to two specific characteristics of the adjustable rate loan portfolios. First, as has already been documented, interest rate increases were inhibited due to the lagging nature of the COFI to which the majority of the Bank's assets are tied. Second, the small increases that were taking place in the ARM portfolio were inhibited by both six-month adjustment periods, and periodic caps of 1%. With a 1% periodic cap, assuming COFI matched treasury increases (which it did not), while the one-year treasury note increased 350 basis points over a one year period, the Bank's ARM portfolio inhibited by the periodic rate caps would have increased by only 200 basis points or less than 60% of the current market rate change.

The result of the rising interest rate environment and the inability of the Bank's assets to reprice in concert with other "current" market rates was a decline in the net interest rate spread from 4.14% during the fiscal year ended June 30, 1994 to 2.88% for the fiscal year ended June 30, 1995. The average rate on interest bearing liabilities for the year ended June 30, 1995 increased almost 100 basis points from 3.15% to 4.13% for the year ended June 30, 1995, while the average yield on interest-earning assets declined from 7.29% in 1994 to 7.01% in 1995. The increase in total interest income for the year ended June 30, 1995 of approximately $3.2 million, can be attributed to the large volumes of discounted adjustable rate single family loans originated in late fiscal 1993 and early fiscal 1994. The increase in the average volume of the loan portfolio of $50 million over 1994 was at substantially reduced rates which failed to keep pace with the rising market interest rates paid on liabilities to support those assets. While total interest income increased by $3.2 million total, the corresponding increase in interest expense generated from liabilities to support these assets increased by $5.2 million.

Although the Bank's overall cost of interest bearing liabilities increased at a much greater rate than the interest earning assets, the Bank's cost of retail deposits as anticipated did in fact move in concert with the 11th District COFI. While the 11th District COFI increased from 3.73% at June 30, 1994 to 5.14% at June 30, 1995, an increase of 141 basis points, the Bank's cost of retail deposits increased from 3.10% to 4.40% or 130 basis points during this same period of time. However there was a definite cost associated with the ability to maintain a low cost of retail savings funds. The cost of maintaining a low cost retail deposit base was realized in the form of higher interest expense and greater exposure to rising interest rates that resulted by supplementing lack of growth in retail savings with short-term borrowings which repriced with current treasury rates. The average volume of borrowed funds which consisted of advances and reverse repurchase agreements with the FHLB of San Francisco increased from $29.5 million with a weighted average rate of 3.54% during the year ended June 30, 1994, to an average volume of $73 million with a weighted average rate of 5.63% during the similar year ended June 30, 1995.

Provision for Losses on Loans. During the year ended June 30, 1995, the Bank recognized $412 thousand in provision for possible loan losses, compared with $725 thousand in 1994. The decrease in provision for loan loss reserves can be attributed to two factors which positively impacted the assessment of the Bank's credit risk on its loan portfolio. First, the Bank experienced a significant decline in nonperforming assets from approximately $4.5 million or 1.23% of total assets at June 30, 1994, to $2.9 million or .74% of total assets as of June 30, 1995. Second, the Bank experienced a decline in the portfolio of more risk-oriented construction, commercial, and concentration of loans to a single borrower. For example, total gross construction, land and commercial real estate loans declined from $103.3 million at June 30, 1994 to $74.8 million at June 30, 1995, a decline of $28.5 million or 28%. The charge-offs of $266 thousand during the fiscal year ended June 30, 1995 are reflective of the Bank's policy of analyzing all troubled assets and recording a write down to the value of those assets to the estimated fair value at the time the Bank becomes aware of any deterioration in the value. The Bank adheres to a stringent internal modeling policy that dictates the level of general valuation allowances. Among several of the portfolio criteria that are evaluated are, concentration of risk weighted portfolio assets, concentration of credit to a single borrower, and level of adversely internally classified assets. The provision of $412 thousand for the year ended June 30, 1995, is reflective of a decline in concentration of risk weighted assets, and concentration to a single borrower. Virtually all of the growth within the Bank's loan portfolio during the year ended June 30, 1995, was in the less risk oriented category of mortgage loans secured by the borrowers' primary residence.

Management believes that the current level of loan loss reserves, which stands at $2.2 million or .64% of the total loan portfolio, provides the Bank with a pool of reserves to adequately reflect the unforseen credit losses within the portfolio. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgement or information available to them at the time of their examination.

Noninterest income. Despite a decline in noninterest income of $337 thousand or 26%, from $1.29 million for the year ended June 30,[PICTURE] 1994 to $949 thousand for the same period in 1995, the decline is concentrated in the categories of nonrecurring income such as gains or loss on the sales of loans, investment securities, and association premises. Due to a year of generally rising interest rates and the corresponding lack of consumer demand for fixed rate mortgage financing, the Bank's ability to generate and sell such long-term fixed rate loans in the secondary market has been eliminated. As a result, the Bank completed no sales of such loans or mortgage-backed securities in the secondary markets during the year ended June 30, 1995, compared to sales of approximately $25 million and corresponding gains of $161 thousand in 1994. The decline of $251 thousand in gains on sales of investment securities relates primarily to the sale of stock of the Federal Home Mortgage Corporation (FHLMC). The Bank sold 9,000 shares of FHLMC, recognizing gains of $403 thousand during the year ended June 30, 1994, compared to the sale of the final block of stock being held by the Bank of 3,000 shares in 1995, upon which the Bank recognized a gain of $116 thousand. Finally, during the fiscal year ended June 30, 1995, the Bank recorded a loss of $51 thousand on the disposal of a property located in downtown Santa Rosa which the Bank had acquired previously with the intention of constructing a Bank Branch thereon.

Conversely, noninterest income from recurring core business operations under the categories of service charges and "other" income increased in aggregate from $924 thousand in 1994 to $1.02 million for 1995, an increase of $98 thousand or 10.6%. A decline in service fees associated with loan servicing of $36 thousand as a result of less problem loans was more than offset by an increase of $63 thousand in fees relating to deposit account services. The increase in service fees on retail savings represents the initial results of an increased pricing policy implemented late in fiscal 1995 to more accurately reflect the cost of services provided. An increase of $71 thousand in the category of "other" income represents increased fees from a third party vendor in compensation for sale of official check products. This category was further enhanced by rental income generated from the rent of foreclosure properties which the Bank owns. The final significant enhancement to this line item is the increased volume of sales of alternative investment products. Through its contractual agreement with Primevest Financial Services, an independent broker-dealer the Bank offers full-service brokerage capabilities at each of its branch offices.

Adding positively to noninterest income, is the decline in the write down of deferred servicing premiums of $27 thousand for the fiscal year ended June 30, 1995 compared to 1994. This write down decreased from $31 thousand for the year ended June 30, 1994 to $4 thousand for the year ended June 30, 1995. When loans are sold and the right to service those loans is retained, the gain or loss recognized is based upon the net present value of expected cash flows to be received resulting from the difference between the contractual interest rates received from the borrower and the rates paid to the buyer. The related deferred charge (deferred premium on loans sold) is amortized to operations over the estimated remaining life of the loan as a yield adjustment. The decline in the write down of this asset in 1995 can be attributed to the fact that more severe write downs had been taken in the previous periods when interest rates were declining and the underlying loans were prepaying at a more rapid rate. In the current market of rising interest rates, the assumption as to the estimated life of the loans sold is adjusted, on a quarterly basis, to reflect the most recent market expectation of the life and value of the expected cash flows to be received from this asset. At June 30, 1995, the remaining value of the asset is only $51 thousand.

The Bank recognized net losses of $134 thousand for the year ended June 30, 1995 compared to a net loss of $137 thousand for the year ended June 30, 1994, on the resolution of properties acquired through foreclosure. During the year ended June 30, 1995, the Bank completed the disposal of five properties acquired as a result of foreclosure on which losses upon liquidation totaled $61 thousand. The Bank additionally recorded permanent valuation write downs on five properties being held to reflect the fair market value of those properties in a market in which real estate sales remain slow.

Noninterest Expense. The Bank's attention to the control of operating expenses is evident in the nominal increase in noninterest expense of $46 thousand or .5% over the similar year ended June 30, 1994. Compensation and employee benefits, the largest component of noninterest expense, increased to $4.30 million for the year ended June 30, 1995 from $4.28 million for the comparable year ended June 30, 1994, an increase of .5%. Contributing to the control of compensation and benefits has been the elimination of officer bonus incentives which are based upon the Bank's ability to achieve various levels of operating results, as well as reductions in the loan origination area as a result of reduced loan origination volumes.

The increase in data processing expense from $546 thousand for the year ended June 30, 1994 to $591 thousand for the similar year ended June 30, 1995, can be attributed to an increase volume of data being processed as well as scheduled increases in the cost of data services provided by an independent service bureau.

The decrease in advertising and supplies of $103 thousand or 25% can be attributed equally to cutbacks in stationary, printing and supplies, and advertising expense. These declines are reflective of the Bank's efforts throughout the year to be more selective in targeting its advertising efforts.

Other operating expense which includes such expenditures as other insurance premiums, legal, accounting, telephone, postage, and miscellaneous loan origination expense, increased from $1.66 million for the year ended June 30, 1993 to $1.68 million for the similar year ended June 30, 1995. Declines in other operating expenses spread over a broad range of expenditures as including telephone, postage, employee expenses were more than offset by increased consultant and legal expenses relating to strategic planning and new regulatory issues.

Income Taxes. On February 10, 1992, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards 109, entitled Accounting for Income Taxes. This statement which supersedes SFAS 96 and changed the criteria for recognition and measurement of deferred tax assets and various other requirements of SFAS 96 and reduces its complexity. Under SFAS 109 deferred tax liabilities are recognized on all taxable temporary differences, and deferred tax assets are recognized on all deductible temporary differences, operating loss and tax credit carry-forwards. Valuation allowances are recognized to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Other significant changes made by SFAS 109 include: (1) the comprehensive scheduling of temporary differences required by SFAS 96 will not be required; (2) a deferred tax asset may be recognized for the financial statement general valuation allowance for loans and real estate owned, while a deferred tax liability must be recognized for the portion of the tax bad debt reserve exceeding the "base year" reserves; (3) tax-planning strategies must be prudent and feasible, and; (4) tax benefits recognized as a result of all tax planning strategies should be net of any expense or losses.

The cumulative effect to July 1, 1993 of adopting SFAS 109, which resulted in a cumulative tax benefit of $220 thousand to the Company, has been shown as a separate item in the accompanying statement of operations for the year ended June 30, 1994. The adoption of this accounting method did not have a material impact on income tax expense and net income before the cumulative effect of adopting SFAS 109 for 1994 over the amount that would have been recorded under SFAS 96.

The Bank provided $1.3 million for income taxes for the year ended June 30, 1995, compared to $2.07 million for the year ended June 30, 1994. The effective tax rate decreased to 36.8% in 1995, from 40.3% in 1994. The decreased effective tax rate in 1995 can be attributed primarily to an increased tax benefits derived from investments in low income housing tax credits in relation to a smaller pre-taxable income base.

COMPARISON OF YEAR ENDED JUNE 30, 1994
TO THE YEAR ENDED JUNE 30, 1993

General. For the year ended June 30, 1994, the Bank had a net income of $3.3 million which represented a 1.00% return on average assets and a 9.95% return on average equity. For the year ended June 30, 1993, the Bank had net income of $3.7 million which represented a 1.24% return on average assets or a 12.45% return on average equity.

Severe volatility in the direction of interest rates was the key fac- the quarter ended March 31, 1994, we began to see a significant decline in the volume of loans being refinanced.

The Bank's net interest margin for the fiscal year ended June 30, 1994 had declined to 4.14% from 4.87% for 1993. The pressure on interest margins was coming from two sources. First, the Bank had previously repriced down its short-term retail deposits and had no latitude for further downward adjustments even though longer-term rates continued down. Second, the Bank continued to experience refinancing of its higher rate fixed rate loans as well as downward tor to the Bank's decline in profitability. During the first six months of the year ended June 30, 1994, the Bank witnessed a flattening of the yield curve (the differential between short-term rates and longer-term rates narrowed as a result of further declines in the long-term rates without corresponding declines in shorter-term rates). While the interest rate on the 30-year fixed rate loans declined from 8.10% at December 31, 1992 to 7.2% at December 31, 1993, a decline of 90 basis points, the weighted average rate earned on overnight Federal funds sold actually increased marginally from 2.42% for the month ended December 31, 1992 to 2.53% for the month ended December 31, 1993. The Bank's inability to match the downward repricing which occurred in its loan and investment portfolios with a similar downward repricing on its large volume of shorter-term retail deposits resulted in a reduced interest rate spread.

During the next six-month period ended June 30, 1994, inflationary fears created a strong upward shift in the entire yield curve. While the two-year treasury rate increased from 4% in January 1994 to approximately 6% by June 30, 1994, the Bank's interest rate on the 30-year fixed rate loan increased from 7.2% to 8.75% over the similar time frame. The net effect of this near 200 basis point parallel rise in the yield curve over that six-month period was a further decline in the net interest margin due to the Bank's inability to match the upward repricing of liabilities with assets. The resulting net interest rate spread decreased from 4.87% for the year ended June 30, 1993 to 4.14% for the year ended June 30, 1994.

It is noteworthy that in 1994, a year of generally low interest rates, in which the thrift and banking industry in general had been shrinking in terms of volume of retail deposits, the Bank was successful in increasing its retail savings deposit base by approximately $21.8 million or 8.5% over the deposit base at June 30, 1993. Further, in an effort to enhance the retail branch network, and continue to provide quality banking services and affordable home financing within its market area, the Bank opened a new full-service branch office in downtown Santa Rosa. The Bank believed the benefits of expanding the branch network in the Santa Rosa market outweighed the costs of opening a new branch on a de novo basis.

The Bank continued to follow a strategy of protecting its interest margins as opposed to pursuing growth with higher rate paying retail deposits. This Strategy had contributed to the Bank's ability to maintain a low cost of funds. The moderate growth in retail deposits as well as the net growth of $47 million in the net loan portfolio for the year ended June 30, 1994, was supported by increases in FHLB of San Francisco advances of approximately $28.5 million.

During the first nine months of the fiscal year ended June 30, 1994, the Bank continued to experience a tremendous volume of loans being refinanced. This trend was a continuation of the previous two years of generally declining interest rates. This volume of refinancing had contributed to the Bank's yield on interest-earning assets through the recognition of net deferred loan origination fees. Principal payments received on longer-term loans which consist primarily of loans being refinanced remained at a very high level increasing from $103 million in 1993, to $107 million in 1994. With the upward movement in interest rates experienced near the end of borrowing, which consisted mainly of FHLB advances, grew from $16 million during the year June 30, 1993 to $29.5 million for the similar year ended June 30, 1994. Due to the fact that most of those short-term borrowings are indexed to current treasury yields, when rates shifted upward, a source of funding repriced fully to current market conditions. While the yield on retail savings had declined by 50 basis points for the year ended June 30, 1994 the average yield on other borrowing increased by 8 basis points.

Provision for Losses on Loans. During the year ended June 30, 1994, the Bank recognized $725 thousand in provision for possible loan losses, compared with $722 thousand in 1993. The similar provision for loan loss reserves represented the Bank's calculation of the credit risk of the loan portfolio as well as charge-offs of approximately $475 thousand in specific problem assets. The provision of $725 thousand as well as charge-offs of $475 thousand during the fiscal year ended June 30, 1994, were representative of a real estate market which had remained somewhat soft during the first nine months of the fiscal year adjustments on its adjustable rate portfolio.

The Bank made significant progress toward attaining goals of leveraging both capital and operations. Despite the addition of a new full-service retail savings branch office, a facility to consolidate and house loan administration and origination functions, and a full fiscal year's operation in a new administration facility, the Bank was able to decrease operating expenses as a percentage of average assets for the year ended June 30, 1994 to 2,78% from 2.88% in 1993. The Bank was successful in leveraging operating expenses by growth in terms of assets by 17% while only expanding operating expenses by 5.4%. Similarly, the Bank was successful in leveraging capital through growth of financial assets and liabilities at a positive spread, earning incremental revenues for the shareholders. Equity, while in excess of regulatory requirements was reduced as a percentage of assets at June 30, 1994, to 9.24%, compared to 10.03% at June 30, 1993.

During yet another period of slow economic growth in which unemployment levels had remained high and consumer confidence low, the Bank resolved to increase its commitment to the community to help provide affordable housing. During the year ended June 30, 1994, the Bank committed approximately $5 million in loans with favorable rates to finance low-income housing projects in its market area.

Interest Income. Net interest income before provision for loan losses was approximately $13.7 million for the year ended June 30 1994, a decrease of $950 thousand or 6.5%, from $14.6 million recorded in 1993. The decline in net interest income was attributed in large part to a year of volatile shifts in the direction of interest rates. During this period of generally declining interest rates and a period of historically low interest rates, the Bank was unable to price downward short-term liabilities to match the further declines in the rates earned on longer-term interest-earning assets. The average rate on interest-bearing liabilities for the year ended June 30, 1994 declined to 3.15% from 3.60% for the year ended June 30, 1993, while the average yield on interest-earning assets due to refinancing and downward adjustments on adjustable rate products declined more rapidly from 8.47% in 1993 to 7.29% in 1994. Further exacerbating the decline in yield on interest-earning assets was the volume of lower rate adjustable rate loans originated in the quarter ended June 30, 1994. With the increase in interest rates late in the quarter ended March 31, 1994, there was an abrupt change in consumer demand from fixed rate loans to lower rate adjustable loans indexed to the 11th District COFI. The Bank added approximately $36 million in such adjustable rate loans with a weighted average yield of approximately 6.20%. Total interest income for the year ended June 30, 1994 had declined by approximately $1.3 million or 5.5% to $22.9 million. The increase of $28.1 million, or 9.8%, in the average balance of interest-earning assets for the year ended June 30, 1994, as compared to the year ended June 30, 1993, was offset somewhat by the decline in yield of 118 basis points to 7.29%.

The significant decrease in interest expense on retail savings of $878 thousand due to the decline in yield of 50 basis points below the similar yield in 1993, was offset in large part by the Bank's use of FHLB advances to fund loan growth. The average balance of other held for sale and write downs to record various mutual funds held in the Bank's investment portfolio as held for sale and accounted for at fair market value of $33 thousand. That compared to a $77 thousand gain recorded on the sale of an intermediate term bond fund recognized during the year ended June 30, 1993.

Second, the Bank's recognition of gains on the sale of loans and mortgage-backed securities had declined from $427 thousand for the year ended June 30, 1993 to $161 thousand for the similar year ended June 30, 1994. Although the volume of loans sold during 1994 was down to $25 million from $34.6 million in 1993, the gains recognized from sales combined with recognition of deferred fees on those loans was consistent at $464 thousand in 1994 and $427 thousand in 1993. However, the gains of $464 thousand recorded in 1994 were offset by write downs of $303 thousand to record loans held for sale at the lower of cost or market value. The majority of this market valuation adjustment occurred during the quarter ended March 31, 1994. That adjustment was due to a dramatic increase in long-term interest rates which had caused some loans originated and held for sale at lower ended June 30 1994. The local real estate market seemed to have bottomed out in 1993 and was reflected in the ratio of nonperforming assets to total assets of 1.71% at March 31, 1994. In the quarter ended June 30, 1994, the Bank made significant progress in reducing the volume of troubled assets and the ratio of nonperforming assets to total assets declined to 1.23%. The charge-offs of $475 thousand during the fiscal year ended June 30, 1994 was reflective of the Bank's policy of analyzing all troubled assets and recording a write down to the value of those assets to the estimated fair value at the time the Bank becomes aware of any deterioration in the value. In establishing the level of reserves, several criteria are reviewed. Among the portfolio criteria that are evaluated are: concentration of risk-weighted portfolio assets, concentration of credit to a single borrower, and level of adversely internally classified assets. Despite an increase in troubled assets, the provision of $725 thousand for the year ended June 30 1994, was reflective of a decline in concentration of risk-weighted assets, and concentration to a single borrower. Virtually all of the growth within the Bank's loan portfolio during the year ended June 30, 1994 was in the less risk oriented category of mortgage loans secured by the borrower's primary residence.

Management believes that the level of loan loss reserves, which stood at $2.1 million or .65% of the total loan portfolio, provided the Bank with a pool of reserves to adequately address the inherent credit losses within the portfolio. While management used available information to recognize losses on loans and real estate owned, additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination.

Noninterest income. Despite the relatively small change in noninterest income which had decreased by $49 thousand or just 3.7%, from $1.34 million for the year ended June 30, 1993 to $1.29 million for the same period in 1994, the sources of that noninterest income had changed significantly.

First, the Bank had taken advantage of historically high valuations with the equity markets, electing to realize a gain in the price of its stock held for sale in the Federal Home Loan Mortgage Corporation (FHLMC). The Bank sold 8,000 shares of FHLMC stock, recognizing gains of $403 thousand. That gain was offset somewhat by a loss of $8 thousand recorded on the sale of a fixed income mutual fund in interest rates to decline in market value at March 31, 1994. During the quarter ended June 30, 1994, the Bank had elected to reclassify all permanent loans held for sale, totaling $6 million, to be held for investment. At the same time the Bank altered its policy regarding the classification of current production of all mortgage loan products. The current and revised policy states that current production of all permanent mortgage loans will be held to maturity. The Bank may at some future period determine that the economic benefits of originating such loans for sale in the secondary markets will benefit shareholder value, therefore this policy remains subject to change. The Bank had taken this action for the following reasons: (1) having written down the value of those assets to the lower of cost or market at March 31, 1994, during a period of rapidly rising rates, the Bank believed there was a greater economic value in holding those loans to maturity rather than selling the assets at a substantial discount into a market that may be overreacting to inflationary threats; and (2) upon review of the Bank's concentration of assets and a favorable exposure to a long-term rising interest rate environment, the addition of those predominantly fixed rate loans provided an acceptable diversification on to the volume of adjustable rate loans within the portfolio. Gains on sales of loans and mortgage-backed securities may not be available to the Bank as a source of revenue under the current policy.

Third, a significant variation in noninterest income appeared in the write down of deferred servicing premiums. The write down decreased from $178 thousand for the year ended June 30, 1993 to $31 thousand for the year ended June 30, 1994, a decrease of $147 thousand. When loans are sold and the right to service those loans is retained, the gain or loss recognized is based upon the then difference between the contractual interest rates received from the borrower and the rates paid to the buyer. The related deferred charge (deferred premium on loans sold) is amortized to operations over the estimated remaining life of the loan as a yield adjustment. The decline in the write down of this asset in 1994 can be attributed to the fact when interest rates were declining more rapidly. In a market of rising interest rates the assumption as to the estimated life of the loans sold is adjusted on a quarterly basis to reflect the most recent market expectation of the life and value of the expected cash flows to be received from this asset. At June 30, 1994 the remaining value of the asset was only $58 thousand.

Fourth, the Bank recognized net losses of $137 thousand for the year ended June 30, 1994, compared to a net gain of $2 thousand for the year ended June 30, 1993, on the disposition of properties acquired through foreclosure. During the year ended June 30, 1994, the Bank completed the disposal of three properties acquired as a result of foreclosure. The majority of that loss was concentrated within one subdivision land loan which experienced the greatest effect of the declining value of land in a soft real estate environment.

Fifth, and finally, the gain on sale of premises had dropped from $117 thousand for the year ended June 30, 1993 to $0 during the similar year ended June 30, 1994. As a result of the Bank's consolidation of administration functions into a newly leased facility in the year ended June 30, 1993, the Bank elected to sell a facility previously utilized to house various administrative divisions. The sale of this facility resulted in a nonrecurring gain during the year ended June 30, 1993.

Noninterest Expense. Noninterest expense had increased by approximately $470 thousand or 5.4%, to $9.1 million for the year ended June 30, 1994, compared to $8.7 million in 1993. Compensation and employee benefits, the largest component of noninterest expense, increased to $4.3 million for the year ended June 30, 1994 from $3.9 million for the comparable year ended June 30, 1993, an increase of 8.4%. The Bank had experienced a similar increase in occupancy related expenses, which increased by $92 thousand or 8.4% during the year ended June 30, 1994, compared with the similar period in 1993. The increases in compensation and other employee benefits as well as occupancy and depreciation, were due in part to the addition of the new retail savings branch in the city of Santa Rosa, California, added in February of 1994, a full year's operation of a new branch administration facility opened in December of 1992, and the opening of a new loan administration office in Santa Rosa, California, in to the tax benefits derived from investments in low income housing tax credits in relation to a smaller pretaxable income base. Further reductions in the provision for income tax was attributed to the implementation of SFAS 109, which allowed recognition of deferred tax assets for financial statement general valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

Under current OTS regulations, the Bank is required to maintain liquid assets as 5% or more of its net withdrawable deposits plus short-term borrowings. The Bank has at all times maintained liquidity levels in excess of that required by regulation. At June 30, 1995, the Bank's liquidity ratio was 6.41%.

The principal sources of liquidity are deposit accounts, short-term borrowings, principal and interest payments on loans, proceeds from the sale of loans and mortgage-backed securities, and interest and dividends on investments. The Bank uses its capital resources principally to fund real estate and consumer loans, purchases of mortgage-backed and investment securities, repay maturing borrowings, fund maturing savings certificates and to provide for maintenance of its liquidity.

Deposits were approximately $283.9 million at June 30, 1995, a net increase of approximately $7 million from 1994. The Bank's net (decrease) increase in deposits (including interest credited) for the years ended June 30, 1993, 1994 and 1995 was approximately, ($263) thousand, $9.9 million, and $7 million respectively. The liquidity ratio over the past two fiscal years has been maintained at a

September 1993. Further increases in compensation and other employee benefits were due to the additional staffing of experienced personnel to strengthen the Bank's loan divisions. Additional increases in depreciation on which had increased from $376 thousand for the year ended June 30, 1993 to $454 thousand for the similar year ended June 30, 1994, were attributed to the Bank's capital expenditures undertaken during the previous fiscal year to position the Bank for growth in future periods. Those capital expenditures included leasehold improvements on the newly acquired facilities as well as depreciation of furniture and fixture necessary to carry out operations in those facilities.

The increase in data processing expense from $515 thousand for the year ended June 30, 1993 to $546 thousand for the similar year ended June 30, 1994, was attributed to an increased volume of data being processed as well as scheduled increases in the cost of data services provided by an independent service bureau.

Other operating expense which includes such items as other insurance premiums, legal, accounting, telephone, postage, and miscellaneous loan origination expense, declined from $1.75 million for the year ended June 30, 1993 to $1.66 million for the similar year ended June 30, 1994. The decline in other operating expense was spread over a broad range of expenditures as indicated above and relates to some more favorable contracts negotiated with vendors as well as the orchestrated effort at cutting operating expense.


Income Taxes. The Bank provided $2.07 million for income taxes for the year ended June 30, 1994, compared to $2.86 million for the year ended June 30, 1993. The effective tax rate had decreased to 40.3% in 1994, from 43.3% in 1993. The decrease in 1994 was attributed in part relatively low level, decreasing slightly from 6.85% at June 30, 1994 to 6.41% at June 30, 1995.

Principal payments on loans and mortgage-backed securities decreased to $82.9 million for the year ended June 30, 1995 from $111 million for the year ended June 30, 1994, and $106 million for the year ended June 30, 1993.

Net loans receivable increased to $343.9 million at June 30, 1995 from $324.7 million at June 30, 1994, and $277.7 million at June 30, 1993. The Bank originated $101.6 million in loans for the year ended June 30, 1995, compared to $166.6 million in loans for the year ended June 30, 1994, and $160.7 million for the year ended June 30, 1993. As of June 30, 1995, the Bank had commitments to originate and purchase loans totaling approximately $29.9 million.


IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders Northbay Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Northbay Financial Corporation (the "Company") and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northbay Financial Corporation and Subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 10 to the Consolidated Financial Statement, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.



San Francisco, California
September 1, 1995

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30,1995 AND 1994

ASSETS                                                                                                 1995           1994
                                                                                                       ----           ----
Cash, including noninterest-bearing deposits of $7,302,588 and $6,563,911                      $  7,815,778   $  7,254,910
Overnight federal funds                                                                             425,000
Certificates of deposit                                                                           1,444,100      1,744,730
Investment securities held to maturity (note 2)                                                  12,525,738      9,518,101
Investment securities available for sale, at market value (note 2)                                2,887,261      2,822,436
Mortgage-backed securities held to maturity (note 3)                                              1,672,373      1,778,350
Mortgage-backed securities available for sale, at market value (note 3)                           8,441,233      6,164,962
Loans receivable, net (notes 4 and 8)                                                           343,852,434    324,711,259
Interest receivable:
      Loans                                                                                       2,066,605      1,810,384
       Mortgage-backed securities                                                                    56,420         48,484
       Investments                                                                                  280,969        164,495
Office property, equipment and leasehold improvements, net (note 5)                               2,473,926      3,099,742
Real estate held for sale (note 6)                                                                1,555,759      1,636,909
Stock of Federal Home Loan Bank of San Francisco, at cost (note lc)                               3,291,400      2,315,400
Deferred premiums on loans sold (note 4)                                                             51,048         58,553
Prepaid expenses and other assets (note 14)                                                       2,218,038      1,583,987
                                                                                                  ---------      ---------

                                                                                               $391,058,082   $364,712,702
                                                                                               ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Savings accounts (note 7)                                                                       283,909,075    276,900,055
Advances from the Federal Home Loan Bank (note 8)                                                60,036,173     47,694,752
Other borrowings (note 9)                                                                         9,331,986      3,118,130
Other liabilities and accrued expenses                                                            1,988,702      1,783,109
Deferred income taxes (note 10)                                                                     653,193        938,064
Deferred gain on sale of buildings (note 12)                                                        560,652        594,663
                                                                                                    -------        -------

                                                                                                356,479,781    331,028,773

Stockholders' equity (notes 10, 13, 14 and 16):
 Common stock (par value $ .10 per share, 4,000,000 shares authorized and issued; 2,750,522
  and 2,741,123 shares outstanding at June 30, 1995 and June 30, 1994, respectively)                275,081        228,427
 Additional paid-in capital                                                                      20,849,324     20,802,673
 Retained earnings substantially restricted                                                      13,618,628     12,894,804
Debt incurred by ESOP                                                                             (187,500)      (237,500)
Net unrealized gain (loss) on securities available for sale                                          22,768        (4,475)
                                                                                                     ------         -------

                                                                                                 34,578,301     33,683,929
                                                                                                 ----------     ----------

Commitments and contingencies (notes 13, 14 and 15)
                                                                                               $391,058,082   $364,712,702
                                                                                               ============   ============

         See accompanying notes to consolidated financial statements.

NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                               1995           1994           1993
                                                               ----           ----           ----
Interest income:
 Loans                                                 $ 24,366,204   $ 21,775,136   $ 22,873,714
 Mortgage-backed securities                                 592,759        387,711        614,785
 Interest and dividends on investments                    1,195,712        751,130        766,015
                                                          ---------        -------        -------
                                                         26,154,675     22,913,977     24,254,514
                                                         ----------     ----------     ----------
Interest expense:
 Savings accounts (note 7)                               10,355,883      8,183,390      9,060,708
 Advances and other borrowings                            4,107,446      1,041,977        554,623
                                                          ---------      ---------        -------
                                                         14,463,329      9,225,367      9,615,331
                                                         ----------      ---------      ---------

Net interest income                                      11,691,346     13,688,610     14,639,183

Provision for loan losses (note 4)                          412,000        725,000        722,433
                                                            -------        -------        -------

Net interest income after provision for loan losses      11,279,346     12,963,610     13,916,750
                                                         ----------     ----------     ----------

Noninterest income:
 Service charges                                            759,589        733,122        729,688
 Gain on sale of loans and
   mortgage-backed securities, net (note 4)                       -        161,365        427,276
 Write down deferred servicing premiums (note 4)            (3,610)       (31,134)      (177,954)
 (Loss) gain from real estate acquired in
   settlement of loans (note 6)                           (134,278)      (136,541)          2,275
 Gain on sale of investments held for sale                  116,727        368,058         77,599
 (Loss) gain on sale of premises (note 12)                 (50,866)              -        116,519
 Other                                                      261,921        191,271        160,088
                                                            -------        -------        -------

                                                            949,483      1,286,141      1,335,491
                                                            -------      ---------      ---------
Noninterest expense:
 Compensation and benefits                                4,297,106      4,277,628      3,947,960
 Occupancy                                                1,229,611      1,186,926      1,094,703
Depreciation                                                442,673        454,279        376,187
 Data processing                                            591,112        545,813        514,884
 Advertising and supplies                                   310,833        413,780        398,389
 Federal deposit insurance premiums                         619,575        583,420        570,732
Other                                                     1,679,261      1,662,635      1,753,478
                                                          ---------      ---------      ---------

                                                          9,170,171      9,124,481      8,656,333
                                                          ---------      ---------      ---------

Income before income taxes and cumulative effect
   of change in accounting principle                      3,058,658      5,125,270      6,595,908
Income taxes (note 10)                                    1,126,808      2,067,251      2,858,900
                                                          ---------      ---------      ---------

 Income before cumulative effect of change in
   accounting principle                                $  1,931,850   $  3,058,019   $  3,737,008
                                                       ------------   ------------   ------------

Cumulative effect of change in accounting
   principle for income taxes (note 1)                            -        220,000              -
                                                               ----        -------           ----

 Net income                                            $  1,931,850   $  3,278,019   $  3,737,008
                                                       ------------   ------------   ------------

Earnings per share (note 11)
 Primary earnings per share before cumulative
   effect of accounting change                                $0.67          $1.05          $1.29
 Cumulative effect of accounting change                           -            .08              -
                                                               ----           ----           ----

 Net Income                                                   $0.67          $1.13          $1.29
                                                              =====          =====          =====

Full diluted                                                  $0.67          $1.12          $1.29
                                                              =====          =====          =====

         See accompanying notes to consolidated financial statements.

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                           RETAINED                    UNREALIZED
                                                                         EARNINGS -                       LOSS ON
                                                                      SUBSTANTIALLY         DEBT       SECURITIES        TOTAL
                                                COMMON    ADDITIONAL     RESTRICTED     INCURRED        AVAILABLE        STOCK
                                                 STOCK       PAID*IN      (NOTES 10      BY ESOP         FOR SALE      HOLDERS
                                                AMOUNT       CAPITAL     13 AND 16)    (NOTE 14)   (NOTE 2 AND 3)       EQUITY
                                                ------       -------     ----------  -----------   --------------       ------
Balances, June 30, 1992                      $ 188,703   $13,875,911    $14,349,768  $ (337,500)        $ (1,322)  $28,075,560
Issuance of nonincentive stock options
  issued at below market value                       -        18,800              -            -                -       18,800
15% stock dividend paid July 31, 1992
10% stock dividend paid Jan. 29, 1993           18,866     3,282,857    (3,301,655)
Cash dividends declared and paid
  ($ .22 per share)                                  -             -      (430,135)            -                -    (430,135)
Cash dividend declared ($ .10 per share)             -             -      (207,500)            -                -    (207,500)
Cash dividend paid in lieu of fractional
  shares relating to stock dividend               (68)            68       (11,970)            -                -     (11,970)
Reduction of debt incurred by ESOP                   -             -              -       50,000                -       50,000
Recovery of unrealized loss on
 marketable equity securities                        -             -              -            -            1,322        1,322
Net income                                           -             -      3,737,008            -                -    3,737,008
                                                   ---           ---      ---------          ---              ---    ---------

Balances, June 30, 1993                        207,501    17,177,568     14,135,516    (287,500)                0   31,233,085
                                               -------    ----------     ----------  -----------             ----   ----------

10% stock dividend paid June 24, 1994           20,771     3,614,172    (3,634,943)
Cash dividends declared and paid
 ($ .30 per share)                                   -             -      (622,788)            -                -    (622,788)
Cash dividend declared ($ .11 per share)             -             -      (251,263)            -                -    (251,263)
Cash dividend paid in lieu of fractional
 shares relating to stock dividend                (55)            55        (9,737)            -                -      (9,737)
Reduction of debt incurred by ESOP                   -             -              -       50,000                -       50,000
Issuance of common stock (Employee
 stock options exercised)                          210        10,878              -            -                -       11,088

Unrealized loss on securities
 available for sale                                  -             -              -            -          (4,475)      (4,475)
Net income                                           -             -      3,278,019            -                -    3,278,019
                                                   ===           ===      =========          ===              ===    =========

Balances, June 30, 1994                        228,427    20,802,673     12,894,804    (237,500)          (4,475)   33,683,929
                                               =======    ==========     ==========  ===========         ========   ==========

20% stock split/dividend declared
 Sept 30, 1994                                  45,694             -       (45,694)
Cash dividends paid ($ .11 per share)                -             -      (854,403)            -                -    (854,403)
Cash dividends declared ($ .11 per share)            -             -      (302,557)            -                -    (302,557)
Cash dividend paid in lieu of fractional
 shares relating to stock dividend                   -             -        (5,372)            -                -      (5,372)
Reduction of debt incurred by ESOP                   -             -              -       50,000                -       50,000
Issuance of common stock (Employee
 stock options exercised)                          960        46,651              -            -                -       47,611
Recovery of unrealized loss on
 marketable equity securities                        -             -              -            -           27,243       27,243
Net income                                           -             -      1,931,850            -                -    1,931,850
                                                   ===           ===      =========          ===              ===    =========

Balances, June 30, 1995                      $ 275,081   $20,849,324    $13,618,628  $ (187,500)         $ 22,768  $34,578,301
                                             =========   ===========    ===========  ===========         ========  ===========

         See accompanying notes to consolidated financial statements.

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

Cash flows from operating activities:                                                          1995            1994            1993
                                                                                               ----            ----            ----
 Net income                                                                             $ 1,931,850     $ 3,278,019     $ 3,737,008
 Adjustments to reconcile net income to net cash (used in) provided by operating activities
   Depreciation and amortization                                                            442,673         454,279         376,187
   Amortization of:
    Deferred premiums                                                                         3,895          31,007         106,690
    Deferred loan fees                                                                  (1,164,378)     (1,467,636)     (1,548,369)
    Deferred gain on sale/leaseback of buildings                                           (34,012)        (34,012)        (34,012)
    Other                                                                                   (1,382)          49,702          65,264
   Provision for loan losses                                                                412,000         725,000         722,433
   Gain on sale of loans and mortgage-backed securities                                           -       (161,365)       (427,276)
   Loss (gain) from real estate activities                                                  134,278         136,541         (2,275)
   Loss (gain) from sale of property, plant and equipment                                    50,893               -       (116,519)
   Gain on sale of investment securities held for sale                                    (116,727)       (368,058)        (77,599)
   Decrease in income taxes payable and deferred                                          (128,349)        (64,749)       (104,217)
   (Increase) decrease in accrued interest receivable                                     (380,630)        (44,322)         315,022
   Increase (decrease) in other liabilities and accrued expenses                             33,045         645,928       (632,108)
   (Increase) decrease in prepaid and other assets                                        (634,051)        (75,535)         306,197
   Write down deferred servicing premiums                                                     3,610          31,134         177,954
   Long-term loans originated and purchased as held for sale                              (649,123)    (15,623,968)    (34,984,822)
   Proceeds from sales of loans held for sale                                               649,123      25,007,576      34,614,391
   Investment securities purchased as held for sale                                     (1,205,760)       (600,000)     (1,076,451)
   Proceeds from sales of investment securities held for sale                             1,119,039         912,119       4,918,867
   Mortgage-backed securities purchased as held for sale                                (3,030,639)     (3,537,245)               -
   FHLB stock dividend                                                                    (170,400)        (79,900)        (27,300)
   Cumulative effect of adopting a change in accounting principle                                 -       (220,000)               -
   Other                                                                                          -           (672)         (7,010)
                                                                                                  -           -----         -------
Net cash (used in) provided by operating activities                                     (2,735,045)       8,993,843       6,302,055
                                                                                        -----------       ---------       ---------


Cash flows from investing activities:
 Principal payments on loans                                                             81,883,032     107,430,728     103,120,838
 Long-term loans originated to be held to maturity                                    (100,915,876)   (150,978,107)   (125,708,896)
 Long-term loans purchased to be held to maturity                                         (421,559)    (14,026,568)     (5,692,396)
 Net decrease in short-term loans                                                           111,948         164,697          59,137
 Maturities of investment securities held to maturity                                     2,073,000       2,570,000       2,453,111
 Purchases of investment securities held to maturity                                    (4,749,169)     (7,188,284)     (1,792,651)
 Purchases of property, equipment and leasehold improvements                              (145,476)       (586,409)     (1,354,041)
 Purchases of mortgage-backed securities held to maturity                                         -     (1,007,188)              -
 Principal payments on mortgage-backed securities                                           977,654       3,445,595       3,182,981
 Purchase of FHLB stock                                                                 (1,705,600)       (219,800)       (160,400)
 Proceeds from sale of FHLB stock                                                           900,000               -               -
 Proceeds from sale of fixed assets                                                         279,835           3,309         603,275
 Proceeds from sale of real estate received in settlement of loans                          934,477         627,028         523,209
                                                                                            -------         -------         -------
Net cash used in investing activities                                                  (20,777,734)    (59,764,999)    (24,765,833)
                                                                                       ------------    ------------    ------------


Cash flows from financing activities:
 Dividends paid on common stock                                                         (1,111,171)       (840,026)       (544,998)
 Net increase (decrease) in savings accounts                                              7,009,019      21,824,750       (262,303)
 Net increase in short-term borrowings                                                   18,555,276      28,541,217      14,129,905
 Common stock issued as a result of stock options exercised                                  47,613               -               -
                                                                                             ------               -               -
Net cash from financing activities                                                       24,500,737      49,525,941      13,322,604
                                                                                         ----------      ----------      ----------

Increase (decrease) in cash and cash equivalents                                            987,958     (1,245,215)     (5,141,174)
Cash and cash equivalents at beginning of year                                            7,254,910       8,500,125      13,641,299
                                                                                          ---------       ---------      ----------
Cash and cash equivalents at end of year                                                $ 8,242,868     $ 7,254,910     $ 8,500,125
                                                                                        ===========     ===========     ===========

Supplemental disclosures of cash flow information:
 Noncash investing and financing activities:
  Real estate acquired in settlement of loans                                           $   979,666     $ 2,248,895     $   951,490
  Additions to loans resulting from sale of real estate owned                           $    63,900     $   242,250     $
  Transfers from mortgage-backed securities held to maturity to
   mortgage-backed securities available for sale                                        $         -     $ 2,080,087     $

Cash paid during the year for:
 Income taxes                                                     $ 1,214,000        $ 1,912,000       $ 2,393,000
 Interest on deposits                                            $ 10,416,227        $ 8,212,853       $ 9,083,614

         See accompanying notes to consolidated financial statements.
                NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following items set forth the significant accounting policies not disclosed elsewhere in the notes to the consolidated financial statements, which Northbay Financial Corporation and Subsidiary (the "Company") follow in preparing and presenting its consolidated financial statements.

    (A) BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Northbay Savings Bank, F.S.B. (the "Bank"). All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

    (B) INVESTMENT SECURITIES, MORTGAGE-BACKED SECURITIES AND INVESTMENTS IN LIQUID ASSETS

    In accordance with the Office of Thrift Supervision (OTS) regulations, the Company maintains an amount at least equal to a specified percentage of average daily withdrawable savings accounts plus short-term borrowing in U.S. Government and other approved securities that are readily convertible to cash.

    In May 1993, Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, institutions are required to classify investments in debt securities and equity securities as "held to maturity," "trading," or "available-for-sale." SFAS 115 modifies the current accounting treatment for debt and equity securities by replacing the "held-for-sale" categorization (with lower-of-cost or market accounting treatment) with an "available-for-sale" categorization (with fair value accounting treatment). Further, it imposes strict criteria over securities accounted for as "held-to-maturity." The Bank elected to adopt SFAS 115 on June 30, 1994. Upon the adoption of SFAS 115, debt securities that may not be held until maturity and marketable equity securities are considered available-for-sale and as such are classified as securities carried at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as loss on investment securities. The market value of securities were determined by quotes from primary securities dealers, whenever available, or by other estimates.

    Prior to June 30, 1994, securities were classified as held-for-sale or held-for-investment, based upon management's intent and ability at the time of purchase. Assets held for investment purposes, other than marketable equity securities were accounted for at cost, net of any unamortized premiums or discounts. Marketable equity securities were carried at the lower of cost or market. Securities that did not meet the reporting criteria for investment were designated as held-for-sale and are accounted for at the lower of cost or market.

    Interest and dividends on investment securities includes interest earned on investment securities, related amortization of premiums and discounts, and dividends earned on stock of the Federal Home Loan Bank of San Francisco and stock of the Federal Home Loan Mortgage Corporation. Gains or losses on sales of securities are recognized at the time of sale using the specific identification method.

    (C) INTEREST ON LOANS

    Interest on loans is credited to income when earned. Interest is reserved on loans that are 90 days or more delinquent, or considered to be uncollectible or are in the process of foreclosure.

    (D) OFFICE PROPERTY, EQUIPMENT AND LEASEHOLD

    Improvements
    Depreciation and amortization of office property, equipment, and leasehold improvements are computed using the straight-line method over the estimated useful lives of the various classes of assets or lease life, whichever is shorter. Maintenance and repairs are charged to expense and improvements are capitalized. Gains and losses on dispositions are credited or charged to operations.

    (E) INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

    The Bank is a member of the Federal Home Loan Bank of San Francisco and, as required, owned 32,914 shares and 23,154 shares at June 30, 1995 and 1994, respectively, of its $100 par value capital stock. The Bank is required to own capital stock in the FHLB of San Francisco in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid single family mortgage loans and similar obligations at the end of each calendar year or 5% of its advances (borrowings) from the FHLB of San Francisco. The Bank was in compliance with this requirement at June 30, 1995.

    (F) INCOME TAXES

    The Bank changed its method of accounting for income taxes in 1994 to the asset and liability method to conform with SFAS 109, "Accounting for Income Taxes." The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting bases and the tax bases of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under SFAS 109, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

    (G) LOAN ORIGINATION FEES

    The Company recognized loan origination fees as an adjustment of the loan's yield over the life of the loan using a method which approximates the interest method, which results in a constant rate or return. Certain direct costs of originating the loan are deferred and recognized over the life of the loan as a reduction of the yield.

    (H) VALUATION OF LOANS AND REAL ESTATE OWNED (REO)

    Provisions for estimated losses on loans and real estate owned are charged to operations when, in the opinion of man-

    (I) IMPACT OF NEW ACCOUNTING STANDARDS

    Accounting for impaired loans. In June 1993, the Financial Accounting Standards Board (FASB) issued SFAS No.114, agement, such losses are expected to be incurred. Management evaluates the carrying value of such assets regularly and the allowances are adjusted accordingly. The Bank currently utilizes a modeling technique that analyzes several factors identified as posing additional credit risk to the Bank's loan portfolio. Such factors include concentration of risk-weighted assets in the portfolio, historical loss experience, concentration of loans to a single borrower, and assets with an adverse internal classification.

Management believes that the allowance for losses on loans and REO are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their examination.

Real estate owned is comprised of properties acquired through settlement of loans. At time of foreclosure, real estate owned is accounted for at the lower of the recorded investment or fair market value. Subsequent to foreclosure, real estate owned is accounted for at the lower of the new cost basis or fair market value less estimated selling costs. Costs relating to maintenance of the properties are expensed as incurred. Valuations are performed periodically by management and losses are established by a charge to operations if the carrying value exceeds its estimated disposition value.

(i) SALES OF LOAN PARTICIPATION AND MORTGAGE-BACKED
SECURITIES

Gains or losses resulting from sales of mortgage-backed securities and loans or interests in loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the assets sold. When the right to service the loans is retained, the gain or loss recognized is based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer plus a normal servicing fee. The related deferred charge (i.e., premium on loans sold) or credit is amortized to operations over the estimated remaining life of the loan using a method that approximates the interest method. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

(j) STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considers cash on hand, cash in banks, interest-earning deposits and Federal funds sold (with original maturities of three months or less) as cash and cash equivalents.

(k) RECLASSIFICATIONS

Certain of the 1994 and 1993 financial statement amount have been reclassified to conform to the 1995 presentations. "Accounting by Creditors for Impairment of a Loan." SFAS 114 required that expected loss of interest income on nonperforming loans be taken into account when calculating loan loss reserves.SFAS 114 required that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. SFAS 114 did not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. SFAS 114 was amended during 1994 by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 118 amends Statement 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. SFAS 118 also amended the disclosure requirements in Statement 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. Both SFAS 114 and 118 are effective for financial statements for fiscal years beginning after December 15, 1994 and the two statements are not expected to have a material effect on the Bank's financial condition or results of operation.

In October of 1994 the FASB issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosures about derivative financial instruments such as futures, option contracts and other financial instruments with similar characteristics. SFAS 119 also amends SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS 107, "Disclosures about Fair Value of Financial Instruments." This statement is effective for fiscal years ending after December 15, 1994 and is not expected to have a material impact on the financial condition or operating results of the Bank.

In May of 1995, the FASB issued Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights." SFAS 122 amends SFAS 65, Accounting for Certain Mortgage Banking Activities," to require that an institution recognize, as separate assets, rights to service mortgage loans for others. An institution that acquires mortgage servicing rights through purchase or origination of mortgage loans and sells those loans with servicing rights retained, should allocate the total cost of the mortgage loans to the mortgage servicing rights and loans based on their relative fair values. SFAS 122 requires the institution to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights with the impairment recognized through a valuation allowance. SFAS 122 is effective for fiscal years beginning after December 15, 1995 and applies prospectively to retained servicing rights, including purchases prior to the adoption of the statement. SFAS 122 is not expected to have a material impact on the financial condition or operating results of the Bank.

(2) INVESTMENT SECURITIES

    The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, on June 30, 1994. SFAS 115 addresses the accounting and reporting for certain investments in debt and marketable equity securities.

    SFAS 115 establishes three classifications of securities, each of which receives different accounting treatment. Held-to-maturity investment securities are reported at cost. Available-for-sale investment securities are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a separate component of stockholders' equity. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. The estimated fair value of investments is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, pre-payment assumptions and other factors. The Company had no trading securities in 1995 or 1994.

    Investment securities at June 30, 1995 are summarized as follows:

                                                                                               GROSS          GROSS      ESTIMATED
                                                                                          UNREALIZED     UNREALIZED         MARKET
                                                                                  COST         GAINS         LOSSES          VALUE
                                                                                  ----       -------         ------          -----
Held-to-maturity securities at cost:

U.S. Government and Federal Agency securities                             $ 12,525,738      $ 85,974    $ (185,183)   $ 12,426,530
                                                                          ------------      --------    -----------   ------------
                                                                          $ 12,525,738      $ 85,974    $ (185,183)   $ 12,426,530
                                                                          ============      ========    ===========   ============

Available-for-sale securities at fair value:

Income funds short-term                                                      $ 156,696           $ -           $ -       $ 156,696
Income funds variable rate government fund                                     983,000             -       (57,553)        925,447
U.S. Government and Federal Agency securities                                1,799,002        12,716        (6,600)      1,805,118
                                                                             ---------        ------        -------      ---------
                                                                           $ 2,938,698      $ 12,716     $ (64,153)    $ 2,887,261
                                                                           ===========      ========     ==========    ===========

Investment securities at June 30. 1994 are summarized as follows:

Held-to-maturity securities at cost:

U.S. Government and Federal Agency securities                              $ 9,518,101       $ 2,300    $ (362,713)    $ 9,157,688
                                                                           -----------       -------    -----------    -----------
                                                                           $ 9,518,101       $ 2,300    $ (362,713)    $ 9,157,688
                                                                           ===========       =======    ===========    ===========

Available-for-sale securities at fair value:

Income funds short-term                                                      $ 149,902           $ -           $ -       $ 149,902
Income funds adjustable rate mortgage fund                                     994,001             -       (10,010)        983,991
Income funds variable rate government fund                                     983,101             -       (24,851)        958,250
FHLMC preferred stock                                                            8,878       128,215             -         137,093
U.S. Government and Federal Agency securities                                  600,000             -        (6,800)        593,200
                                                                               -------          ----        -------        -------
                                                                           $ 2,735,882     $ 128,215     $ (41,661)    $ 2,822,436
                                                                           ===========     =========     ==========    ===========

The following table sets forth the scheduled maturities, carrying values, and
market values for the Bank's investment debt securities at June 30, 1995:                                                 ESTIMATED
                                                                                                                             MARKET
                                                                                                                Cost          Value
                                                                                                                ----          -----
Available-for-sale securities at fair value:
Equity investment security funds (no stated maturity)                                                    $ 1,139,696    $ 1,082,144

U.S. Government and Federal Agency securities:
Due in one year or less
Due over one year to five years                                                                              200,000        200,000
Due over five years to ten years                                                                           1,599,002      1,605,118
                                                                                                           ---------      ---------
                                                                                                         $ 2,938,698    $ 2,887,262
                                                                                                         -----------    -----------
Held-to-maturity securities at cost:

U.S. Government and Federal Agency securities:
Due in one year or less                                                                                          $ -              $
Due over one year to five years                                                                           12,325,738     12,222,530
Due over five years to ten years                                                                             200,000        204,000
                                                                                                             -------        -------
                                                                                                        $ 12,525,738   $ 12,426,530
                                                                                                        ============   ============


(3) MORTGAGE BACKED SECURITIES

    Mortgage-backed securities are categorized as debt securities under the definition of SFAS 115, and are therefore classified into one of the three categories subject to the same accounting treatment as investment securities. (Please refer to Note 2, Investment Securities.)

Mortgage-backed securities at June 30, 1995 are summarized as follows:

                                                                                               GROSS          GROSS      ESTIMATED
                                                                                          UNREALIZED     UNREALIZED         MARKET
                                                                                  COST         GAINS         LOSSES          VALUE
                                                                                  ----       -------         ------          -----

Held-to-maturity securities at cost:
FHLMC                                                                      $ 1,451,687       $ 5,465     $ (25,816)    $ 1,431,336
FHLMC REMIC                                                                    220,686             -        (4,932)        215,754
                                                                               -------          ----        -------        -------
                                                                           $ 1,672,373       $ 5,465     $ (30,748)    $ 1,647,090
                                                                           -----------       -------     ----------    -----------

Available-for-sale securities at fair value:

FHLMC                                                                      $ 4,550,835      $ 64,701     $        -    $ 4,615,536
FHLMC REMIC                                                                    710,458         1,833              -        712,291
FNMA                                                                         1,820,136        24,151        (9,552)      1,834,735
FNMA REMIC                                                                   1,269,574         9,097     $        -      1,278,671
                                                                             ---------         -----     ----------      ---------
                                                                           $ 8,351,003      $ 99,782     $  (9,552)    $ 8,441,233
                                                                           -----------      --------      ---------    -----------

Mortgage-backed securities at June 30, 1994 are summarized as follows:

Held-to-maturity securities at cost:
 FHLMC                                                                     $ 1,547,422      $      -     $ (52,565)    $ 1,494,857
 FHLMC REMIC                                                                   230,928             -        (5,887)        225,041
                                                                               -------      --------        -------    -----------
                                                                           $ 1,778,350      $      0     $ (58,452)    $ 1,719,898
                                                                           -----------      --------     ----------    -----------

Available-for-sale securities at fair value:

FHLMC                                                                      $ 4,671,101      $  7,752    $ (105,092)    $ 4,573,761
FNMA                                                                         1,584,890        25,835       (19,524)      1,591,201
                                                                             ---------        ------       --------      ---------
                                                                           $ 6,255,991      $ 33,587    $ (124,616)    $ 6,164,962
                                                                           ===========      ========    ===========    ===========

The following table sets forth the scheduled maturities, cost, and market values for the Bank's mortgage-backed securities at June 30, 1995:
                                                                                    ESTIMATED
                                                                                       MARKET
                                                                       COST             VALUE
                                                                       ----             -----
Held-to-maturity securities at cost:

Mortgage-Backed Securities:
 Due in one year or less                                       $          -       $         -
 Due over one year to five years                                  1,672,373         1,647,090
 Due over five years to ten years                                         -                 -
 Due over ten years to twenty years                                       -                 -
 Due over twenty years                                                    -                 -
                                                                          -                 -
                                                                $ 1,672,373       $ 1,647,090
                                                                ===========       ===========

Available-for-sale securities at estimated market value:

Mortgage-Backed Securities:
 Due in one year or less                                        $   157,567       $   160,419
 Due over one year to five years                                    269,409           276,480
 Due over five years to ten years                                 1,567,757         1,570,578
 Due over ten years to twenty years                               3,178,745         3,243,166
 Due over twenty years                                            3,177,525         3,190,590
                                                                  ---------         ---------
                                                                $ 8,351,003       $ 8,441,233
                                                                ===========       ===========

(4) LOANS RECEIVABLE
    Loans receivable at June 30, are summarized as follows:

                                                                                 1995            1994
                                                                                 ----            ----
     Loans secured by first deeds of trust:
      Dwellings, not more than four units                               $ 242,414,741   $ 203,746,052
      Dwellings, over four units                                           18,934,985      16,502,692
      Commercial properties                                                41,481,567      44,614,898
      Construction and land loans                                          33,302,857      58,675,351
                                                                           ----------     -----------
                                                                          336,134,150     323,538,993
                                                                          -----------     -----------

     Equity loan                                                            1,741,538       2,516,698
     Loans on savings accounts                                              1,403,484       1,497,915
     Consumer loans                                                        17,188,785      13,286,387
     Commercial - other                                                     1,642,093       1,323,538
                                                                            ---------       ---------

                                                                           21,975,900      18,624,538
                                                                           ----------      ----------

     Less:
      Loans in process nonconstruction loans                                 (84,065)       (277,765)
      Loans in process construction loans                                (10,910,594)    (13,749,546)
      Allowance for losses                                                (2,232,819)     (2,067,408)
      Unearned loan origination fees                                      (1,030,138)     (1,357,553)
                                                                         ------------    ------------
     Total loans                                                         $343,852,434    $324,711,259
                                                                         ------------    ------------

  Less:
    Loans held for sale                                                             -               -
                                                                                    -               -

     Loans receivable, net                                               $343,852,434    $324,711,259
                                                                         ============    ============

     Weighted average interest rate at
      the dates indicated                                                       7.19%           6.53%
                                                                                =====           =====

    Changes in the allowance for losses for the years ended June 30, are summarized as follows:

                                                                                 1995            1994            1993
                                                                                 ----            ----            ----
     Beginning balance                                                    $ 2,067,408     $ 1,808,813     $ 1,150,350
     Provision charged to operations                                          412,000         725,000         722,433
     Charge-offs                                                            (266,048)       (474,909)        (71,781)
     Recoveries                                                                19,459           8,504           7,811
                                                                               ------           -----           -----

     Ending balance                                                       $ 2,232,819     $ 2,067,408     $ 1,808,813
                                                                          ===========     ===========     ===========

     At June 30, 1995 and 1994, nonaccrual loans were $1.35 and $2.80 million, respectively. Approximately $53 thousand and $256 thousand, respectively, of accrued interest on nonaccrual loans had been reserved for as a reduction of interest receivable. The majority of this nonperforming loan portfolio are loans secured by single family residential properties within the Bank's market area.



     The following table represents a breakdown of the Bank's allocation of loan loss reserves for the years ended June 30, 1995, 1994 and 1993, respectively.

Allocation of loan loss reserves at June 30, are summarized as follows:

                                                                       1995                  1994                 1993
                                                                       ----                  ----                 ----
Loans secured by first deeds of trust:
 Dwellings, not more than four units                              $ 840,260             $ 532,970            $ 534,010
 Dwellings, over four units                                         126,440                17,860               13,140
 Commercial properties                                              300,810               184,640              128,810
 Construction and land loans                                        661,640               921,390              619,070
                                                                    -------               -------              -------
                                                                $ 1,929,150           $ 1,656,860          $ 1,295,030

Equity loans                                                          7,150                18,875               58,158
Loans on savings accounts
Consumer loans                                                      104,040                54,293               41,460
Commercial - other                                                  192,479               337,380              414,165
                                                                    -------               -------              -------

                                                                  $ 303,669             $ 410,548            $ 513,783
                                                                  ---------             ---------            ---------

Total loan loss reserves                                        $ 2,232,819           $ 2,067,408          $ 1,808,813
                                                                ===========           ===========          ===========

     The Bank serviced approximately $55 million, $61.1 million and $63.5 million of loans, sold to third parties, at June 30,1995,1994 and 1993, respectively.

     The Bank is party to financial instruments with off-balance-sheet risk. Such instruments are entered into in the normal course of business to meet the financing needs of its customers and/or to facilitate the sale of loans. The Bank uses the same credit policies in entering into off-balance-sheet financial instruments as it does for on-balance-sheet items.

     Loans receivable include mortgage loans due from officers and directors. Activity related to these loans, which bear interest at rates ranging from 3.68% to 5.56%, is summarized as follows:

Total as of June 30, 1993                                   $2,033,000
Additions                                                      135,000
Loan repayments                                               (65,000)
                                                              --------

Total as of June 30, 1994                                   $2,103,000
Additions                                                      200,000
Loan repayments                                               (47,000)
                                                              --------

Total as of June 30, 1995                                   $2,256,000
                                                            ==========

     Following are the components of gains on sale of loans and mortgage-backed securities and an analysis of the deferred premium, resulting from such sales for the years ended June 30:

                                                                                           1995               1994             1993
                                                                                           ----               ----             ----
Deferred servicing premiums                                                                 $ -          $  19,757          $ 7,769
Recognition of deferred loan fees                                                             -            242,119          323,338
Cash gain on sale of loans and mortgage-backed securities                                     -            202,489           96,169
Adjustment in carrying value of loans held for sale to the lower of cost or market            -          (303,000)                -
                                                                                              -          ---------                -
                                                                                            $ 0           $161,365        $ 427,276
                                                                                            ===           ========        =========

Deferred servicing premiums:
 Balance at beginning of period                                                          58,553            105,587          382,462
 Additions                                                                                    -             19,757            7,769
 Amortization and adjustments to reflect market prepayment assumptions                  (7,505)           (66,791)        (284,644)
                                                                                        -------           --------        ---------

Balance at end of period                                                               $ 51,048          $  58,553        $ 105,587
                                                                                       ========          =========        =========

(5) OFFICE PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS Office property, equipment and leasehold improvements at June 30, are summarized as follows:

     ESTIMATED
                                                                                           1995               1994
                                                                                           ----               ----
     USEFUL LIVES
     ------------
     Land                                                                            $   35,587         $  363,073
     Buildings                                                                        1,193,881          1,193,881
       30 years
     Leasehold improvements                                                           1,165,634          1,103,019
      10-25 years
     Office furniture, fixtures and equipment                                         3,480,060          3,401,401
      1-10 years
     Automobiles                                                                         67,025             67,025
                                                                                         ------             ------
       5 years


     Total, at cost                                                                   5,942,187          6,128,399

     Less accumulated depreciation and amortization                                   3,468,261          3,028,657
                                                                                     ----------         ----------

                                                                                    $ 2,473,926        $ 3,099,742
                                                                                    ===========        ===========

(6) REAL ESTATE HELD FOR SALE Real estate held for sale by the Company at June 30, is summarized as follows:

                                                                                           1995               1994
                                                                                           ----               ----
     Real estate acquired in settlement of loans, net of write downs                $ 1,555,759        $ 1,636,909
     Less allowance for estimated losses                                                      -                  -
                                                                                              -                  -

                                                                                    $ 1,555,759        $ 1,636,909
                                                                                    ===========        ===========

    Changes in the allowance for losses on real estate owned for the years ended June 30, are summarized as follows:

                                                                                            1995            1994         1993
                                                                                            ----            ----         ----
     Beginning balance                                                                       $ -             $ -          $ -
     Provision charged to operations                                                      94,000         135,000            -
     Charge-offs                                                                        (94,000)       (135,000)            -
     Recoveries                                                                                -               -            -
                                                                                               -               -            -
                                                                                             $ 0             $ 0          $ 0
                                                                                             ===             ===          ===

(7)  SAVINGS ACCOUNTS
     Comparative details of savings accounts by stated interest rate is as follows:

                                                                                                        1995                1994
                                                                                                        ----                ----
     1.10% to 2.47% NOW accounts                                                                $  35,868,745       $  37,552,882
     1.75% to 2.30% passbook accounts                                                              35,589,258          45,421,817
     0.00% to 3.00% money market deposit accounts                                                  25,685,892          38,949,539
     Commercial checking                                                                            2,485,184           2,330,401
                                                                                                   ----------           ---------
                                                                                                   99,629,079         124,254,639
                                                                                                   ----------         -----------
     Certificate accounts:
      Less than 3.00%                                                                               1,059,223           5,857,370
      3.00% to 3.50%                                                                                3,269,800          40,156,558
      3.51% to 4.00%                                                                               13,648,210          46,400,187
      4.01% to 4.50%                                                                                7,700,581          17,436,855
      4.51% to 5.00%                                                                               10,105,277           6,879,845
     5.01% to 5.50%                                                                                40,028,197          35,270,462
     5.51% to 6.00%                                                                                48,371,297             373,024
      6.01% to 6.50%                                                                               35,416,845             240,889
      6.51% to 7.00%                                                                               24,464,506                   -
      7.01% to 7.50%                                                                                  200,000                   -
      7.51% to 8.00%                                                                                   16,060              30,226
     Greater than 8.01 %                                                                                   --                  --
                                                                                                           --                  --
                                                                                                  184,279,996         152,645,416
                                                                                                  -----------         -----------
                                                                                                $ 283,909,075       $ 276,900,055
                                                                                                =============       =============


     Aggregate Weighted Average Interest Rate (WAIR) at the dates indicated above                       4.40%              3.09 %
                                                                                                        =====              ======

     The savings accounts summarized by type are as follows at June 30:

                                                                                1995                            1994
                                                                                ----                            ----
     AMOUNT                                                                     WAIR        AMOUNT              WAIR
                                                                                ----                            ----
     Passbook accounts                                                  $ 35,589,258         2.91%      $ 45,421,817         2.25%
     NOW and money market deposit accounts                                64,039,821         2.03%        78,832,822         1.77%
     Certificate accounts                                                184,279,996         4.96%       152,645,416         4.03%
                                                                        ------------                    ------------
                                                                        $283,909,075                    $276,900,055
                                                                        ============                    ============

     A summary of certificate accounts by maturity as of June 30, is summarized as follows:

                                                                               1995                 1994
                                                                               ----                 ----
     Maturing within one year                                         $ 160,086,916        $ 122,222,538
     Maturing within two years                                           16,368,489           25,668,513
     Maturing within three years                                          6,765,531            3,811,480
     Maturing within four years                                           1,059,060              942,885
                                                                       ------------         ------------
                                                                      $ 184,279,996        $ 152,645,416
                                                                      =============        =============

     Interest expense on savings accounts for the years ended June 30, is summarized as follows:

                                                                                1995                 1994                1993
                                                                                ----                 ----                ----
     Passbook accounts                                                  $  1,014,330         $  1,232,970        $  1,707,349
     NOW and money market deposit accounts                                 1,306,150            1,664,190           2,260,181
     Certificate accounts                                                  8,035,403            5,286,230           5,093,178
                                                                           ---------            ---------           ---------
                                                                        $ 10,355,883         $  8,183,390        $  9,060,708
                                                                        ============         ============        ============

     Accrued interest on deposits at June 30, 1995 and 1994, was $113 thousand and $49 thousand, respectively.

     Included in deposits above are certain accounts in excess of $100 thousand which totaled approximately $32.2 million and $30.7 million at June 30, 1995 and 1994, respectively.

(8) ADVANCES FROM FEDERAL HOME LOAN BANK

     The advances from Federal Home Loan Bank at June 30, 1995 and 1994 consisted of the following:

                                                                           1995                                1994
                                                                        AVERAGE                             AVERAGE
        MATURITY                                                 INTEREST RATES       PRINCIPAL      INTEREST RATES        PRINCIPAL
        1994                                                                 --             $--              $4.66%      $42,100,000
        1995                                                              6.54%      37,300,000               4.21%        2,000,000
        1996                                                              6.73%      17,385,000               4.39%        1,000,000
        1998                                                              6.10%       1,000,000                   -                -
        1999                                                              6.30%       1,000,000                   -                -
        2000                                                              9.20%         357,500               9.19%          357,500
        2001                                                              8.61%         669,500               8.66%          669,500
        2002                                                              7.99%          93,252               7.32%           93,252
        2003                                                              6.33%          87,500               6.33%           87,500
        2004                                                              7.60%       1,387,000               7.60%      $ 1,387,000
        2009                                                              7.77%         650,000                   -                -
        2014                                                              7.90%         106,421                   -                -
                                                                          -----         -------                   -                -
                                                                                   $ 60,036,173                          $47,694,752
                                                                                   ============                          ===========
      Weighted average interest rate at the dates indicated above                         6.66%                               4.81 %
                                                                                          =====                               ======

The advances are collateralized by the pledge of loans receivable and securities of approximately $126 million as of June 30, 1995 (note 3).

     The Bank recognized $3.97 million, $1 million and $548 thousand of interest expense on FHLB advances for the years ended June 30, 1995, 1994 and 1993, respectively.

(9)  OTHER BORROWINGS

     The Bank recognized $137 thousand and $42 thousand of interest expense on other borrowings for the years ended June 30, 1995 and 1994, respectively.

     Other borrowings at June 30, are summarized as follows:

                                                                                     1995                     1994
                                                                                     ----                     ----
      Short-term banking disbursement overdraft arrangement                    $  741,890              $ 2,138,297
      Debt incurred by ESOP (note 14)                                             187,500                  237,500
      Securities sold under agreement to repurchase'                            7,800,000
      Other2                                                                      602,596                  742,333
                                                                                  -------                  -------
                                                                              $ 9,331,986              $ 3,118,130
                                                                              ===========              ===========

     ' The Bank enters into sales of U.S. Government securities and mortgage-backed securities under agreements to repurchase (reverse repurchase agreements). Reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agree-ments remains in the asset accounts. The carrying amount of securities sold with an agreement to repurchase was $9 million with a market value of $9.2 million and accrued interest of $51 thousand at June 30, 1995.

2 Other consists of retail repurchase agreements which are secured by FHLMC and FNMA mortgage-backed securities held to maturity of approximately $1 million as of June 30, 1995. (note 3)

     The following is a summary of securities sold under agreements to repurchase at June 30, 1995:

                                                                 1995
                                                                 ----
     Balance at June 30                                   $ 7,800,000
     Market Value at June 30, 1995                          7,800,000
     Average balance during year                            1,825,000
     Maximum balance at any month-end                       7,800,000
     Weighted average interest rate at June 30                  6.38%
     Weighted average interest rate during year                 6.39%

     Securities sold under agreements to repurchase had the following maturities at June 30, 1995:

                                                                                          1995
                                                                                       AVERAGE
     MATURITY                                                                   INTEREST RATES            PRINCIPAL
     --------                                                                   --------------            ---------
     0-90 days                                                                           6.17%          $ 1,500,000
     91-180 days                                                                         6.35%            3,800,000
     181-270 days                                                                        6.55%            2,500,000
                                                                                         -----            ---------
                                                                                                        $ 7,800,000
                                                                                                        ===========
     Weighted average interest rate at the dated indicated above                                              6.38%
                                                                                                              =====

(10) TAXES ON INCOME

   The provision (benefit) for income taxes in the consolidated statements of operations for the years ended June 30, is comprised of the following components:

                                                                         1995               1994                 1993
                                                                         ----               ----                 ----
      Current:
       Federal income tax                                           $  975,305         $1,414,532          $ 2,005,000
       California franchise tax                                        436,374            521,673              770,100
                                                                       -------            -------              -------
                                                                     1,411,679          1,936,205            2,775,100
                                                                     ---------          ---------            ---------
      Deferred:
       Federal income tax                                            (202,007)             80,530              120,800
       California franchise tax                                       (82,864)             50,516             (37,000)
                                                                      --------             ------              -------
                                                                     (284,871)            131,046               83,800
                                                                      --------            -------               ------
      Total:
       Federal income tax                                              773,298          1,495,062            2,125,800
       California franchise tax                                        353,510            572,189              733,100
                                                                       -------            -------              -------
                                                                   $ 1,126,808        $ 2,067,251          $ 2,858,900
                                                                   ===========        ===========          ===========

     Under the Internal Revenue Code, the Company is allowed a Federal bad debt deduction based on the greater of amounts computed on the percentage of taxable income method or the percentage of eligible loans method. The percentage of taxable income method has been used for financial statement purposes for all periods presented. An alternative minimum tax is applicable to corporations to the extent that the alternative minimum tax exceeds the corporate tax. For the years ended June 30, 1995, 1994, and 1993, the Company's corporate tax exceeded the alternative minimum tax. Savings and Loan associations that meet certain definitions and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, earnings appropriated to tax bad debt reserves in arriving at Federal taxable income. Approximately $2.4 million of the Company's retained income at June 30, 1995 rep-resents current or future appropriations to tax bad debt reserves of earnings for which no provision for Federal income taxes has been made. If in the future, these amounts are used for any purpose other than to absorb losses from bad debts, Federal income taxes will be imposed at the then-applicable rates.

The differences between the Federal statutory income tax rate and the effective rate of the Company's tax provision are as follows:

                                                                                   YEARS ENDED JUNE 30
                                                                                   -------------------
                                                                               1995               1994            1993
                                                                               ----               ----            ----
Statutory Federal tax rate                                                    34.0%              34.0%           34.0%
California franchise tax, net of Federal income tax benefit                    7.6%               7.4%            7.3%
Book provision for loan losses                                                    -                  -            3.7%
Low Income Housing Tax Credits                                               (4.2%)             (1.6%)            (1.2
Other                                                                        (0.6%)                .5%           (.5%)
                                                                             ------                ---           -----

                                                                              36.8%              40.3%           43.3%
                                                                              =====              =====           =====

UNDER SFAS 109:
     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that gave rise to significant portions of the deferred tax liability at June 30, 1995 and June 30, 1994 relate to the following:

                                                                                       1995                   1994
                                                                                       ----                   ----
Deferred tax assets:
 Book allowance for loan losses in excess of tax                                  $ 433,635             $  338,730
 Gain on sale of building                                                           231,868                247,107
 Deferred compensation                                                               93,594                 73,855
 California Franchise tax                                                           112,335                177,367
 Other                                                                                5,032                 10,065
                                                                                      -----                 ------

 Deferred tax assets                                                                876,464                847,124
 Less valuation allowance                                                                --                     --
                                                                                         --                     --

 Net deferred tax assets                                                            876,464                847,124

Deferred tax liabilities:
 Loan fees deferred for tax purposes                                            $ 1,032,181            $ 1,383,958
 FHLB dividends                                                                     251,350                180,877
 Tax depreciation in excess of book                                                 166,362                164,294
 Other                                                                               79,764                 56,059
                                                                                     ------                 ------

 Net deferred tax liabilities                                                     1,529,657              1,785,188
                                                                                  ---------              ---------

Net deferred tax liability                                                        $ 653,193              $ 938,064
                                                                                  =========              =========

(11) EARNINGS PER SHARE

     Primary and fully diluted earnings per share are calculated by dividing earnings by the weighted average number of common shares and common stock equivalents outstanding for the year. Stock options are regarded as common stock equivalents and are therefore con-sidered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method. Shares outstanding and the common stock equivalents of stock options have been adjusted in all periods to reflect all stock dividends. Following are average shares outstanding at June 30, for computation of earnings per share:

                                                                                     1995                1994                1993
                                                                                     ----                ----                ----
     Primary:

     Weighted average number of shares outstanding                              2,742,820           2,739,833           2,738,598
     Common stock equivalents of stock options                                    160,291             171,230             170,299
                                                                                  -------             -------             -------

     Total weighted average common stock and stock equivalents                  2,903,111           2,911,063           2,908,897
                                                                                =========           =========           =========

     Fully diluted:

     Weighted average number of shares outstanding                              2,742,820           2,739,833           2,738,598
     Common stock equivalents of stock options                                    160,291             181,557             170,299
                                                                                  -------             -------             -------

     Total weighted average common stock and stock equivalents                  2,903,111           2,921,390           2,908,897
                                                                                =========           =========           =========

(12) RELATED PARTY TRANSACTIONS

     In December 1985, the Company sold its Headquarters building and two other branches to certain members of the Company's Board of Directors and entered into agreements to lease the buildings. Sales proceeds amounted to $3,050,271. The combined book value of the buildings at the time of sale was $2,166,504, resulting in a gain on sale of $883,767. The balance of the remaining deferred gain was $560,651 and $594,663 at June 30, 1995 and June 30, 1994, respectively. As required under generally accepted accounting principles, the gain has been deferred for financial statement purposes and is being amortized over the terms of the leases. The Company has long-term lease commitments related to these buildings (note 14). The Company utilizes brokerage services of a member of the Board of Directors to purchase its insurance coverage. The net amount of commission is insignificant to the Company.

     In December 1992, the Company sold its administrative office building located at 101 4th Street, Petaluma, California, to a member of the Board of Directors. The sales price was at fair market value and the financing was provided by a third party financial institution. Sales proceeds were $600,000. The book value of the building at the time of sale was $483,482 resulting in a gain of $116,519.

(13) RETAINED EARNINGS AND REGULATORY MATTERS

     The Bank is subject to the regulations of the Office of Thrift Supervision
     (OTS) and the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation (FDIC). Under the current laws, the Bank is subject to minimum capital requirements. The OTS requirements include a leverage ratio of core capital to adjusted total assets of 3%, a tangible capital standard expressed as 1.5% of total adjusted assets and a risk-based capital standard of 8% of risk-weighted assets. The risk-based capital standard requires the Bank to classify its assets into one of four levels of perceived risk. Based upon the perceived risk of those assets, the Bank is required to maintain capital on ranges of 0 to 100% of those assets at a rate of 8%.

     The OTS published a revision to its capital regulations requiring savings institutions to maintain additional capital based on the amount of their exposure to losses from changes in market interest rates (the "interest rate risk component"). The amount of such capital will equal 50% of the estimated decline in the market value of the institution's portfolio equity after an immediate 200 basis point increase or decrease (whichever yields the larger decline) in market interest rates. The market value of portfolio equity is equal the net present value of the cash flows from an institution's assets, liabilities and off-balance sheet items. Under the regulation, the Interest Rate Risk (IRR) component is computed quarterly by the OTS based upon data provided by the Bank in its quarterly Thrift Financial Report. The capital requirement for IRR will have an effective lag of two calendar quarters. The first quarter to be measured has once again been postponed indefinitely until questions regarding a review procedure for institutions challenging the results of the OTS model have been resolved. Based upon the Bank's current capital levels, current interest rate risk exposure and upon analysis of a similar cash flow methodology, management does not expect the Bank's interest rate risk component to have a material effect on the Bank's regulatory capital requirements.

(14) EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory Profit Sharing Plan (the "Plan") covering substantially all employees. The Plan is administered by the Company through a committee of trustees, for the benefit of eligible employees. The aggregate amount of the contribution to the Plan to be allocated to employees is determined annually by the Board of Directors and is based upon current profits of the Company. Profit Sharing Plan expense recorded by the Company for the years ended June 30,1995,1994, and 1993 amounted to $25,476, $25,121, and $20,361, respectively. The Incentive Compensation Plan for officers provides for incentive compensation based on attainment of a targeted level of performance by the Company. The target bonuses are calculated by applying various percentages to eligible employees' salaries as of July 1 of the current fiscal year. Incentive compensation bonuses for the years ended June 30, 1995, 1994, and 1993 amounted to $0, $60,136, and $116,620, respectively.

     The Company established an Employee Stock Ownership Plan (ESOP) for the benefit of participating employees. The ESOP borrowed $500,000 from a third party lender to purchase 104,362 shares of the Company's common stock. The loan is secured by the common stock purchased and will be repaid by the ESOP with funds from the Company's contributions and earnings on ESOP assets. Accordingly, the unpaid balance of the loan has been reflected in other borrowing in the Company's consolidated balance sheet, and an equal amount has been recorded as a deduction from stockholders' equity. The Company's contributions to the ESOP are charged to expense. Such contributions amounted to $68,930, $66,077 and $70,540 for the years ended June 30, 1995, 1994 and 1993, respectively.

     In June 1986, the Company established a deferred compensation program for its Chief Executive Officer. The program provides for payments to be made to the Chief Executive Officer for ten years beginning in the first year of his retirement. The payments will be made in exchange for consulting services. The program has been funded through the purchase of a key-man universal life insurance policy pertaining to the Chief Executive Officer, which names the Company as beneficiary and currently provides coverage of approximately $1.1 million. Other assets as of June 30, 1995 includes $718,241 representing the net cash surrender value of the insurance policy. The estimated present value amount of anticipated future payments to the Chief Executive Officer is included in other liabilities and accrued expenses.

     In connection with the Conversion (note 16), the Company adopted the 1988 Stock Option and Incentive Plan (the "Option Plan") which provides for the issuance of options to directors, officers and key employees of the Company and its subsidiary. Additionally, the Option Plan provides for the granting of Stock Appreciation Rights and Restricted Stock. The Option Plan Committee of the Board of Directors selects the options and determines the number of shares to be granted. A total of 273,638 shares of common stock (adjusted for a three-for-two stock split, 15%, two 10%, and 20% stock dividends) had been reserved for issuance under the Option Plan. The option price may not be less than 100% of the fair market value of the shares on the date of the grant and options generally shall not be exercisable after the expiration of ten years from the date granted. In the case of an employee who owns more than 10% of the outstanding Common Stock at the date of the grant, the option price may not be less than 110% of the fair market value of the shares on the date of the grant and the option shall not be exercisable after the expiration of five years from the date it is granted. Options may be exercised by payment in cash, shares of Common Stock, or a combination of both. As of June 30, 1995 employees have exercised options to purchase 13,220 shares of common stock.

                                                Number of Shares
                                                ----------------

     Outstanding options as of June 30, 1992             216,096
      Granted (price $11.55)                              25,588
      Exercised                                               --
                                                              --

     Outstanding options as of June 30, 1993             241,684
      Granted (price $12.41)                               7,892
      Exercised                                          (2,777)
                                                         -------

     Outstanding options as of June 30, 1994             246,799
      Granted                                                 --
      Exercised                                          (9,616)
                                                         -------

     Outstanding options as of June 30, 1995             237,183
                                                         =======

     Shares available for future grants                   20,237
                                                          ======

     As of June 30,1995 there are 205,309 options outstanding at $3.99 per share, 24,700 outstanding at $ 11.55 per share and 7,174 options at $12.41 per share. Options and shares have been adjusted in all periods to reflect the three-for-two stock split effective November 18, 1991, a 15% stock dividend effective July 31, 1992, a 10% stock dividend effective January 29, 1993, a 10% stock dividend effective June 24, 1994 and a 20% stock dividend on October 28, 1994.

(15) COMMITMENTS AND CONTINGENCIES

     As of June 30, 1995 the Bank had commitments to originate loans totaling approximately $29.9 million. Of this total, approximately $10.1 million pertained to one year fixed rate construction and land loans; $16.5 million adjustable rate construction and land loans; $2.1 million to longer-term fixed rate mortgage loans; the remaining $1.2 million pertained to long-term variable rate loans. Interest rates pertaining to fixed rate loan origination commitments at June 30,1995 ranged from 6.65% to 9.0%. As of June 30, 1995, the Bank had commitments to purchase construction loans totaling approximately $779 thousand.

     At June 30,1995, the minimum rental commitments under operating leases with initial or remaining terms of more than one year were as follows:

     Years ending June 30:

     5,878,783

     Rental expense for operating leases totaled approximately $761,889, $724,114 and $620,025, for the years ended June 30, 1995, 1994 and 1993, respectively.

(16) CONVERSION AND SALE OF COMMON STOCK

     Northbay Financial Corporation (the "Corporation") was incorporated under the laws of the State of Delaware on October 5,1988 for the purpose of becoming a savings and loan holding company. On April 10, 1989, the Corporation acquired all of the outstanding stock of Northbay Savings and Loan Association (the "Association") issued in connection with its conversion from a California chartered mutual to a California chartered stock institution. At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's retained earnings of $8,680,644. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposits in the Bank after the conversion. In the unlikely event of a liquidation of the Bank (and only in such an event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposits reflected in such account, before any liquidation distribution may be made with respect to the stockholders. Except for the payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings. The Bank is able to pay dividends of up to 100% of cumulative net income, less dividends paid for the previous eight quarters if the Bank meets its "fully phased-in capital requirement." If the Bank does not meet its fully phased-in capital requirements, its dividends to the Company would be limited to 50% of net income, less dividends paid for the previous eight quarters. Under the regulations of the OTS, the Bank will not be permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the applicable regulatory capital requirement or the amount required for the liquidation account.

(17) PARENT COMPANY FINANCIAL INFORMATION

     The Company and its subsidiary file a consolidated Federal income tax return in which the taxable income or loss of the Company is combined with that of its subsidiary. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in net income of its subsidiary is excluded from the computation of the provision for income taxes for financial statement purposes.

                    STATEMENTS OF FINANCIAL CONDITION AS OF
                            JUNE 30, 1995 AND 1994

                                                                        1995                          1994
                                                                        ----                          ----

     Assets:
      Receivable from subsidiary, net                              $ 889,979                   $ 1,046,673
      Investment in subsidiary                                    33,688,322                    32,637,256
                                                                  ----------                    ----------

                                                                $ 34,578,301                  $ 33,683,929
                                                                ============                  ============

     Liabilities and stockholders' equity:
      Stockholders' equity                                      $ 34,578,301                  $ 33,683,929
                                                                ============                  ============

                           STATEMENTS OF OPERATIONS
                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993


                                                    1995                 1994                 1993
                                                    ----                 ----                 ----
     Income:
      Net income of subsidiary               $ 2,126,211          $ 3,413,619          $ 3,737,008
      Operating expense                          194,361              135,600                   --
                                                 -------              -------                   --

     Net income                              $ 1,931,850          $ 3,278,019          $ 3,737,008
                                             ===========          ===========          ===========

                           STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                                                          1995              1994              1993
                                                                                          ----              ----              ----
     Cash flows from operations:
      Net income                                                                   $ 1,931,850       $ 3,278,019       $ 3,737,008
     Adjustments to reconcile net income to net cash provided by operations:
      Net income of subsidiary                                                     (2,088,544)       (3,087,670)       (2,976,612)
      Change in receivable from subsidiary                                             156,694         (190,349)         (760,396)
                                                                                       -------         ---------         ---------

      Net cash used by operations                                                            -                 -                 -

     Cash flows from investing activities:
      Investing in subsidiary                                                                -                 -                 -

     Cash flows from financing activities:
      Dividend received from subsidiary                                              1,111,171           840,024           544,998
      Cash dividend paid                                                           (1,111,171)         (840,024)         (544,998)

     Net increase in cash                                                                    -                 -                 -

   Cash at beginning of year                                                                 -                 -                 -
                                                                                            --                --                --

     Cash at end of year                                                                  $  0              $  0              $  0
                                                                                          ====              ====              ====

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures About Fair Value of Financial Instruments," requires disclosure of estimated fair values for financial instruments. Such estimates are subjective in nature and significant judge-ment is needed regarding the risk characteristics of various financial instruments at a discrete point in time. Therefore, such estimates could vary significantly if assumptions regarding uncertain factors were to change. Major assumptions, methods, and fair value estimates for the company's financial instruments are set forth below.

   (A) CASH AND SHORT-TERM INVESTMENTS

     The carrying amount is a reasonable estimate of fair value.

   (B) INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     The fair value of mutual funds, U.S. Government and Federal Agency securities, and investment in preferred stock of the Federal Home Loan Mortgage Corporation, have been estimated based upon quotes from primary securities dealers. The fair value of certificates of deposit invested with other financial institutions is estimated by discounting future cash flows at current market rates for similar instruments with similar remaining maturities.

   (C) LOANS RECEIVABLE

     Fair values for loans are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family mortgage, multi-family mortgage, commercial, and consumer. Each loan category is further segmented into fixed and adjustable rate categories. The fair values for the segmented loan portfolio is calculated by discounting the scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based upon current dealer published projected prepayment speeds on mortgage securities with similar characteristics whenever available. The prepayment speeds utilized on other loans where dealer projected speeds are not applicable are based upon the Company's historical experience modified by current market conditions.

   (D) FEDERAL HOME LOAN BANK STOCK

     The fair value of Federal Home Loan Bank stock is estimated to approximate its face value $3,291,400 and $2,315,400 at June 30, 1995 and June 30,
     1994, respectively. The amount of dividend payments to be received is uncertain and no free market exists for this asset which is required to be held by the Bank in order to have access to service provided by the Federal Home Loan Bank.

(E) OTHER FINANCIAL INSTRUMENT ASSETS

     Other financial assets at June 30, 1995 are comprised of the net cash surrender value of $718,241, representing a key-man universal life insurance policy pertaining to the Chief Executive Officer and accrued interest receivable of $2,403,994, and $51,048 representing the value of the retained servicing spread on loans sold. The carrying amount is a reasonable estimate of fair value for these assets.

     Other financial assets at June 30, 1994 were comprised of the net cash surrender value of $681,767, representing a key-man universal life insurance policy pertaining to the Chief Executive Officer and accrued interest receivable of $2,023,363, and $58,553 representing the value of the retained servicing spread on loans sold. The carrying amount was a reasonable estimate of fair value for these assets.

(F) DEPOSIT LIABILITIES

     Deposits with no stated maturity date are included at the amount payable on demand. The fair value of time deposits (certificates of deposit) is estimated by discounting future cash flows at current yields of similar maturity U.S. treasury notes less estimated cost of approximately 40 basis points representing the incremental cost of servicing those retail liabilities.

(G) FEDERAL HOME LOAN BANK ADVANCES

     The fair value of Federal Home Loan Bank Advances is estimated by discounting the future cash flows of these instruments at a rate which approximates the current offering rate of an FHLB advance with a similar remaining average life as the current weighted average life of the current portfolio at June 30, 1995 and 1994.

(H) OTHER BORROWINGS

     Other borrowings at June 30, 1995 consist of $741,890 in a short-term banking disbursement overdraft arrangement, a ten year adjustable rate loan incurred by the Employee Stock Ownership Plan ($187,500), and $602,596 representing retail repurchase arrangements secured by FHLMC and FNMA mortgage-backed securities. Due to the fact that each of these liabilities reprice immediately to current market rates, the carrying amount is a reasonable estimate of fair value for these liabilities. The final component of other borrowings is $7,800,000 representing securities sold under agreements to repurchase identical securities at a specified future date is estimated by discounting the future cash flows from the instruments at a rate which approximates the current offering rate of similar borrowings with a similar remaining term to maturity.

     Other borrowings at June 30, 1994 consisted of $2,138,297 in a short-term banking disbursement overdraft arrangement, a ten year adjustable rate loan incurred by the Employee Stock Ownership Plan ($237,500), and $742,333 representing retail repurchase arrangements secured by FHLMC and FNMA mortgage-backed securities. Due to the fact that each of those liabilities repriced immediately to current market rates, the carrying amount was a reasonable estimate of fair value for those liabilities.

(I) OTHER FINANCIAL INSTRUMENT LIABILITIES

     Consists of accrued interest payable. The carrying amount is a reasonable estimate of fair value for this liability.

(J) COMMITMENTS TO EXTEND CREDIT

     Commitments to extend credit relate primarily to the purchase or construction of residential mortgage loans. The fair value of such commitments is estimated using current market rates for loans with similar characteristics versus committed rates.

Estimated fair values of financial instruments at June 30, 1995 and 1994, are as follows:

                                                                      1995                                1994
                                                                      ----                                ----

                                                                  CARRYING               FAIR         CARRYING            FAIR
                                                                    AMOUNT              VALUE           AMOUNT           VALUE
                                                                    ------              -----           ------           -----
Financial Assets:                                                              (In Thousands)

Investment securities:

     Cash and short-term investments                               $ 8,241            $ 8,241          $ 7,255         $ 7,255
     Investments and mortgage-backed securities                     26,932             26,846           22,029          21,661

     Loans receivable, net                                         343,852            342,963          324,711         320,689
     Other financial assets                                          3,173              3,173            2,763           2,763

Financial liabilities:

     Demand deposits                                                99,629             99,629          124,254         124,254
     Certificates of deposit                                       184,279            184,410          152,645         151,676
     Federal Home Loan Bank Advances                                60,036             60,420           47,695          47,996

     Other borrowings                                                9,332              9,341            3,118           3,118

Off-balance-sheet financial instruments:

     Commitments to extend credit                                        -               (13)                -           (623)

                             CORPORATE INFORMATION

                                ANNUAL MEETING
     The sixth Annual Meeting of Stockholders of Northbay Financial Corporation will be held at the Petaluma Plaza North Office of Northbay Savings Bank, 311 North McDowell Boulevard, Petaluma, California on Wednesday, October 189 1995 at 2:00 p.m., local time.

                           STOCK MARKET INFORMATION
     Northbay Financial Corporation common stock is listed on the American Stock Exchange (AMEX). Ticker Symbol is NBF.

     The number of record holders of common stock of Northbay Financial Corporation as of the record date, August 23, 1995, was approximately 832 including those shares registered in names of various investment brokers held in account for their customers.

     The common stock initially began trading on April 11, 1989. The following table sets forth the range of closing common stock prices as reported by AMEX, adjusted for a 10% stock dividend on June 24, 1994 and a 20% stock dividend on October 28,1994, for each quarter during the last two fiscal years ended June 30, 1995 and 1994, as follows:


                                                                        1995             1994
                                                         HIGH            LOW             HIGH             LOW
                                                         ----            ---             ----             ---
First Quarter                                              16         14 1/2           12 7/8          11 3/8
Second Quarter                                         16 3/8         13 3/4               13          12 1/4
Third Quarter                                          14 1/2         12 5/8               13              12

Fourth Quarter                                         14 5/8             13           15 7/8          11 1/2

     Cash dividends have been paid as follows: $ .10 per share on July 30, 1993; $ .10 per share on October 29, 1993; $. 10 per share on January 29, 1994; $. 10 per share on April 29, 1994; $ .11 per share on July 20, 1994; $ .11 per share on October 19, 1994; $ .11 per share on January 18, 1995; and $ .11 per share on April 19, 1995. On June 21, 1995, the Board of Directors declared an $ .11 per share cash dividend to shareholders of record as of July 5, 1995, to be paid July 19, 1995.